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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on November 6, 2012

Registration No. 333-180551

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

USA COMPRESSION PARTNERS, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	75-2771546 (I.R.S. Employer Identification Number)

100 Congress Avenue, Suite 450
Austin, Texas 78701
(512) 473-2662
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

J. Gregory Holloway
Vice President, General Counsel and Secretary
100 Congress Avenue, Suite 450
Austin, Texas 78701
(512) 473-2662
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Sean T. Wheeler
Keith Benson
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 6, 2012

PROSPECTUS

USA Compression Partners, LP

Distribution Reinvestment Plan
                   Common Units

          With this prospectus, we are offering participation in our Distribution Reinvestment Plan (the "Plan") to owners of our common and subordinated units. We have appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., as the administrator of the Plan. The Plan provides a simple and convenient means of investing in our common units.

          Plan Highlights:

  •
  You may participate in the Plan if you currently are a unitholder of record of our common or subordinated units or if you own our common units through your broker (by having your broker participate on your behalf).

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  Through the Plan, you may purchase additional common units by reinvesting all or a portion of the cash distributions paid on your common or subordinated units.

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  We have the sole discretion to determine whether common units purchased under the Plan will come from our authorized but unissued common units or from common units purchased on the open market.

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  The purchase price for newly issued common units will be the average high and low trading prices of the common units on the NYSE for the five trading days immediately preceding the investment date. The purchase price for common units purchased on the open market will be the weighted average price of all common units purchased for the Plan for the respective investment date. We will set a discount ranging from 0% to 5% (currently set at            %) for units purchased pursuant to the Plan.

  •
  Plan participants may deposit their certificated units in the Plan for safekeeping and reinvestment of distributions.

          Your participation in the Plan is voluntary, and you may terminate your account at any time.

          You should read carefully this prospectus before deciding to participate in the Plan. You should read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

          Our common units have been approved for listing (subject to official notice of issuance) on the New York Stock Exchange under the symbol "USAC".

          Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors described under "Risk Factors" beginning on page 3 of this prospectus before enrolling in the Plan.

          These risks include the following:

  •
  You will not know the price of the common units you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested. The price of our common units may fluctuate between the time you decide to purchase common units under the Plan and the time of actual purchase. As a result, you may purchase common units at a price higher than the price you anticipated.

  •
  We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay our minimum quarterly distributions to holders of our common units and subordinated units.

  •
  A long-term reduction in the demand for or production of natural gas or crude oil in the locations where we operate could adversely affect the demand for our services or the prices we charge for our services, which could result in a decrease in our revenues and cash available for distribution to our unitholders.

  •
  We have several key customers. The loss of any of these customers would result in a decrease in our revenues and cash available for distribution to our unitholders.

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  Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

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  Our general partner and its affiliates have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our common unitholders.

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

  •
  Our unitholders' share of our income is taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

          We are an "emerging growth company" within the meaning of the federal securities laws and are eligible for reduced reporting requirements.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2012.

USA Compression Partners Central Compressor Station
Fayetteville Shale, Arkansas

USA Compression Fleet as of September 30, 2012

Unit Horsepower	Fleet Horsepower	Percentage of Fleet Horsepower
< 500	141,354	15.9%
>500 < 1,000	114,540	12.9%
>1,000	633,205	71.2%
	889,099	**100.0%**

Marcellus / Utica Shale
Anadarko and Hugoton Basins
Fayetteville & Woodford Shales
Barnett Shale
Haynesville Shale
Eagle Ford Shale
Sales/ Corporate Office
USA Compression Operating Horsepower
Field Facility

i

ii

        You should rely only on the information contained in this prospectus, any free writing prospectus prepared by or on behalf of us or any other information to which we have referred you in connection with this offering. We have not authorized any other person to provide you with information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the common units in any circumstances under which the offer or solicitation is unlawful.

iii

SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common units. You should read the entire prospectus carefully, including the historical financial statements and the notes to those financial statements included in this prospectus. You should read "Risk Factors" for more information about important risks that you should consider carefully before buying our common units. We include a glossary of some of the terms used in this prospectus as Appendix A.

        References in this prospectus to "USA Compression," "we," "our," "us," "the Partnership" or like terms refer to USA Compression Partners, LP and its wholly owned subsidiaries, including USA Compression Partners, LLC ("USAC Operating"). References to "USA Compression Holdings" refer to USA Compression Holdings, LLC, the owner of USA Compression GP, LLC, our general partner. References to "Riverstone" refer to Riverstone/Carlyle Global Energy and Power Fund IV, L.P., and affiliated entities, including Riverstone Holdings LLC.

Overview

        We are a growth-oriented Delaware limited partnership and, based on management's significant experience in the industry, we believe we are one of the largest independent providers of compression services in the U.S. in terms of total compression unit horsepower. We employ a customer-focused business philosophy in partnering with our diverse customer base, which is comprised of producers, processors, gatherers and transporters of natural gas. Natural gas compression, a mechanical process whereby natural gas is compressed to a smaller volume resulting in a higher pressure, is an essential part of the production and transportation of natural gas. As part of our services, we engineer, design, operate, service and repair our compression units and maintain related support inventory and equipment. The compression units in our modern fleet are designed to be easily adaptable to fit our customers' dynamic compression requirements. By focusing on the needs of our customers and by providing them with reliable and flexible compression services, we are able to develop long-term relationships, which lead to more stable cash flows for our unitholders. We have been providing compression services since 1998.

        We focus primarily on large-horsepower infrastructure applications. We utilize a modern fleet, with an average age of our compression units of approximately five years. Our standard new-build compression unit is generally configured for multiple compression stages, allowing us to operate our units across a broad range of operating conditions. This flexibility allows us to enter into longer-term contracts and reduces the redeployment risk of our horsepower in the field. Our modern and standardized fleet, decentralized field-level operating structure and technical proficiency in predictive and preventive maintenance and overhaul operations have enabled us to achieve average service run times consistently above the levels required by our customers.

 Implications of Being an Emerging Growth Company

        We are an "emerging growth company" within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to:

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  provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002,

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  comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer,

  •
  provide certain disclosure regarding executive compensation required of larger public companies, or

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  hold shareholder advisory votes on executive compensation.

        We will remain an emerging growth company for five years unless, prior to that time, we have more than $1.0 billion in annual revenues, have a market value for our common units held by non-affiliates of more than $700 million, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced obligations. We have availed ourselves of the reduced reporting obligations with respect to executive compensation disclosure in this prospectus, and expect to continue to avail ourselves of the reduced reporting obligations available to emerging growth companies in future filings. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than might be provided by other public companies in which you hold equity interests.

        We have also chosen to "opt out" of the extended transition period for complying with new or revised accounting standards available to emerging growth companies, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Under federal securities laws, our decision to opt out of the extended transition period is irrevocable.

RISK FACTORS

        Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in the compression services business. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        If any of the following risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to pay the minimum quarterly distribution to our unitholders, the trading price of our common units could decline and you could lose all or part of your investment.

 Risks Relating to the Plan

        You will not know the price of the common units you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested. The price of our common units may fluctuate between the time you decide to purchase common units under the Plan and the time of actual purchase. As a result, you may purchase common units at a price higher than the price you anticipated.

        If you instruct the administrator to sell common units under the Plan, you will not be able to direct the time or price at which your common units are sold. The price of our common units may decline between the time you decide to sell common units and the time of actual sale.

        If you decide to withdraw from the Plan and you request a certificate for common units credited to you under the Plan from the administrator, the market price of our common units may decline between the time you decide to withdraw and the time you receive the certificate.

Risks Related to Our Business

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay our minimum quarterly distributions to holders of our common units and subordinated units.

        In order to pay our minimum quarterly distribution of $            per unit per quarter, or $            per unit per year, we will require available cash of approximately $             million per quarter, or approximately $             million per year, based on the number of common units, subordinated units and the 2.0% general partner interest to be outstanding immediately after completion of our initial public offering. Under our cash distribution policy, the amount of cash we can distribute to our unitholders principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

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  the level of production of, demand for, and price of natural gas and crude oil, particularly the level of production in the locations where we provide compression services;

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  the fees we charge, and the margins we realize, from our compression services;

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  the cost of achieving organic growth in current and new markets;

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  the level of competition from other companies; and

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  prevailing global and regional economic and regulatory conditions, and their impact on our customers.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

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  the levels of our maintenance capital expenditures and expansion capital expenditures;

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  the level of our operating costs and expenses;

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  our debt service requirements and other liabilities;

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  fluctuations in our working capital needs;

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  restrictions contained in our revolving credit facility;

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  the cost of acquisitions, if any;

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  fluctuations in interest rates;

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  our ability to borrow funds and access capital markets; and

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  the amount of cash reserves established by our general partner.

        For a description of additional restrictions and factors that may affect our ability to make cash distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions."

A long-term reduction in the demand for, or production of, natural gas or crude oil in the locations where we operate could adversely affect the demand for our services or the prices we charge for our services, which could result in a decrease in our revenues and cash available for distribution to our unitholders.

        The demand for our compression services depends upon the continued demand for, and production of, natural gas and crude oil. Demand may be affected by, among other factors, natural gas prices, crude oil prices, weather, availability of alternative energy sources, governmental regulation and general demand for energy. Any prolonged, substantial reduction in the demand for natural gas or crude oil would, in all likelihood, depress the level of production activity and result in a decline in the demand for our compression services, which would reduce our cash available for distribution. Lower natural gas prices or crude oil prices over the long term could result in a decline in the production of natural gas or crude oil, respectively, resulting in reduced demand for our compression services. Additionally, production from unconventional natural gas sources, such as tight sands, shales and coalbeds, constitute an increasing percentage of our compression services business. Such sources can be less economically feasible to produce in low natural gas price environments, in part due to costs related to compression requirements, and a reduction in demand for natural gas or natural gas lift for crude oil may cause such sources of natural gas to be uneconomic to drill and produce, which could in turn negatively impact the demand for our services. In addition, governmental regulation and tax policy may impact the demand for natural gas or impact the economic feasibility of development of new natural gas fields or production of existing fields.

We have several key customers. The loss of any of these customers would result in a decrease in our revenues and cash available for distribution to our unitholders.

        We provide compression services under contracts with several key customers. The loss of one of these key customers may have a greater effect on our financial results than for a company with a more diverse customer base. Our largest customer for the year ended December 31, 2011 and nine months ended September 30, 2012 was Southwestern Energy Company and its subsidiaries, or Southwestern Energy. Southwestern Energy accounted for 15.9% of our revenue for the year ended December 31, 2011 and 14.3% of our revenues for the nine months ended September 30, 2012. Our ten largest customers accounted for 53% and 54% of our revenues for the year ended December 31, 2011 and for the nine months ended September 30, 2012, respectively. The loss of all or even a portion of the compression services we provide to our key customers, as a result of competition or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

The erosion of the financial condition of our customers could adversely affect our business.

        During times when the natural gas or oil markets weaken, our customers are more likely to experience financial difficulties and the lack of availability of debt or equity financing, which could result in a reduction in our customers' spending for our services. For example, our customers could seek to preserve capital by using lower cost providers, not renewing month-to-month contracts or determining not to enter into any new compression service contracts. Reduced demand for our services could adversely affect our business, results of operations, financial condition and cash flows. In addition, in the event of the financial failure of a customer, we could experience a loss of all or a portion of our outstanding accounts receivable associated with that customer.

We face significant competition that may cause us to lose market share and reduce our ability to make distributions to our unitholders.

        The compression business is highly competitive. Some of our competitors have a broader geographic scope, as well as greater financial and other resources than we do. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors and our customers. If our competitors substantially increase the resources they devote to the development and marketing of competitive services or substantially decrease the prices at which they offer their services, we may be unable to compete effectively. Some of these competitors may expand or construct newer, more powerful or more flexible compression fleets that would create additional competition for us. Additionally, there are lower barriers to entry for customers as competitors seeking to purchase individual compression units. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and reduce our ability to make cash distributions to our unitholders.

Our customers may choose to vertically integrate their operations by purchasing and operating their own compression fleet, or expanding the amount of compression units they currently own.

        Our customers that are significant producers, processors, gatherers and transporters of natural gas and crude oil may choose to vertically integrate their operations by purchasing and operating their own compression fleets in lieu of using our compression services. Currently, the availability of attractive financing terms from financial institutions and equipment manufacturers facilitates this possibility by making the purchase of individual compression units increasingly affordable to our customers. Such vertical integration or increases in vertical integration could result in decreased demand for our compression services, which may have a material adverse effect on our business, results of operations, financial condition and reduce our ability to make cash distributions to our unitholders.

A significant portion of our services are provided to customers on a month-to-month basis, and we cannot be sure that our customers will continue to contract for these services that have continued beyond the primary term.

        As of September 30, 2012, approximately 33% of our compression services on a horsepower basis (and 40% on a revenue basis for the nine months ended September 30, 2012) were provided on a month-to-month basis to customers who continue to utilize our services following expiration of the primary term of their contracts with us. These customers can generally terminate their month-to-month compression services contracts on 30-days' written notice. If a significant number of these customers were to terminate their month-to-month services, or attempt to renegotiate their month-to-month contracts at substantially lower rates, it could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We may be unable to grow our cash flows if we are unable to expand our business, which could limit our ability to increase distributions to our unitholders.

        A principal focus of our strategy is to continue to grow the per unit distribution on our units by expanding our business. Our future growth will depend upon a number of factors, some of which we cannot control. These factors include our ability to:

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  develop new business and enter into service contracts with new customers;

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  retain our existing customers and maintain or expand the services we provide them;

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  recruit and train qualified personnel and retain valued employees;

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  expand our geographic presence;

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  effectively manage our costs and expenses, including costs and expenses related to growth;

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  consummate accretive acquisitions;

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  obtain required debt or equity financing for our existing and new operations; and

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  meet customer-specific contract requirements or pre-qualifications.

        If we do not achieve our expected growth, we may not be able to achieve our estimated results and, as a result, we may not be able to pay the aggregate minimum quarterly distribution on our common units and subordinated units and the 2.0% general partner interest, in which event the market price of our common units will likely decline materially.

We may be unable to grow successfully through future acquisitions, and we may not be able to integrate effectively the businesses we may acquire, which may impact our operations and limit our ability to increase distributions to our unitholders.

        From time to time, we may choose to make business acquisitions to pursue market opportunities, increase our existing capabilities and expand into new areas of operations. While we have reviewed acquisition opportunities in the past and will continue to do so in the future, we have not actively pursued any acquisitions, and in the future we may not be able to identify attractive acquisition opportunities or successfully acquire identified targets. In addition, we may not be successful in integrating any future acquisitions into our existing operations, which may result in unforeseen operational difficulties or diminished financial performance or require a disproportionate amount of our management's attention. Even if we are successful in integrating future acquisitions into our existing operations, we may not derive the benefits, such as operational or administrative synergies, that we expected from such acquisitions, which may result in the commitment of our capital resources without the expected returns on such capital. Furthermore, competition for acquisition opportunities may escalate, increasing our cost of making acquisitions or causing us to refrain from making acquisitions. Our inability to make acquisitions, or to integrate successfully future acquisitions into our existing operations, may adversely impact our operations and limit our ability to increase distributions to our unitholders.

Our ability to grow in the future is dependent on our ability to access external expansion capital.

        We will distribute all of our available cash after expenses and prudent operating reserves to our unitholders. We expect that we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and the issuance of debt and equity securities, to fund expansion capital expenditures. However, we may not be able to obtain equity or debt financing on terms favorable to us, or at all. To the extent we are unable to efficiently finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with other expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of borrowings or other debt by us to finance our growth strategy would result in interest expense, which in turn would affect the available cash that we have to distribute to our unitholders.

Our ability to manage and grow our business effectively may be adversely affected if we lose management or operational personnel.

        We depend on the continuing efforts of our executive officers. The departure of any of our executive officers, and in particular, Eric D. Long, President and Chief Executive Officer of our general partner, could have a significant negative effect on our business, operating results, financial condition and on our ability to compete effectively in the marketplace.

        Additionally, our ability to hire, train and retain qualified personnel will continue to be important and will become more challenging as we grow and if energy industry market conditions continue to be positive. When general industry conditions are good, the competition for experienced operational and field technicians increases as other energy and manufacturing companies' needs for the same personnel increases. Our ability to grow or even to continue our current level of service to our current customers will be adversely impacted if we are unable to successfully hire, train and retain these important personnel.

We depend on a limited number of suppliers and are vulnerable to product shortages and price increases, which could have a negative impact on our results of operations.

        The substantial majority of the components for our natural gas compression equipment are supplied by Caterpillar (for engines), Air-X-Changers and Air Cooled Exchangers (for coolers), and Ariel Corporation (for compressor frames and cylinders). Our reliance on these suppliers involves several risks, including price increases and a potential inability to obtain an adequate supply of required components in a timely manner. We also rely primarily on two vendors, A G Equipment Company and Standard Equipment Corp., to package and assemble our compression units. We do not have long-term contracts with these suppliers or packagers, and a partial or complete loss of any of these sources could have a negative impact on our results of operations and could damage our customer relationships. Some of these suppliers manufacture the components we purchase in a single facility, and any damage to that facility could lead to significant delays in delivery of completed units. In addition, since we expect any increase in component prices for compression equipment or packaging costs will be passed on to us, a significant increase in their pricing could have a negative impact on our results of operations.

We are subject to substantial environmental regulation, and changes in these regulations could increase our costs or liabilities.

        We are subject to stringent and complex federal, state and local laws and regulations, including laws and regulations regarding the discharge of materials into the environment, emission controls and other environmental protection and occupational health and safety concerns. Environmental laws and regulations may, in certain circumstances, impose strict liability for environmental contamination, which may render us liable for remediation costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could negatively impact our financial condition or results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties and the issuance of injunctions delaying or prohibiting operations.

        We conduct operations in a wide variety of locations across the continental U.S. These operations require U.S. federal, state or local environmental permits or other authorizations. We may need to apply for or amend facility permits or licenses from time to time with respect to storm water discharges, waste handling, or air emissions relating to equipment operations, which subject us to new or revised permitting conditions that may be onerous or costly to comply with. Additionally, the operation of compression units may require individual air permits or general authorizations to operate under various air regulatory programs established by rule or regulation. These permits and authorizations frequently contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emission limits. Given the wide variety of locations in which we operate, and the numerous environmental permits and other authorizations that are applicable to our operations, we may occasionally identify or be notified of technical violations of certain requirements existing in various permits or other authorizations. We could be subject to penalties for any noncompliance in the future.

        We routinely deal with natural gas, oil and other petroleum products. Hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties used by us to provide compression services or inactive compression unit storage or on or under other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under federal, state and local environmental laws and regulations.

        The modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production, gathering and pipeline companies, including our customers, which in turn could have a negative impact on us.

New regulations, proposed regulations and proposed modifications to existing regulations under the Clean Air Act, or CAA, if implemented, could result in increased compliance costs.

        On August 20, 2010, the U.S. Environmental Protection Agency, or the EPA, published new regulations under the CAA to control emissions of hazardous air pollutants from existing stationary reciprocating internal combustion engines. On May 22, 2012, the EPA proposed amendments to the final rule in response to several petitions for reconsideration. The EPA must finalize the proposed amendments by December 14, 2012. All engines subject to these regulations are required to comply by October 2013. The rule will require us to undertake certain expenditures and activities, including purchasing and installing emissions control equipment on a portion of our engines located at major sources of hazardous air pollutants, following prescribed maintenance practices for engines (which are consistent with our existing practices), and implementing additional emissions testing and monitoring. We do not believe the costs associated with achieving compliance with these standards and proposed amendments by the October 2013 compliance date will be material.

        On June 28, 2011, the EPA issued a final rule modifying existing regulations under the CAA that established new source performance standards for manufacturers, owners and operators of new, modified and reconstructed stationary internal combustion engines. The final rule will require us to undertake certain expenditures, including expenditures for purchasing, installing, monitoring and maintaining emissions control equipment on some of our natural gas compression fleet. Compliance with the final rule is not required until at least 2013. On May 22, 2012, the EPA proposed minor amendments which must be finalized by December 14, 2012. We are currently evaluating the impact that this final rule and proposed amendments will have on our operations.

        On April 17, 2012, the EPA finalized rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, the EPA's rule package includes New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds, or VOCs, and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The rules establish specific new requirements regarding emissions from compressors and controllers of natural gas processing plants, dehydrators, storage tanks and other production equipment. In addition, the rules establish new leak detection requirements for natural gas processing plants at 500 ppm. These rules may require a number of modifications to our operations including the installation of new equipment to control emissions from our compressors at initial startup, or October 15, 2012, whichever is later. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business.

        In addition, the Texas Commission on Environmental Quality, or the TCEQ, has finalized revisions to certain air permit programs that significantly increase the air permitting requirements for new and certain existing oil and gas production and gathering sites for 23 counties in the Barnett Shale production area. The final rule establishes new emissions standards for engines, which could impact the operation of specific categories of engines by requiring the use of alternative engines, compression packages or the installation of aftermarket emissions control equipment. The rule became effective for the Barnett Shale production area in April 2011, with the lower emissions standards becoming applicable between 2015 and 2030 depending on the type of engine and the permitting requirements. The cost to comply with the revised air permit programs is not expected to be material at this time. However, the TCEQ has stated it will consider expanding application of the new air permit program statewide. At this point, we cannot predict the cost to comply with such requirements if the geographic scope is expanded.

        These new regulations and proposals, when finalized, and any other new regulations requiring the installation of more sophisticated pollution control equipment could have a material adverse impact on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

Climate change legislation and regulatory initiatives could result in increased compliance costs.

        Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases, or GHGs. In recent years, the U.S. Congress has considered legislation to reduce emissions of GHGs. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the EPA is beginning to adopt regulations controlling GHG emissions under its existing Clean Air Act authority. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large GHG emission sources. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities, including natural gas transmission compression facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of GHG emissions by such regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. In 2010, the EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the Clean Air Act. This new permitting program may affect some of our customers' largest new or modified facilities going forward. Several of the EPA's GHG rules are being challenged in court and, depending on the outcome of these proceedings, such rules may be modified or rescinded or the EPA could develop new rules.

        Although it is not currently possible to predict how any such proposed or future GHG legislation or regulation by Congress, the states or multi-state regions will impact our business, any legislation or regulation of GHG emissions that may be imposed in areas in which we conduct business could result in increased compliance costs, additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas production by our customers, which could adversely impact our revenue.

        A portion of our customers' natural gas production is from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. Legislation to amend the Safe Drinking Water Act, or SDWA, to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the Safe Drinking Water Act. Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a multi-year study of the potential environmental impacts of hydraulic fracturing, the results of which are anticipated to be available by the end of 2012. The EPA also has recently announced that it believes hydraulic fracturing using fluids containing diesel fuel can be regulated under the SDWA notwithstanding the SDWA's general exemption for hydraulic fracturing. Several states have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions that could reduce demand for our compression services, which would materially adversely affect our revenue and results of operations.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

        Our operations are subject to inherent risks such as equipment defects, malfunction and failures, and natural disasters that can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, death, property damage, pollution and other environmental damages. Our insurance may be inadequate to cover our liabilities. Further, insurance covering the risks we face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations and financial condition could be adversely affected. Please read "Our Operations—Environmental and Safety Regulations" for a description of how we are subject to federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health and environment.

Our debt levels may limit our flexibility in obtaining additional financing, pursuing other business opportunities and paying distributions.

        We have a $600 million revolving credit facility that matures on October 5, 2015. In addition, we have the option to increase the amount of available borrowings under the revolving credit facility by $50 million, subject to receipt of lender commitments and satisfaction of other conditions.

        Our ability to incur additional debt is subject to limitations in our revolving credit facility. Our level of debt could have important consequences to us, including the following:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  we will need a portion of our cash flow to make payments on our indebtedness, reducing the funds that would otherwise be available for operation, future business opportunities and distributions; and

  •
  our debt level will make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

        Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. In addition, our ability to service our debt under the revolving credit facility will depend on market interest rates, since we anticipate that the interest rates applicable to our borrowings will fluctuate with movements in interest rate markets. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We may be unable to effect any of these actions on satisfactory terms, or at all.

Restrictions in our revolving credit facility may limit our ability to make distributions to our unitholders and may limit our ability to capitalize on acquisition and other business opportunities.

        The operating and financial restrictions and covenants in our revolving credit facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. Our amended and restated credit agreement restricts or limits our ability to:

  •
  grant liens;

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  make certain loans or investments;

  •
  incur additional indebtedness or guarantee other indebtedness;

  •
  subject to exceptions, enter into transactions with affiliates;

  •
  sell our assets; and

  •
  acquire additional assets.

        Furthermore, our revolving credit facility contains certain operating and financial covenants. Our ability to comply with the covenants and restrictions contained in the revolving credit facility may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our revolving credit facility, a significant portion of our indebtedness may become immediately due and payable, our lenders' commitment to make further loans to us may terminate, and we will be prohibited from making distributions to our unitholders. We might not have, or be able to obtain, sufficient funds to make these accelerated payments. Any subsequent replacement of our revolving credit facility or any new indebtedness could have similar or greater restrictions. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Revolving Credit Facility."

An impairment of goodwill or other intangible assets could reduce our earnings.

        We have recorded approximately $157.1 million of goodwill and $82.3 million of other intangible assets as of September 30, 2012. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. GAAP requires us to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. Any event that causes a reduction in demand for our services could result in a reduction of our estimates of future cash flows and growth rates in our business. These events could cause us to record impairments of goodwill or other intangible assets. If we determine that any of our goodwill or other intangible assets are impaired, we will be required to take an immediate charge to earnings with a corresponding reduction of partners' capital resulting in an increase in balance sheet leverage as measured by debt to total capitalization. There was no impairment recorded for goodwill or other intangible assets for the year ended December 31, 2011 or during the nine months ended September 30, 2012.

Terrorist attacks, the threat of terrorist attacks, hostilities in the Middle East, or other sustained military campaigns may adversely impact our results of operations.

        The long-term impact of terrorist attacks, such as the attacks that occurred on September 11, 2001, and the magnitude of the threat of future terrorist attacks on the energy industry in general and on us in particular are not known at this time. Uncertainty surrounding hostilities in the Middle East or other sustained military campaigns may affect our operations in unpredictable ways, including disruptions of natural gas supplies and markets for natural gas and natural gas liquids and the possibility that infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror. Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

If we fail to develop or maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud, which would likely have a negative impact on the market price of our common units.

        Prior to our initial public offering, we were not required to file reports with the SEC. Upon the completion of our initial public offering, we became subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We prepare our consolidated financial statements in accordance with GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and to operate successfully as a publicly traded partnership. Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future or to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. For example, Section 404(a) requires us, among other things, to review and report annually on the effectiveness of our internal control over financial reporting. We must comply with Section 404(a) for our fiscal year ending December 31, 2013. In addition, our independent registered public accountants will be required to assess the effectiveness of an internal control over financial reporting at the end of the fiscal year after we are no longer an "emerging growth company" under the Jumpstart Our Business Startups Act, which may be for up to five fiscal years after the completion of this offering. Any failure to develop, implement or maintain effective internal controls or to improve our internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Given the difficulties inherent in the design and operation of internal controls over financial reporting, we can provide no assurance as to our, or our independent registered public accounting firm's, conclusions about the effectiveness of our internal controls, and we may incur significant costs in our efforts to comply with Section 404. Ineffective internal controls will subject us to regulatory scrutiny and a loss of confidence in our reported financial information, which could have an adverse effect on our business and would likely have a negative effect on the trading price of our common units.

Risks Inherent in an Investment in Us

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors.

        Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders have no right on an annual or ongoing basis to elect our general partner or its board of directors. USA Compression Holdings is the sole member of our general partner and has the right to appoint our general partner's entire board of directors, including its independent directors. If the unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. As a result of these limitations, the price at which the common units trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

USA Compression Holdings owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including USA Compression Holdings, have conflicts of interest with us and limited fiduciary duties, and they may favor their own interests to the detriment of us and our common unitholders.

        USA Compression Holdings, which is principally owned and controlled by Riverstone, owns and controls our general partner and will appoint all of the officers and directors of our general partner, some of whom will also be officers and directors of USA Compression Holdings. Although our general partner has a fiduciary duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owners. Conflicts of interest will arise between USA Compression Holdings, Riverstone and our general partner, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of USA Compression Holdings and the other owners of USA Compression Holdings over our interests and the interests of our common unitholders. These conflicts include the following situations, among others:

  •
  neither our partnership agreement nor any other agreement requires USA Compression Holdings to pursue a business strategy that favors us;

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  our general partner is allowed to take into account the interests of parties other than us, such as USA Compression Holdings, in resolving conflicts of interest;

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  our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

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  except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

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  our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership interests and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

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  our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert to common units;

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  our general partner determines which costs incurred by it are reimbursable by us;

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  our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units, to make incentive distributions or to accelerate the expiration of the subordination period;

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  our partnership agreement permits us to classify up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on our subordinated units or to our general partner in respect of the general partner interest or the incentive distribution rights;

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  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf;

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  our general partner intends to limit its liability regarding our contractual and other obligations;

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  our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of the common units;

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  our general partner controls the enforcement of the obligations that it and its affiliates owe to us;

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  our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

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  our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Please read "Conflicts of Interest and Fiduciary Duties."

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow and make acquisitions.

        We expect that we will distribute all of our available cash to our unitholders and will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unitholders.

Our partnership agreement limits our general partner's fiduciary duties to holders of our common and subordinated units.

        Our partnership agreement contains provisions that modify and reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

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  how to allocate business opportunities among us and its affiliates;

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  whether to exercise its limited call right;

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  how to exercise its voting rights with respect to the units it owns;

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  whether to elect to reset target distribution levels; and

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  whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

        By purchasing a common unit, a common unitholder agrees to become bound by the provisions in the partnership agreement, including the provisions discussed above. Please read "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties."

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without USA Compression Holdings' consent.

        The unitholders initially will be unable to remove our general partner because our general partner and its affiliates own sufficient units to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. As of                    , USA Compression Holdings owns an aggregate of            % of our outstanding common and subordinated units. Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates (including the general partner and its affiliates) are voted in favor of that removal, all subordinated units will automatically be converted into common units. A removal of our general partner under these circumstances would adversely affect our common units by prematurely eliminating their distribution and liquidation preference over our subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

  •
  provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

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  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning that it believed that the decisions were in the best interest of our partnership;

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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  provides that our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our unitholders if a transaction with an affiliate or the resolution of a conflict of interest is:

  (a)
  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

    (b)
    approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner and its affiliates;

    (c)
    on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

    (d)
    fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our common unitholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in subclauses (c) and (d) above, then it will conclusively be deemed that, in making its decision, the board of directors acted in good faith.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of its board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and to maintain its general partner interest. The number of common units to be issued to our general partner will equal the number of common units which would have entitled the holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. Our general partner's general partner interest in us (currently 2.0%) will be maintained at the percentage that existed immediately prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

        Unitholders' voting rights are further restricted by a provision of our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner (which approval may be granted in its sole discretion) and persons who acquired such units with the prior approval of our general partner, cannot vote on any matter.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of USA Compression Holdings to transfer all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers.

An increase in interest rates may cause the market price of our common units to decline.

        Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

We may issue additional units without your approval, which would dilute your existing ownership interests.

        Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  our existing unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units during the subordination period, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

  •
  the ratio of taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit may be diminished; and

  •
  the market price of the common units may decline.

USA Compression Holdings may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

        As of                    , 2012 USA Compression Holdings holds an aggregate of                    common units and                     subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier under certain circumstances. We have agreed to provide USA Compression Holdings with certain registration rights for any common and subordinated units it owns. Please read "The Partnership Agreement—Registration Rights." The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

Our general partner has a call right that may require you to sell your units at an undesirable time or price.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price that is not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price. You may also incur a tax liability upon a sale of your units. As of                    , 2012 USA Compression Holdings owns an aggregate of approximately        % of our outstanding common units. At the end of the subordination period (which could occur as early as December 31, 2013), assuming no additional issuances of common units (other than upon the conversion of the subordinated units), USA Compression Holdings will own an aggregate of approximately        % of our outstanding common units. For additional information about this right, please read "The Partnership Agreement—Limited Call Right."

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if a court or government agency were to determine that:

  •
  we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  your right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute "control" of our business.

        For a discussion of the implications of the limitations of liability on a unitholder, please read "The Partnership Agreement—Limited Liability."

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

        Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable both for the obligations of the assignor to make contributions to the partnership that were known to the substituted limited partner at the time it became a limited partner and for those obligations that were unknown if the liabilities could have been determined from the partnership agreement. Neither liabilities to partners on account of their partnership interest nor liabilities that are non-recourse to the partnership are counted for purposes of determining whether a distribution is permitted.

The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

        The market price for our common units may be influenced by many factors, some of which are beyond our control, including:

  •
  our quarterly distributions;

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  announcements by us or our competitors of significant contracts or acquisitions;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  general economic conditions; the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

  •
  future sales of our common units; and

  •
  other factors described in these "Risk Factors."

        If the above factors or other factors cause the market price of our units to fluctuate, the value of the units purchased in this offering may decline and you could lose some or all of your investment.

The New York Stock Exchange, or NYSE, does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

        Our common units have been approved for listing (subject to official notice of issuance) on the NYSE. Because we will be a publicly traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner's board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders do not have the same protections afforded to investors in certain corporations that are subject to all of the NYSE corporate governance requirements. Please read "Management of USA Compression Partners, LP."

We will incur increased costs as a result of being a publicly traded partnership.

        As a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the SEC and the NYSE have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs beyond historical levels and to make activities more time-consuming and costly. For example, as a result of being a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our publicly traded partnership reporting requirements. We also expect these new rules and regulations to make it more difficult and more expensive for our general partner to obtain director and officer liability insurance and result in our general partner possibly having to accept reduced policy limits and coverage. As a result, it may be more difficult for our general partner to attract and retain qualified persons to serve on its board of directors or as executive officers. However, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Pursuant to recently enacted federal securities laws, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company.

        We are required to disclose changes made in our internal control over financial reporting on a quarterly basis, and we are required to assess the effectiveness of our controls annually. However, for as long as we are an "emerging growth company" under federal securities laws, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. See "Summary—Implications of Being an Emerging Growth Company." Even if we conclude that our internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

Tax Risks to Common Unitholders

        In addition to reading the following risk factors, please read "Material Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

        The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us.

        Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe based upon our current operations that we are or will be so treated, a change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, if we were treated as a corporation for federal income tax purposes, there would be a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

If we were subjected to a material amount of additional entity-level taxation by individual states, it would reduce our cash available for distribution to our unitholders.

        Changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we are required to pay Texas franchise tax each year at a maximum effective rate of 0.7% of our gross income apportioned to Texas in the prior year. Imposition of any similar taxes by any other state may substantially reduce the cash available for distribution to our unitholders and, therefore, negatively impact the value of an investment in our common units. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to additional amounts of entity-level taxation, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, judicial interpretations of the U.S. federal income tax laws may have a direct or indirect impact on our status as a partnership and, in some instances, a court's conclusions may heighten the risk of a challenge regarding our status as a partnership. Moreover, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes or differing judicial interpretations of existing laws could be applied retroactively and could negatively impact the value of an investment in our common units.

        Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

Our unitholders' share of our income is taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

        Because a unitholder is treated as a partner to whom we allocate taxable income that could be different in amount than the cash we distribute, a unitholder's allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS's positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take. A court may not agree with some or all of our counsel's conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If our unitholders sell common units, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those common units. Because distributions in excess of their allocable share of our net taxable income decrease their tax basis in their common units, the amount, if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if it sells such common units at a price greater than its tax basis in those common units, even if the price received is less than its original cost. Furthermore, a substantial portion of the amount realized on any sale of common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Our counsel is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read "Material Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. Recently, however, the U.S. Treasury

Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees."

A unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because a unitholder whose common units are loaned to a "short seller" to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Our counsel has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies and monthly conventions for federal income tax purposes that may result in a shift of income, gain, loss and deduction between our general partner and our unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and our general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of taxable income, gain, loss and deduction between our general partner and certain of our unitholders.

        A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of taxable gain from our unitholders' sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders' tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have technically terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A technical termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for such tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has recently announced a publicly traded partnership technical termination relief program whereby a publicly traded partnership that technically terminated may request publicly traded partnership technical termination relief which, if granted by the IRS, among other things would permit the partnership to provide only one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read "Material Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

        In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in thirteen states. Many of these states currently impose a personal income tax on individuals. Many of these states also impose an income tax on corporations and other entities. As we make acquisitions or expand our business, we may control assets or conduct business in additional states or foreign jurisdictions that impose a personal income tax. It is your responsibility to file all foreign, federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

THE PLAN

Plan Overview

        The Plan offers a simple and convenient way for owners of our common and subordinated units to invest all or a portion of their cash distributions in our common units. The Plan is designed for long-term investors who wish to invest and build their common unit ownership over time. Unlike an individual brokerage account, the timing of purchases is subject to the provisions of the Plan. The principal terms and conditions of the Plan are summarized in this prospectus under "Commonly Asked Questions" below.

        We have appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., or "the Administrator," to administer the Plan, and certain administrative support will be provided to the Administrator by its designated affiliates. Together, the Administrator and its affiliates will purchase and hold common units for Plan participants, keep records, send statements and perform other duties required by the Plan.

        Only registered holders of our common or subordinated units can participate directly in the Plan. If you are a beneficial owner of common units in a brokerage account and wish to reinvest your distributions, you can make arrangements with your broker or nominee to participate in the Plan on your behalf, or you can request that your common units become registered in your name.

        Please read this entire prospectus for a more detailed description of the Plan. If you are a registered holder of our common or subordinated units and would like to participate in the Plan, you can enroll online by following the enrollment procedures specified on the Administrator's website at www.shareowneronline.com or by completing and signing an authorization form and returning it to the Administrator. Authorization forms may be obtained at any time by written request, by contacting the Administrator at the address and telephone number provided in Question 6, or via the Internet at the Administrator's website at www.shareowneronline.com.

COMMONLY ASKED QUESTIONS

1.     How can I participate in the Plan?

        If you are a current holder of record, or registered holder, of our common or subordinated units, you may participate directly in the Plan. If you own common units that are registered in someone else's name (for example, a bank, broker or trustee), the Plan allows you to participate through such person, should they elect to participate, without having to withdraw your common units from such bank, broker or trustee. If your broker or bank elects not to participate in the Plan on your behalf, you can participate by withdrawing your common units from such bank or broker and registering your common units in your name.

2.     How do I get started?

        If you are a registered holder of our common or subordinated units, once you have read this prospectus, you can get started by enrolling in the Plan online by following the enrollment procedures specified on the Administrator's website at www.shareowneronline.com or by completing and signing an authorization form (see Question 6) and returning it to the Administrator. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, as long as you wish. If you own common units that are registered in someone else's name (for example a bank, broker or trustee), then you should contact such person to arrange for them to participate in the Plan on your behalf.

3.     How are distributions reinvested?

        By enrolling in the Plan, you direct the Administrator to apply distributions to the purchase of additional common units in accordance with the terms and conditions of the Plan. You may elect to reinvest all or a portion of your distributions in additional common units. The Administrator will invest distributions in whole and fractional common units on the quarterly distribution payment date (the investment date). No interest will be paid on funds held by the Administrator pending investment.

        If the Administrator receives your authorization form on or before the record date for the payment of the next distribution, the amount of the distribution that you elect to be reinvested will be invested in additional common units for your Plan account. If the authorization form is received in the period after any distribution record date, that distribution will be paid in cash and your initial distribution reinvestment will commence with the following distribution.

        You may change your distribution reinvestment election at any time online via www.shareowneronline.com, by telephone or by notifying the Administrator in writing. To be effective with respect to a particular distribution, any such change must be received by the Administrator on or before the record date for that distribution.

4.     When are distributions reinvested?

        The investment date will be the distribution payment date for each quarter (generally, on or around the 15th calendar day of February, May, August and November). The record date for eligibility to receive distributions generally will be approximately one week before the date upon which distributions are paid. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days of the distribution payment date, the Administrator will return the funds to you by check or by automatic deposit to a bank account that you designate. No interest will be paid on funds held by the Administrator pending investment.

5.     What is the source and price of common units purchased under the Plan?

        We have the sole discretion to determine whether common units purchased under the Plan will come from new common units issued by us or from common units purchased on the open market by the Administrator. We currently intend to satisfy reinvestments under the Plan by issuing new common units.

        The price for authorized but unissued common units purchased with reinvested distributions will be the average of the high and low trading prices of the common units on the New York Stock Exchange—Composite Transactions for the five trading days immediately preceding the investment date, less a discount ranging from 0% to 5%. The discount is initially set at         %; therefore, the initial purchase price for authorized but unissued common units purchased with reinvested distributions will be        % of such average trading price. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)

        The purchase price for common units purchased with reinvested distributions on the open market will be the weighted average price of all common units purchased for the Plan for the respective investment date, less a discount ranging from 0% to 5%. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.)

        We will provide notice to you of any changes in the discount rate at least 30 days prior to the following record date.

6.     Who is the Administrator of the Plan?

        Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., is the Administrator of the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates.

        All correspondence regarding the Plan should be addressed to:

        Plan Requests should be mailed to:

  Wells Fargo Shareowner Services
  P.O. Box 64874
  St. Paul, MN 55164-0856

        Certified/Overnight Mail:

  Wells Fargo Shareowner Services
  161 North Concord Exchange
  South St. Paul, MN 55075

        General Information:

  Tel: 1-866-877-6324
  Tel: 651-450-4064 (outside the United States)

        An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday, by pressing "0" at any time during the automated menu.

        Internet:

  General Inquiries and
  Account Information and Online Transactions—http://www.shareowneronline.com

        Please include a reference to USA Compression Partners, LP and this Plan in all correspondence.

7.     What are the transaction costs of participating in the Plan?

        Participants do not pay purchase commissions for common units purchased by the Plan, regardless of whether the units are purchased from us or are purchased on the open market.

        If a participant requests to sell units through the Plan, the participant will pay any related administrative fees, brokerage commissions, and applicable taxes.

        At the present time there is no service charge for participating in the Plan. However, we can change the fee structure for the Plan at any time. We will notify participants of any fee changes prior to the changes becoming effective.

        We will pay many of the administrative costs of the Plan. The participant pays the following fees indicated below:

Certificate Issuance	Company paid
Certificate Deposit	Company paid
Investment Fees
Distribution reinvestment service fee	Company paid
Optional cash investment service fee	Company paid
Automatic withdrawal service fee	Company paid
Purchase commission	Company paid
Sales Fees
Service fee	$15.00 per transaction
Sales commission	$0.12 per unit
Direct deposit of net sales proceeds	$5.00 per transaction
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$35.00 per item
Prior Year Duplicate Statements	$25.00 per year

8.     How many common units will be purchased for my account?

        If you are a registered holder of our common or subordinated units and are directly participating in the Plan, the number of common units, including fractional common units, purchased under the Plan will depend on the amount of your cash distribution you elect to reinvest and the price of the common units determined as provided above. Common units purchased under the Plan, including fractional common units, will be credited to your account. Both whole and fractional common units will be purchased. Fractional common units will be computed to three decimal places.

        If you are a beneficial owner and are participating in the Plan through your broker, you should contact your broker for the details of how the number of common units you purchase will be determined.

        This prospectus relates to            of our common units registered for sale under the Plan. We cannot assure you that there will be sufficient units subject to the Plan for all distributions you elect to have reinvested in the Plan. Any distributions received by the Administrator but not invested in our common units under the Plan will be returned to participants without interest.

9.     What are the tax consequences of purchasing common units under the Plan?

        For tax purposes, you will be treated as if you first received the full cash distribution on your common and subordinated units that participate in the Plan and then purchased additional common units with the portion of such cash distributions that is subject to the Plan. As a result, your adjusted basis for tax purposes in your common and subordinated units will be reduced by the full amount of the deemed cash distribution and then increased by the amount of the distributions reinvested in additional common units pursuant to the Plan. We intend to take the position that participants in the Plan do not recognize income upon the purchase of common units at a discounted purchase price under the Plan. There is a risk that the IRS could assert that you must recognize income in the amount of the discount if you purchase common units at a discounted purchase price under the Plan, or that we will determine in the future that it is necessary to allocate income to you in the amount of the discount in order to preserve the uniformity of our units.

        Purchasing common units pursuant to the Plan will not affect the tax obligations associated with the common units you currently own. Participation in the Plan will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning common or subordinated units. Please read "Material Federal Income Tax Consequences" for information relevant to holders of common units generally.

10.   How can I withdraw from the Plan?

        If you are a registered holder of our common or subordinated units, you may discontinue the reinvestment of your distributions at any time by providing notice to the Administrator. In addition, you may change your distribution election online under the Administrator's account management service, as described above. To be effective for a particular distribution payment, the Administrator must receive notice three days prior to the record date for that distribution to be paid out in cash. In addition, you may request that all or part of your common units be sold. When your common units are sold through the Administrator, you will receive the proceeds less a service fee of $15.00 per transaction and any brokerage trading fees, currently $0.12 per unit.

        If you are a beneficial owner of our common units and you are participating in the Plan through your broker, you should direct your broker to discontinue participation in the Plan on your behalf.

        Generally, an owner of common or subordinated units may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

11.   How will my common units be held under the Plan?

        If you are a registered holder of our common or subordinated units and you are directly participating in the Plan, the common units that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your common units against physical loss, theft or accidental destruction and also provides a convenient way for you to keep track of your common units. Only common units held in safekeeping may be sold through the Plan.

        If you own common units in certificated form, you may deposit your certificates for those common units that you own and that are registered in your name for safekeeping under the Plan with the Administrator at no cost. The Administrator will credit the common units represented by the certificates to your account in "book-entry" form and will combine the common units with any whole and fractional units then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell common units through the Plan. Because you bear the risk of loss in sending certificates to the Administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 6 above.

        No certificates will be issued to you for common units in the Plan unless you submit a written request to the Administrator or until your participation in the Plan is terminated. At any time, you may request the Administrator to send a certificate for some or all of the common units credited to your account. This request should be mailed to the Administrator at the address set forth in the answer to Question 6 or made via www.shareowneronline.com. There is no fee for this service. Any remaining whole common units and any fraction of a common unit will remain credited to your plan account. Certificates for fractional common units will not be issued under any circumstances.

        If you are a beneficial owner of our common units and you are participating in the Plan through your broker, the common units that are purchased on your behalf under the Plan will be maintained in your account with your broker.

12.   How do I sell common units held under the Plan?

        If you are a registered holder of our common or subordinated units and you are directly participating in the Plan, you can sell your Plan common units at any time by contacting the Administrator, subject to compliance with applicable securities laws. Your sale request will be processed, and your common units will, subject to market conditions and other facts, generally be sold within 24 hours of receipt and processing of your request. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or issuance requests. All requests are final. The Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is typically three trading days after your common units have been sold. Please allow an additional five to seven business days from the settlement date to receive your check.

        Alternatively, you may choose to withdraw your common units from your Plan account and sell them through a broker of your choice, in which case you would have to request that the Administrator electronically transfer your common units to the broker through the Direct Registration System. Or, you may request a certificate for your common units from the Administrator for delivery to your broker prior to such sale.

        If you are a beneficial owner of our common units and you are participating in the Plan through your broker, you should contact your broker to sell your common units.

13.   How will I keep track of my investments?

        If you are a registered holder of our common or subordinated units and you are directly participating in the Plan, the Administrator will send you a transaction notice confirming the details of each transaction that you make and a quarterly statement of your account.

        If you are a beneficial owner of our common units and you are participating in the Plan through your broker, the details of the reinvestment transactions will be maintained by your broker. You should contact your broker to determine how this information will be provided to you.

14.   Can the Plan be suspended, modified or terminated?

        We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. If you are a registered holder of our common or subordinated units and you are directly participating in the Plan, upon our termination of the Plan, a certificate will be issued to you for the number of whole common units in your account. Any fractional common unit in your Plan account will be converted to cash and remitted to you by check.

15.   What would be the effect of any unit splits, unit distributions or other distributions?

        Any common units we distribute as a distribution on common units (including fractional common units) that are credited to your account under the Plan, or upon any split of such common units, will be fully credited to your account. In the event of a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to common units credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of common units on the next investment date.

        If you want to exercise, transfer or sell any portion of the rights applicable to the common units credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the common units credited to your account be transferred from your account and registered in your name. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, unit split or other corporate action.

Responsibilities Under the Plan

        We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith with regards to purchasing and/or selling common units for participants and, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon that participant's death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

        You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against an economic loss on common units purchased under the Plan.

 USE OF PROCEEDS

        We do not know either the number of common units that will be purchased under the Plan or the prices at which common units will be sold to participants. In connection with purchases of authorized but unissued common units under the Plan, our general partner is entitled, but not obligated, to make a capital contribution in order to maintain its percentage general partner interest in us, which is currently 2.0%. The net proceeds we realize from sales of our common units pursuant to the Plan, including our general partner's proportionate capital contribution, if any, will be used for general partnership purposes, including the repayment of debt and the purchase and maintenance of compression units.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

        Rationale for our cash distribution policy.    Our partnership agreement requires us to distribute all of our available cash quarterly. Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our available cash. Generally, our available cash is our (i) cash on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (ii) cash on hand resulting from working capital borrowings made after the end of the quarter. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to our unitholders than would be the case were we subject to federal income tax.

        Limitations on cash distributions and our ability to change our cash distribution policy.    There is no guarantee that our unitholders will receive quarterly distributions from us. We do not have a legal obligation to pay the minimum quarterly distribution or any other distribution except as provided in our partnership agreement. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

  •
  our cash distribution policy may be subject to restrictions on distributions under our revolving credit facility or other debt agreements entered into in the future. Our revolving credit facility contains financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions, we may be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility;"

  •
  our general partner has the authority to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment or increase of those reserves could result in a reduction in cash distributions to you from the levels we currently anticipate pursuant to our stated distribution policy. Any determination to establish cash reserves made by our general partner in good faith will be binding on our unitholders;

  •
  although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement generally may not be amended during the subordination period without the approval of our public common unitholders. However, our partnership agreement can be amended with the consent of our general partner and the approval of a majority of the outstanding common units (including common units held by USA Compression Holdings) after the subordination period has ended. As of            , 2012, USA Compression Holdings owns our general partner and an aggregate of approximately        % of our outstanding common and subordinated units;

  •
  even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement;

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  under Section 17-607 of the Delaware Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets;

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  we may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expense, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Our general partner is entitled to reimbursement of all direct and indirect expenses incurred on our behalf;

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  if and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly distribution in order to service or repay our debt or fund expansion capital expenditures; and

  •
  all available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. We anticipate that distributions from operating surplus will generally not represent a return of capital. However, operating surplus includes certain components, including a $         million cash basket, that represent non-operating sources of cash. Accordingly, it is possible that return of capital distributions could be made from operating surplus. Any cash distributed by us in excess of operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. We do not anticipate that we will make any distributions from capital surplus.

        Our ability to grow is dependent on our ability to access external expansion capital.    Our partnership agreement requires us to distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our revolving credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Minimum Quarterly Distribution

        The board of directors of our general partner has established a minimum quarterly distribution of $          per unit per complete quarter, or $          per unit per year, to be paid no later than 45 days after the end of each fiscal quarter beginning with the quarter ending                  . This equates to an aggregate cash distribution of approximately $           million per quarter, or approximately $           million per year, based on the number of common and subordinated units and the 2.0% general partner interest to be outstanding as of            , 2012. Our ability to make cash distributions equal to the minimum quarterly distribution pursuant to this policy will be subject to the factors described above under the caption "—General—Limitations on Cash Distributions and Our Ability to Change Our Distribution Policy."

        Initially, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. In the future, our general partner's initial 2.0% interest in these distributions may be reduced if we issue additional units and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest.

        The subordination period generally will end if we have earned and paid at least $            on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner's 2.0% interest for each of three consecutive, non-overlapping four-quarter periods ending on or after December 31, 2015. If, in respect of any quarter, we have earned and paid at least $            (150.0% of the annualized minimum quarterly distribution) on each outstanding common unit and subordinated unit and the corresponding distribution on our general partner's 2.0% interest and the related distribution on the incentive distributions rights for the four-quarter period immediately preceding that date, the subordination period will terminate automatically and all of the subordinated units will convert into an equal number of common units. Please read the "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        If we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such payments in the future except during the subordination period. To the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess available cash to pay any distribution arrearages related to prior quarters before any cash distribution is made to holders of subordinated units. Our subordinated units will not accrue arrearages for unpaid quarterly distributions or quarterly distributions less than the minimum quarterly distribution. Please read "Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        The requirement to distribute available cash quarterly, as provided in our partnership agreement, may not be modified or repealed without amending our partnership agreement. The actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. We will pay our distributions on or about the 15th of each of February, May, August and November to holders of record on or about the 1st of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date. We will adjust the quarterly distribution for the period from the closing of our initial public offering on                            , 2012 through December 31, 2012 based on the actual length of the period.

 PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

        General.    Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2012, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of our initial public offering through December 31, 2012.

        Definition of available cash.    Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

  •
  less, the amount of cash reserves established by our general partner to:

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  provide for the proper conduct of our business;

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  comply with applicable law, our revolving credit facility or other agreements; and

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  provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for subordinated units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages for the next four quarters);

  •
  plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

        Intent to distribute the minimum quarterly distribution.    We intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $          per unit, or $          on an annualized basis, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

        General partner interest and incentive distribution rights.    Initially, our general partner will be entitled to 2.0% of all quarterly distributions that we make after inception and prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner's initial 2.0% interest in our distributions may be reduced if we issue additional limited partner units in the future (other than the issuance of common units upon exercise by the underwriters of our initial public offering of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest.

        Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50.0%, of the cash we distribute from operating surplus (as defined below) in excess of $          per unit per quarter. The maximum distribution of 50.0% includes distributions paid to our general partner on its 2.0% general partner interest and assumes that our general partner maintains its general partner interest at 2.0%. The maximum distribution of 50.0% does not include any distributions that our general partner may receive on limited partner units that it owns.

Operating Surplus and Capital Surplus

        General.    All cash distributed will be characterized as either "operating surplus" or "capital surplus." Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

        Operating surplus.    Operating surplus for any period consists of:

  •
  $             million (as described below); plus

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  all of our cash receipts after the closing of our initial public offering, excluding cash from interim capital transactions, which include the following:

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  borrowings (including sales of debt securities) that are not working capital borrowings;

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  sales of equity interests;

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  sales or other dispositions of assets outside the ordinary course of business; and

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  capital contributions received;

  provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

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  working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

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  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction, acquisition or improvement of a capital improvement (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

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  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements referred to above; less

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  all of our operating expenditures (as defined below) after the closing of our initial public offering; less

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  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

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  all working capital borrowings not repaid within twelve months after having been incurred; less

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  any loss realized on disposition of an investment capital expenditure.

        As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by our operations. For example, it includes a basket of $             million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

        The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

        We define operating expenditures in the partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures, provided that operating expenditures will not include:

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  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

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  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

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  expansion capital expenditures;

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  investment capital expenditures;

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  payment of transaction expenses relating to interim capital transactions;

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  distributions to our partners (including distributions in respect of our incentive distribution rights); or

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  repurchases of equity interests except to fund obligations under employee benefit plans.

        Capital surplus.    Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, capital surplus would generally be generated by:

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  borrowings other than working capital borrowings;

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  sales of our equity and debt securities; and

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  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

        Characterization of cash distributions.    Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

        Maintenance capital expenditures are those capital expenditures required to maintain our long-term operating capacity and/or operating income. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

        Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity or operating income over the long term. Expansion capital expenditures will also include interest (and related fees) on debt incurred to finance all or any portion of the construction of such capital improvement in respect of the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital improvement commences commercial service and the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

        Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand, for more than the short term, our operating capacity or operating income.

        As described above, neither investment capital expenditures nor expansion capital expenditures will be included in operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction or improvement of a capital asset (such as gathering compressors) in respect of the period that begins when we enter into a binding obligation to commence construction of the capital asset and ending on the earlier to occur of the date the capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments are also not subtracted from operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

        Capital expenditures that are made in part for maintenance capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner.

 Subordination Period

        General.    Our partnership agreement provides that, during the subordination period (which we describe below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $      per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed "subordinated" because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

        Subordination period.    Except as described below, the subordination period will begin on the closing date of our initial public offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

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  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

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  the "adjusted operating surplus" (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the general partner interest; and

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  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Early termination of subordination period.    Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

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  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded $            (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

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  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $            (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted weighted average basis and the related distribution on the general partner interest and incentive distribution rights; and

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  there are no arrearages in payment of the minimum quarterly distributions on the common units.

        Expiration upon removal of the general partner.    In addition, if the unitholders remove our general partner other than for cause:

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  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

  •
  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        Expiration of the subordination period.    When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions of available cash.

        Adjusted operating surplus.    Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period consists of:

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  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus" above); less

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  any net increase in working capital borrowings with respect to that period; less

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  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

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  any net decrease in working capital borrowings with respect to that period; plus

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  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

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  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Distributions of Available Cash From Operating Surplus During the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

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  first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

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  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

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  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

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  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

 Distributions of Available Cash From Operating Surplus After the Subordination Period

        Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

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  thereafter, in the manner described in "—General Partner Interest and Incentive Distribution Rights" below.

        The preceding discussion is based on the assumptions that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity interests.

General Partner Interest and Incentive Distribution Rights

        Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner's 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future (other than the issuance of common units upon exercise by the underwriters of our initial public offering of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our partnership agreement does not require that the general partner fund its capital contribution with cash and our general partner may fund its capital contribution by the contribution to us of common units or other property.

        Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its percentage general partner interest, subject to restrictions in the partnership agreement.

        The following discussion assumes that our general partner maintains its 2.0% general partner interest, that there are no arrearages on common units and that our general partner continues to own the incentive distribution rights.

        If for any quarter:

  •
  we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

  •
  we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

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  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "first target distribution");

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  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "second target distribution");

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives a total of $            per unit for that quarter (the "third target distribution"); and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

Percentage Allocations of Available Cash From Operating Surplus

        The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under "Marginal percentage interest in distributions" are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column "Total quarterly distribution per unit." The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2.0% general partner interest, assume our general partner has contributed any additional capital to maintain its 2.0% general partner interest and has not transferred its incentive distribution rights and there are no arrearages on common units.

		Marginal percentage interest in distributions
	Total quarterly distribution per unit	Unitholders	General partner
Minimum Quarterly Distribution		$98.0%	2.0%
First Target Distribution	up to $	98.0%	2.0%
Second Target Distribution	above $ up to $	85.0%	15.0%
Third Target Distribution	above $ up to $	75.0%	25.0%
Thereafter	above $	50.0%	50.0%

General Partner's Right to Reset Incentive Distribution Levels

        Our general partner, as the holder of our incentive distribution rights, or IDRs, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner's right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event are above the reset first target distribution described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

        In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the "cash parity" value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. Our general partner's general partner interest in us (currently 2.0%) will be maintained at the percentage immediately prior to the reset election.

        The number of common units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

        Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the "reset minimum quarterly distribution") and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount per unit equal to 115.0% of the reset minimum quarterly distribution for that quarter;

  •
  second, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

  •
  third, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various cash distribution levels (i) pursuant to the cash distribution provisions of our partnership agreement in effect at the closing of our initial public offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $            .

		Marginal percentage interest in distribution
				Quarterly distribution per unit following
	Quarterly distribution		General partner
	per unit prior to reset	Unitholders		hypothetical reset
Minimum Quarterly Distribution		$98.0%	2.0%	$
First Target Distribution	up to $	98.0%	2.0%	up to $ (1)
Second Target Distribution	above $ up to $	85.0%	15.0%	above $ (1) up to $ (2)
Third Target Distribution	above $ up to $	75.0%	25.0%	above $ (2) up to $ (3)
Thereafter	above $	50.0%	50.0%	above $ (3)

(1)
This amount is 115.0% of the hypothetical reset minimum quarterly distribution.

(2)
This amount is 125.0% of the hypothetical reset minimum quarterly distribution.

(3)
This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of IDRs, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be            common units outstanding, our general partner has maintained its 2.0% general partner interest, and the average distribution to each common unit would be $            for the two quarters prior to the reset.

Cash distributions to general partner prior to reset
Cash distributions to common unitholders prior to reset
Quarterly distribution per unit prior to reset
			Common Units	2.0% general partner interest	Incentive distribution rights		Total	Total distributions
Minimum Quarterly Distribution	$	$	$—	$		$—	$	$
First Target Distribution	above $ up to $		—			—
Second Target Distribution	above $ up to $		—
Third Target Distribution	above $ up to $		—
Thereafter	above $		—

		$	$—	$	$		$	$

        The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and our general partner, including in respect of IDRs, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there would be            common units outstanding, our general partner's 2.0% interest has been maintained, and the average distribution to each common unit would be $            . The number of common units to be issued to our general partner upon the reset was calculated by dividing (i) the average of the amounts received by our general partner in respect of its IDRs for the two quarters prior to the reset as shown in the table above, or $            , by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $            .

Cash distributions to general partner after reset
Cash distributions to common unitholders prior to reset
	Quarterly distribution per unit prior to reset			Common Units issued in connection with reset		2.0% general partner interest		Incentive distribution rights		Total		Total distributions
Minimum Quarterly Distribution	$	$		$		$			$—	$		$
First Target Distribution	up to $		—		—		—		—		—		—
Second Target Distribution	above $ up to $		—		—		—		—		—		—
Third Target Distribution	above $ up to $		—		—		—		—		—		—
Thereafter	above $		—				—				—
		$		$		$		$		$		$

        Our general partner is entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

 Distributions From Capital Surplus

        How distributions from capital surplus will be made.    Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

  •
  first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        The preceding paragraph assumes that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

        Effect of a distribution from capital surplus.    Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If we reduce the minimum quarterly distribution to zero, all future distributions will be made such that 50.0% will be paid to the holders of units and 50.0% to our general partner. The percentage interests shown for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the initial unit price as described below; and

  •
  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution.

        For example, if a two-for-one split of the units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. Our partnership agreement provides that we do not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting our general partner's estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (i) available cash for that quarter, plus (ii) our general partner's estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

        General.    If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

        Manner of adjustments for gain.    The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner:

  •
  first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

  •
  second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until the capital account for each common unit is equal to the sum of: (i) the initial unit price; (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (iii) any unpaid arrearages in payment of the minimum quarterly distribution;

  •
  third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until the capital account for each subordinated unit is equal to the sum of: (i) the initial unit price; and (ii) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

  •
  fourth, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed

    98.0% to the unitholders, pro rata, and 2.0% to our general partner, for each quarter of our existence;

  •
  fifth, 85.0% to all unitholders, pro rata, and 15.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to our general partner for each quarter of our existence;

  •
  sixth, 75.0% to all unitholders, pro rata, and 25.0% to our general partner, until we allocate under this paragraph an amount per unit equal to: (i) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to our general partner for each quarter of our existence; and

  •
  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to our general partner.

        The percentage interests set forth above for our general partner include its 2.0% general partner interest and assume our general partner has not transferred the incentive distribution rights.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that clause (iii) of the second bullet point above and all of the third bullet point above will no longer be applicable.

        Manner of adjustments for losses.    If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

  •
  first, 98.0% to holders of subordinated units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

  •
  second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  thereafter, 100.0% to our general partner.

        If the liquidation occurs after the end of the subordination period, the distinction between common and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

        Adjustments to capital accounts.    Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

        The following table presents our selected historical financial and operating data for the periods and as of the dates presented. The following table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes included elsewhere in this prospectus.

        The selected historical financial and operating data has been prepared on the following basis:

  •
  the historical financial information as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 is derived from our audited financial statements, which are included elsewhere in this prospectus;

  •
  the historical financial information as of December 31, 2007, 2008 and 2009 and for the years ended December 31, 2007 and 2008 is derived from our audited financial statements, which are not included in this prospectus;

  •
  the historical financial information as of September 30, 2012 and for the nine months ended September 30, 2011 and September 30, 2012 is derived from our unaudited financial statements, which are included elsewhere in this prospectus; and

  •
  the historical financial information as of September 30, 2011 is derived from our unaudited financial statements, which are not included in this prospectus.

        We were acquired by USA Compression Holdings on December 23, 2010, which we refer to as the Holdings Acquisition. In connection with this acquisition, our assets and liabilities were adjusted to fair value on the closing date by application of "push-down" accounting. Due to these adjustments, our unaudited condensed consolidated financial statements are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (i) the periods prior to the acquisition date for accounting purposes, using a date of convenience of December 31, 2010, are identified as "Predecessor," and (ii) the periods from December 31, 2010 forward are identified as "Successor." Please read note 1 to our audited financial statements as of December 31, 2011 included elsewhere in this prospectus.

        The following table includes the non-GAAP financial measure of Adjusted EBITDA. We define Adjusted EBITDA as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. For a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read "—Non-GAAP Financial Measures."

	Predecessor				Successor(1)
						Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
	Year ended December 31,				Year Ended December 31, 2011
	2007	2008	2009	2010
	(in thousands, except per unit and operating data)
Revenues:
Contract operations	$67,339	$87,905	$93,178	$89,785	$93,896	$68,762	$85,285
Parts and service	2,296	2,918	2,050	2,243	4,824	1,565	1,730

Total revenues	69,635	90,823	95,228	92,028	98,720	70,327	87,015
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	20,513	29,320	30,096	33,292	39,605	28,057	27,928
Selling, general and administrative	10,958	8,709	9,136	11,370	12,726	8,500	12,927
Restructuring charges(2)	—	—	—	—	300	—	—
Depreciation and amortization	13,437	18,016	22,957	24,569	32,738	24,044	30,590
(Gain) loss of sale of assets	(3)	(235)	(74)	(90)	178	159	257
Impairment of compression equipment	1,028	—	1,677	—	—	—	—

Total costs and expenses	45,933	55,810	63,792	69,141	85,547	60,760	71,702

Operating income	23,702	35,013	31,436	22,887	13,173	9,567	15,313
Other income (expense):
Interest expense	(16,468)	(14,003)	(10,043)	(12,279)	(12,970)	(9,424)	(11,637)
Other	43	20	25	26	21	17	23

Total other expense	(16,425)	(13,983)	(10,018)	(12,253)	(12,949)	(9,407)	(11,614)

Income before income tax expense	7,277	21,030	21,418	10,634	224	160	3,699

Income tax expense(3)	155	119	190	155	155	111	144

Net income	$7,122	$20,911	$21,228	$10,479	$69	$49	$3,555

Adjusted EBITDA	$40,562	$53,274	$56,917	$51,987	$51,285	$37,162	$46,676
Net income per limited partner unit:
Common unit
Subordinated unit
Other Financial Data:
Capital expenditures	$63,010	$92,708	$29,580	$18,886	$133,264	$65,153	$148,473
Cash flows provided by (used in):
Operating activities	26,441	40,699	42,945	38,572	33,782	28,673	30,375
Investing activities	(62,642)	(88,102)	(26,763)	(18,768)	(140,444)	(64,379)	(147,121)
Financing activities	37,591	46,364	(16,545)	(19,804)	106,662	35,706	116,749
Operating Data (at period end, except averages)—unaudited
Fleet horsepower(4)	453,508	542,899	582,530	609,730	722,201	691,545	889,099
Total available horsepower(5)	476,698	568,359	582,530	612,410	809,418	711,463	902,164
Revenue generating horsepower(6)	405,807	496,606	502,177	533,692	649,285	591,290	786,750
Average revenue generating horsepower(7)	370,826	455,673	489,243	516,703	570,900	551,566	788,668
Revenue generating compression units	613	763	749	795	888	839	964
Average horsepower per revenue generating compression unit(8)	665	651	655	667	692	683	817
Horsepower utilization(9):
At period end	93.7%	95.2%	92.0%	91.8%	95.7%	92.8%	93.4%
Average for the period(10)	93.9%	95.9%	92.7%	92.6%	92.3%	91.4%	93.9%
	Predecessor			Successor(1)
Balance Sheet Data (at period end):
Working capital(11)	$(2,794)	$(7,656)	$(4,678)	$(3,984)	$(11,295)	$(11,120)	$(9,585)
Total assets	276,983	349,645	352,757	614,718	727,876	654,607	849,824
Long-term debt	229,861	276,537	260,470	255,491	363,773	291,544	482,137
Partners' capital	32,795	49,685	72,626	338,954	339,023	339,003	342,578

(1)
Reflects the push-down of the purchase accounting for the Holdings Acquisition.

(2)
During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations. We paid approximately $0.1 million of these restructuring charges in the three months ended March 31, 2012 and paid the remaining $0.2 million in the three months ended June 30, 2012.

(3)
This represents the Texas franchise tax (applicable to income apportioned to Texas) which, in accordance with ASC 740, is classified as income tax for reporting purposes.

(4)
Fleet horsepower is horsepower for compression units that have been delivered to us (and excludes any units on order). As of September 30, 2012, we had 31,630 of additional new compression unit horsepower on order, which is expected to be delivered between October 2012 and December 2012.

(5)
Total available horsepower is revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue that is subject to a purchase order and idle horsepower. Total available horsepower excludes new horsepower on order for which we do not have a compression services contract.

(6)
Revenue generating horsepower is horsepower under contract for which we are billing a customer.

(7)
Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.

(8)
Calculated as the average of the month-end horsepower per revenue generating compression unit for each of the months in the period.

(9)
Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 89.5%, 91.5%, 86.2%, 87.5% and 89.9% for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively, and 85.5% and 88.5% for the nine months ended September 30, 2011 and 2012, respectively.

(10)
Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

(11)
Working capital is defined as current assets minus current liabilities.

Non-GAAP Financial Measures

        We include in this prospectus the non-GAAP financial measure of Adjusted EBITDA. We view Adjusted EBITDA as one of our primary management tools, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. We define Adjusted EBITDA as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

        Adjusted EBITDA does not include interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. Because we borrow money under our revolving credit facility and have historically utilized operating leases to finance our operations, interest expense and operating lease expense are necessary elements of our costs. Because we use capital assets, depreciation and impairment of compression equipment is also a necessary element of our costs. Expense related to share-based compensation expense related to equity awards to employees is also necessary to operate our business. Therefore, measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate our financial performance and our liquidity. Our Adjusted EBITDA excludes some, but not all, items that affect net income and net cash provided by operating activities, and these measures may vary among companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making processes.

        The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Historical
	Predecessor				Successor

	Year ended December 31,				Year Ended December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
	2007	2008	2009	2010
	(in thousands)
Net income	$7,122	$20,911	$21,228	$10,479	$69	$49	$3,555
Interest expense	16,468	14,003	10,043	12,279	12,970	9,424	11,637
Depreciation and amortization	13,437	18,016	22,957	24,569	32,738	24,044	30,590
Income taxes	155	119	190	155	155	111	144
Impairment of compression equipment(1)	1,028	—	1,677	—	—	—	—
Share-based compensation expense	2,352	225	269	382	—	—	—
Equipment operating lease expense(2)	—	—	553	2,285	4,053	3,284	—
Riverstone management fee(3)			—	—	1,000	250	750
Restructuring charges(4)			—	—	300	—	—
Fees and expenses related to the Holdings Acquisition(5)	—	—	—	1,838	—	—	—

Adjusted EBITDA	$40,562	$53,274	$56,917	$51,987	$51,285	$37,162	$46,676

Interest expense	(16,468)	(14,003)	(10,043)	(12,279)	(12,970)	(9,424)	(11,637)
Income tax expense	(155)	(119)	(190)	(155)	(155)	(111)	(144)
Equipment operating lease expense	—	—	(553)	(2,285)	(4,053)	(3,284)	—
Riverstone management fee			—	—	(1,000)	(250)	(750)
Restructuring charges			—	—	(300)	—	—
Fees and expenses related to the Holdings Acquisition	—	—	—	(1,838)	—	—	—
Other	1,666	201	288	3,362	(920)	(871)	(463)
Changes in operating assets and liabilities:
Accounts receivable and advance to employee	(563)	(2,458)	1,865	(336)	(976)	(142)	(1,649)
Inventory	(216)	(155)	(3,680)	503	1,974	1,102	(950)
Prepaids	(358)	(1,165)	608	(18)	(219)	738	864
Other non-current assets	(2)	(3)	(4)	1	(2,601)	(2,143)	(806)
Accounts payable	211	1,960	(857)	(825)	1,987	1,785	(6,145)
Accrued liabilities and deferred revenue	1,764	3,167	(1,406)	455	1,730	4,111	5,379

Net cash provided by operating activities	$26,441	$40,699	$42,945	$38,572	$33,782	$28,673	$30,375

(1)
Represents non-cash charges incurred to write-down long-lived assets with recorded values that are not expected to be recovered through future cash flows.

(2)
Represents expenses for the respective periods under the operating lease facility with Caterpillar, from whom we historically leased compression units and other equipment. On December 15, 2011, we purchased all the compression units that were previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility. As such, we believe it is useful to investors to view our results excluding these lease payments.

(3)
Represents management fees paid to Riverstone for services performed during 2011 and the nine months ended September 30, 2012. As these fees will not be paid by us after our initial public offering, we believe it is useful to investors to view our results excluding these fees.

(4)
During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations. We paid approximately $0.1 million of these restructuring charges in the three months ended March 31, 2012 and paid the remaining $0.2 million in the three months ended June 30, 2012. We believe that it is useful to investors to view our results excluding this non-core expense.

(5)
Represents one-time fees and expenses related to the Holdings Acquisition. These fees and expenses are not related to our operations, and we do not expect to incur similar fees or expenses in the future as a publicly traded partnership.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our historical financial condition and results of operations in conjunction with the audited and unaudited financial statements and related notes included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information.

Overview

        We are a growth-oriented Delaware limited partnership and, based on management's significant experience in the industry, we believe that we are one of the largest independent providers of compression services in the U.S. in terms of total compression unit horsepower. We have been providing compression services since 1998. We currently operate in a number of U.S. natural gas shale plays, including the Fayetteville, Marcellus, Woodford, Barnett, Eagle Ford and Haynesville shales. We believe compression services for shale production will increase in the future. According to the Annual Energy Outlook 2012 prepared by the EIA, natural gas production from shale formations will increase from 23% of total U.S. natural gas production in 2010 to 49% of total U.S. natural gas production in 2035. We also provide compression services in more mature conventional basins that will require increasing amounts of compression as they age and pressures decline.

        We operate in a single business segment, the compression service business. We provide our customers with compression services to maximize their natural gas and crude oil production, throughput and cash flow. We provide domestic compression services to major oil companies and independent producers, processors, gatherers and transporters of natural gas using our modern, flexible fleet of compression units, which have been designed to be rapidly deployed and redeployed throughout the country. As part of our services, we engineer, design, operate, service and repair our compression units and maintain related support inventory and equipment.

        We provide our compression services primarily under long-term, fixed fee contracts. Our contracts have initial contract terms of up to five years. Our customers generally require compression services at their locations for longer than the initial contract term. We typically continue to provide compression services to our customers beyond their initial contract terms, either through renewals or on a month-to-month basis. As of and for the nine months ended September 30, 2012, approximately 33% of our compression services on a horsepower basis (and 40% on a revenue basis) were provided to customers under contracts continuing on a month-to-month basis. Our customers are typically required to pay our monthly fee even during periods of limited or disrupted natural gas flows, which enhances the stability and predictability of our cash flows. We are not directly exposed to natural gas price risk because we do not take title to the natural gas we compress and because the natural gas used as fuel for our compression units is supplied by our customers without cost to us. Our indirect exposure to short-term volatility in natural gas and crude oil commodity prices is mitigated by the long-term nature of the majority of our contracts. As of September 30, 2012, we estimate that over 90% of our revenue generating horsepower was deployed in large-volume gathering systems, processing facilities and transportation applications.

General Trends and Outlook

        From 2006 through 2008, the compression industry in the U.S. experienced a period of significant strength. Our average annual horsepower utilization rates ranged from 94% to 97% during these years, and our average revenue per revenue generating horsepower per month increased from $14.18 in 2006 to $16.24 in 2008. During 2009 and the first half of 2010, the industry experienced pricing pressure as a result of reduced commodity prices and energy activity, an excess supply of gas compression equipment in the industry and the rationalization of compression equipment by producers, processors, gatherers and transporters of natural gas that has included replacing outsourced compression services with customer-owned equipment and downsizing compression units. Average monthly revenue per revenue generating horsepower declined to $16.05 in 2009, $14.70 in 2010 and $14.07 in 2011, although our utilization rates remained high at 93% for 2009 and 2010 and 92% for 2011. Pricing for the compression industry in the U.S. began to stabilize in mid-2010 and improved slightly during the second half of 2010 and remained stable in 2011.

        We anticipate that our average monthly revenue per revenue generating horsepower will continue to decline slightly, as market rates in 2009 and early 2010 were lower than market rates prior to 2009, and as older contracts at higher rates expire, a larger percentage of our contracts are at the lower rates prevalent since 2009. During 2009 and early 2010, we elected to sign shorter term contracts wherever practical to limit our long-term exposure to the lower rates prevalent at the time. Rates improved in the second half of 2010 and remained relatively stable through 2011. However, we expect to experience pricing pressure in 2012 across the horsepower ranges of our fleet (other than our largest horsepower units), with increases forecasted through 2013. Over the long term, we expect that improved pricing will ultimately improve our average monthly revenue per revenue generating horsepower as contracts that we entered into in 2009 and early 2010 expire and we enter into new contracts at higher rates. We intend to grow the number of large-horsepower units in our fleet. While large-horsepower units in general allow us to generate higher gross operating margins than lower-horsepower units, they also generate lower average monthly revenue per revenue generating horsepower.

        Our ability to increase our revenues is dependent in large part on our ability to add new revenue generating compression units to our fleet and increase the utilization of idle compression units. During 2010, we began to see an increase in overall natural gas activity in the U.S. and experienced an increase in demand for our compression services. Our revenue generating horsepower increased approximately 33.1% as of September 30, 2012 as compared to September 30, 2011. Average revenue generating horsepower increased approximately 43.0% from the nine months ended September 30, 2011 compared to the nine months ended September 30, 2012. We believe the activity levels in the U.S. will continue to increase, particularly in shale plays. We anticipate this activity will result in higher demand for our compression services, which we believe should result in increasing revenues. However, the expected increase in overall natural gas activity and demand for our compression services may not occur for a variety of reasons. See "Forward-looking Statements."

Factors That Affect Our Future Results

  Customers

        We provide compression services to major oil companies and independent producers, processors, gatherers and transporters of natural gas, and operate in a number of U.S. natural gas shale plays, including the Fayetteville, Marcellus, Woodford, Barnett, Eagle Ford and Haynesville shales. Our customers use our services primarily in large-volume gathering systems, processing facilities and transportation applications. Regardless of the application for which our services are provided, our customers rely upon the availability of the equipment used to provide compression services and our expertise to help generate the maximum throughput of product, reduce fuel costs and reduce emissions. While we are currently focused on our existing service areas, our customers have natural gas compression demands in other areas of the U.S. in conjunction with their field development projects. We continually consider expansion of our areas of operation in the U.S. based upon the level of customer demand. Our modern, flexible fleet of compression units, which have been designed to be rapidly deployed and redeployed throughout the country, provides us with continuing opportunities to expand into other areas with both new and existing customers. From April 2008 through September 2012, we redeployed approximately 51,000 horsepower of our compression units from our Central operating region to our Northeast operating region, which includes the Marcellus shale, to meet increasing customer demand in that geographic area. Many of our customers have access to low-cost capital made available by banks and equipment manufacturers and have elected to access this capital to add compression units to their owned compression fleets. Additional purchases of compression equipment by our customers may result in reduced demand for our compression services by these customers, which could materially reduce our results of operations and ability to make cash distributions to our unitholders.

  Supply and Demand for Natural Gas

        We believe that as a clean alternative to other fuels, natural gas will continue to be a fuel of choice for many years to come for many industries and consumers. The EIA forecasts in its Annual Energy Outlook 2012 that natural gas consumption in the U.S. will increase by approximately 10% from 2010 to 2035. We believe this long-term increasing demand for natural gas will create increasing demand for compression services, for both natural gas fields as they age and for the development of new natural gas fields. Additionally, the shift to production of natural gas from shale, tight gas and coal bed formations that often have lower producing pressures than conventional reservoirs, results in a further increase in compression needs. In the short-term, changes in natural gas pricing, based primarily upon the supply of natural gas, will affect the development activities of natural gas producers based upon the costs associated with finding and producing natural gas in the particular natural gas and oil fields in which they are active. Although short-term declines in natural gas prices have a short-term negative effect on the development activity in natural gas fields, periods of lower development activity tend to place emphasis on improving production efficiency. As a result of our commitment to providing a high level of availability of the equipment used to provide compression services, we believe our service run times position us to satisfy the needs of our customers.

  Access to External Expansion Capital

        In determining the amount of cash available for distribution, the board of directors of our general partner will determine the amount of cash reserves to set aside for our operations, including reserves for future working capital, maintenance capital expenditures, expansion capital expenditures and other matters, which will impact the amount of cash we are able to distribute to our unitholders. However, we expect that we will rely primarily upon external financing sources, including borrowings under our revolving credit facility and issuances of debt and equity securities, rather than cash reserves, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally and are unwilling to establish cash reserves to fund future expansions, our cash available for distribution will not significantly increase. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or in the terms of our revolving credit facility on our ability to issue additional units, including units ranking senior to the common units.

How We Evaluate Our Operations

  Revenue Generating Horsepower

        One of our measures of operational performance is the amount of revenue generating horsepower we are able to install monthly, quarterly and annually. Revenue generating horsepower growth is the primary driver for our revenue growth and it is also the base measure for evaluating our efficiency of capital deployed. Revenue generating horsepower is horsepower under contract for which we are billing a customer.

  Horsepower Utilization

        Each month we identify idle compression units in our compression fleet and analyze their availability for redeployment. The primary reason for tracking and analyzing idle horsepower is to facilitate redeployment and therefore increase our contract operations revenue and efficiency of capital deployed. Our horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Fleet horsepower utilization is calculated as (i) revenue generating horsepower divided by (ii) fleet horsepower.

  Cost of Operations

        We use cost of operations as a performance measure for each of our operating areas and the managers in charge of those operating areas. We track the items in cost of operations down to the compression unit level, and are able to compare operating costs to the budget we have for the type of horsepower and the area in which it is located. We use these comparisons to identify, research and address trends and variances. We also track our cost of operations on a company-wide basis, using month-to-month, year-to-date and year-to-year comparisons, and as compared to budget. This analysis is useful in identifying company-wide cost trends and allows us to take corrective actions as required.

  Adjusted EBITDA

        We view Adjusted EBITDA as one of our primary management tools, and we track this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. We define Adjusted EBITDA as our net income before interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar and certain fees and expenses related to the Holdings Acquisition. Adjusted EBITDA is used as a supplemental financial measure by our management and external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

  •
  the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

  •
  the ability of our assets to generate cash sufficient to make debt payments and to make distributions; and

  •
  our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

        We believe that Adjusted EBITDA provides useful information to investors because, when viewed with our GAAP results and the accompanying reconciliations, it provides a more complete understanding of our performance than GAAP results alone. We also believe that external users of our financial statements benefit from having access to the same financial measures that management uses in evaluating the results of our business.

        Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

        Adjusted EBITDA does not include interest expense, income taxes, depreciation expense, impairment of compression equipment, share-based compensation expense, restructuring charges, management fees, expenses under our operating lease with Caterpillar or certain fees and expenses related to the Holdings Acquisition. Because we borrow money under our revolving credit facility and have historically utilized operating leases to finance our operations, interest expense and operating lease expense are necessary elements of our costs. Because we use capital assets, depreciation and impairment of compression equipment is also a necessary element of our costs. Expense related to share-based compensation expense related to equity awards to employees is also necessary to operate our business. Therefore, measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate our financial performance and our liquidity. Our Adjusted EBITDA excludes some, but not all, items that affect net income, operating income and net cash provided by operating activities, and these measures may vary among companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making processes.

  Gross Operating Margin

        Gross operating margin (defined as revenue less cost of operations, exclusive of depreciation and amortization expense) is a key measure for our business. Gross operating margin is impacted primarily by the pricing trends for our service operations and our cost of operations including labor rates for our service technicians, volume and per unit costs for our lubricant oils, quantity and pricing for our routine preventative maintenance to our compression units and property tax rates on our compression units. For a reconciliation of gross operating margin, a non-GAAP financial measure, to operating income, its most directly comparable financial measure calculated and presented in accordance with GAAP, see "—Operating Highlights."

Accounting Terminology and Principles

        Our discussion and analysis uses the following accounting terminology and principles:

  •
  Contract operations revenue.  Contract operations revenue consists of gross revenue derived from the provision of compression services.

  •
  Parts and service revenue.  Parts and service revenue represents revenues derived from repair services that are performed on compression units owned by our customers.

  •
  Cost of operations.  Cost of operations consists of direct non-capitalized costs associated with the operation, repair and maintenance of compression units, engine and compressor frame lubrication oil costs, direct and indirect personnel related costs including salaries and benefits, operating expenses incurred in connection with our operating lease agreement with Caterpillar and other costs to support operational activities.

  •
  Selling, general and administrative expense.  Selling, general and administrative, or SG&A, expense consists of centralized support functions such as accounting, payroll, treasury, insurance administration and risk management, marketing, sales, human resources, legal, information technology and other services.

  •
  Depreciation expense.  Depreciation expense represents depreciation taken on the capitalized cost of asset additions beginning in the month the asset is placed in service. Depreciation is calculated on the straight-line method with various lives including 25-year lives for new compression units.

  •
  Amortization expense of intangible assets.  Intangible assets consist of trade names and customer relationships that are amortized on a straight-line basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to future cash flows. The estimated useful lives range from 25 to 30 years.

 Operating Highlights

        The following table summarizes certain horsepower and horsepower utilization percentages for the periods presented.

	Predecessor			Successor
	Year Ended December 31,		Percent Change	Year Ended December 31,	Percent Change	Nine Months Ended September 30,		Percent Change
Operating Data (unaudited):	2009	2010	2010	2011	2011	2011	2012	2012
Fleet horsepower(1)	582,530	609,730	4.7%	722,201	18.4%	691,545	889,099	28.6%
Total available horsepower(2)	582,530	612,410	5.1%	809,418	32.2%	711,463	902,164	26.8%
Revenue generating horsepower(3)	502,177	533,692	6.3%	649,285	21.7%	591,290	786,750	33.1%
Average revenue generating horsepower(4)	489,243	516,703	5.6%	570,900	10.5%	551,566	788,668	43.0%
Revenue generating compression units	749	795	6.1%	888	11.7%	839	964	14.9%
Average horsepower per revenue generating compression unit(5)	655	667	1.8%	692	3.7%	683	817	19.6%
Horsepower utilization(6):
At period end	92.0%	91.8%	(0.2)%	95.7%	4.2%	92.8%	93.4%	0.6%
Average for the period(7)	92.7%	92.6%	(0.1)%	92.3%	(0.3)%	91.4%	93.9%	2.7%

(1)
Fleet horsepower is horsepower for compression units that have been delivered to us (and excludes units on order). As of September 30, 2012, we had 31,630 of additional new compression unit horsepower on order, which is expected to be delivered between October 2012 and December 2012.

(2)
Total available horsepower is revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order and idle horsepower. Total available horsepower excludes new horsepower on order for which we do not have a compression services contract.

(3)
Revenue generating horsepower is horsepower under contract for which we are billing a customer.

(4)
Calculated as the average of the month-end horsepower per revenue generating horsepower for each of the months in the period.

(5)
Calculated as the average of the month-end horsepower per revenue generating compression unit for each of the months in the period.

(6)
Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 86.2%, 87.5% and 89.9% for the years ended December 31, 2009, 2010 and 2011, respectively, and 85.5% and 88.5% for the nine months ended September 30, 2011 and 2012, respectively.

(7)
Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

        The increase in fleet horsepower as of December 31, 2011 compared to December 31, 2010 is attributable to the compression units added to our fleet to meet the incremental demand by new and current customers. Revenue generating horsepower increased by 21.7% from December 31, 2010 to December 31, 2011. The average horsepower per revenue generating compression unit increased from 667 to 692 between 2010 and 2011. The increase in fleet horsepower as of September 30, 2012 compared to September 30, 2011 is attributable to the compression units added to our fleet to meet the incremental demand by new and current customers. Revenue generating horsepower increased by

33.1% from September 30, 2011 to September 30, 2012. The average horsepower per revenue generating compression unit increased from 683 to 817, or 19.6%, over that same period.

	Predecessor			Successor
	Year Ended December 31,		Percent Change	Year Ended December 31,	Percent Change	Nine Months Ended September 30,		Percent Change
Other Financial Data:	2009	2010	2010	2011	2011	2011	2012	2012
Gross Operating Margin(1)	$65,132	$58,736	(9.8)%	$59,115	0.6%	$42,270	$59,087	39.8%
Adjusted EBITDA(2)	$56,917	$51,987	(8.7)%	$51,285	(1.4)%	$37,162	$46,676	25.6%
Gross operating margin percentage(3)	68.4%	63.8%	(6.7)%	59.9%	(6.1)%	60.1%	67.9%	13.0%
Adjusted EBITDA percentage(3)	59.8%	56.5%	(5.5)%	51.9%	(8.1)%	52.8%	53.6%	1.5%

(1)
Gross operating margin is a non-GAAP financial measure. We calculate gross operating margin as revenue less cost of operations, exclusive of depreciation and amortization expense. We believe that gross operating margin is useful as a supplemental measure of our operating profitability. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because we capitalize assets, depreciation and amortization of equipment is a necessary element of our costs. To compensate for the limitations of gross operating margin as a measure of our performance, we believe that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate our operating profitability.

The following table reconciles gross operating margin to operating income, its most directly comparable GAAP financial measure, for each of the periods presented:

	Predecessor		Successor
	Year Ended December 31,		Year Ended December 31,	Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(in thousands)
Revenues:
Contract operations	$93,178	$89,785	$93,896	$68,762	$85,285
Parts and service	2,050	2,243	4,824	1,565	1,730

Total revenues	95,228	92,028	98,720	70,327	87,015
Cost of operations, exclusive of depreciation and amortization	30,096	33,292	39,605	28,057	27,928

Gross operating margin	65,132	58,736	59,115	42,270	59,087
Other operating and administrative costs and expenses:
Selling, general and administrative	9,136	11,370	12,726	8,500	12,927
Restructuring charges	—	—	300	—	—
Depreciation and amortization	22,957	24,569	32,738	24,044	30,590
(Gain) loss on sale of assets	(74)	(90)	178	159	257
Impairment of compression equipment	1,677	—	—	—	—

Total other operating and administrative costs and expenses	33,696	35,849	45,942	32,703	43,774

Operating income	$31,436	$22,887	$13,173	$9,567	$15,313

(2)
For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income and cash flows from operating activities, its most directly comparable GAAP financial measures, see "Selected Historical Financial and Operating Data—Non-GAAP Financial Measures."

(3)
Gross operating margin percentage and Adjusted EBITDA percentage are calculated as a percentage of revenue.

        Gross operating margin, as a percentage of total revenues, declined from 68% in 2009 to 64% in 2010. The decline in gross operating margin resulted from pricing pressure for compression services that began in 2009. While pricing for these services stabilized in mid-2010, compression units that were placed under service contracts during 2009 and 2010 were contracted at lower market rates. In addition, expenses related to our operating lease with Caterpillar were $2.3 million in 2010, or 2.5% of revenue, and $0.6 million in 2009, or 0.6% of revenue.

        Gross operating margin, as a percentage of total revenues, declined from 64% in 2010 to 60% in 2011. The decline in gross operating margin was primarily attributable to continued cost increases for providing our compression services. Increased expenses related to the addition of new compression units in 2011 under our operating lease with Caterpillar, which were $2.3 million in 2010, or 2.5% of revenue, as compared to $4.1 million in 2011, or 4.1% of revenue. On December 15, 2011, we purchased all the compression units we previously leased from Caterpillar for $43 million and terminated all the lease schedules and covenants under the facility. In addition, expenses related to fluids increased from $4.3 million in 2010, or 4.7% of revenue, to $5.1 million in 2011, or 5.2% of revenue. This increase was due to a 21.4% increase in fluids supplier pricing during 2011 as compared to 2010, offset by a 1.3% decrease in gallons used in 2011. Other significant increases in expenses included (1) maintenance expenses increased by $0.3 million, or 0.1% of revenue, (2) truck fleet fuel expenses increased by $0.4 million, or 0.3% of revenue, (3) supplies and equipment expenses increased by $0.2 million, or 0.2% of revenue, and (4) operating personnel salaries and benefits expense increased $0.4 million, each of which were attributable to the increase in the size of our fleet horsepower. Additionally, a portion of retail service revenue, including billings for trucking and crane services increased $1.1 million during 2011, including $1.0 million recognized during the fourth quarter of 2011, due to the deployment and redeployment of compression units. These ancillary trucking and crane services, all of which are billed to customers, resulted in no gross operating margin.

        Gross operating margin, as a percentage of total revenues, increased from 60% for the nine months ended September 30, 2011 to 68% for the nine months ended September 30, 2012. The increase in gross operating margin was primarily attributable to a 23.7% increase in total revenues when comparing the periods, and a slight decrease in cost of operations of 0.5%. Average revenue generating horsepower increased from 551,566 for the nine months ended September 30, 2011 to 788,668 for the nine months ended September 30, 2012, an increase of 43.0%. Average revenue per revenue generating horsepower per month declined from $14.21 for the nine months ended September 30, 2011 to $13.39 for the nine months ended September 30, 2012, a decrease of 5.8%. The decline in average revenue per revenue generating horsepower per month related primarily to the 19.6% increase in average horsepower per revenue generating compression unit from 683 for the nine months ended September 30, 2011 to 817 for the nine months ended September 30, 2012. The decrease in cost of operations is attributable to a $3.3 million decrease in equipment operating lease expense, as the Caterpillar operating lease schedules were terminated on December 15, 2011. Significant cost increases offset the decrease related to the Caterpillar operating lease, and consisted of (1) a $0.9 million increase in lubrication oil expenses due to both 9.7% increase in the average supplier price per gallon and 14.4% increase in gallons consumed, (2) a $0.5 million increase in labor maintenance, (3) a $0.4 million increase related to vehicle tools and gasoline, (4) a $0.6 million increase related to total labor expense and (5) a $0.1 million increase of field and warehouse supplies expense, all of which were attributable to the increase in the size of our fleet.

        Gross operating margin, as a percentage of total revenues, increased from 60% for the year ended December 31, 2011 to 68% for the nine months ended September 30, 2012. The increase was primarily attributable to an increase in revenue generating horsepower from 649,285 at December 31, 2011 to 786,750 at September 30, 2012, or a 21.2% increase. Higher revenue levels were partially offset by an increase in selling, general and administrative expense during the noted periods due to an increase in employee headcount to support operations and sales management and certain executive positions to operate as a public company. Selling, general and administrative expense represented 12.9% and 14.9% of revenue for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively.

Financial Results of Operations

Nine months ended September 30, 2012 compared to the nine months ended September 30, 2011

        The following table summarizes our results of operations for the periods presented:

	Nine months ended September 30,
			Percent Change
	2011	2012
	(in thousands)
Revenue:
Contract operations	$68,762	$85,285	24.0%
Parts and service	1,565	1,730	10.5%

Total revenues	70,327	87,015	23.7%
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	28,057	27,928	(0.5)%
Selling, general and administrative	8,500	12,927	52.1%
Depreciation and amortization	24,044	30,590	27.2%
Loss on sale of assets	159	257	61.6%

Total costs and expenses	60,760	71,702	18.0%

Operating income	9,567	15,313	60.1%
Other income (expense):
Interest expense	(9,424)	(11,637)	23.5%
Other	17	23	35.3%

Total other expense	(9,407)	(11,614)	23.5%

Income before income tax expense	160	3,699	2,211.9%
Income tax expense	111	144	29.7%

Net income	$49	$3,555	7,155.1%

        Contract operations revenue.    Contract operations revenue was $85.3 million for the nine months ended September 30, 2012 compared to $68.8 million during the same period in 2011, an increase of 24.0%. Average revenue generating horsepower increased from 551,566 for the nine months ended September 30, 2011 to 788,668 for the nine months ended September 30, 2012, an increase of 43.0%. Average revenue per revenue generating horsepower per month declined from $14.21 for the nine months ended September 30, 2011 to $13.39 for the nine months ended September 30, 2012, a decrease of 5.8%. The decline in average revenue per revenue generating horsepower per month related primarily to the 19.6% increase in average horsepower per revenue generating compression unit from 683 for the nine months ended September 30, 2011 to 817 for the nine months ended September 30, 2012. During the nine month period ended September 30, 2012, we had a higher level of partial month billings and standby rates with certain customers in our revenues compared to that same period for 2011. Revenue generating horsepower was 786,750 at September 30, 2012 compared to 591,290 at September 30, 2011, a 33.1% increase.

        Parts and service revenue.    Parts and service revenue was $1.7 million for the nine months ended September 30, 2012 compared to $1.6 million during the same period in 2011, a 10.5% increase.

        Cost of operations, exclusive of depreciation and amortization.    Cost of operations was $27.9 million for the nine months ended September 30, 2012 compared to $28.1 million for the nine months ended September 30, 2011, a decrease of 0.5%. The decrease is attributable to a $3.3 million decrease in equipment operating lease expense, as the Caterpillar operating lease schedules were terminated on December 15, 2011. Significant cost increases offset the decrease related to the Caterpillar operating lease, and consisted of (1) a $0.9 million increase in lubrication oil expenses due to both 9.7% increase in the average supplier price per gallon and 14.4% increase in gallons consumed, (2) a $0.5 million increase in labor maintenance, (3) a $0.4 million increase related to vehicle tools and gasoline, (4) a $0.6 million increase related to total labor expense and (5) a $0.1 million increase of field and warehouse supplies expense, all of which were attributable primarily to the increase in the size of our fleet. The cost of operations was 32.1% of revenue for the nine months ended September 30, 2012 as compared to 39.9% for the nine months ended September 30, 2011.

        Selling, general and administrative expense.    Selling, general and administrative expense was $12.9 million for the nine months ended September 30, 2012 compared to $8.5 million for the nine months ended September 30, 2011, an increase of 52.1%. Selling, general and administrative expense represented 14.9% and 12.1% of revenue for the nine months ended September 30, 2012 and 2011, respectively. Approximately $1.7 million of the increase in selling, general and administrative expense related to salaries increase due to an increase in employee headcount to support operations and sales management and certain executive positions to operate as a public company. Management fees for services provided by an affiliate of our general partner increased $0.5 million due to the closing of the third amendment and fourth and restated amended credit facility along with other increased services during the nine months ended September 30, 2012. Additionally, accounting fees increased $0.4 million due to increased services as we prepare to operate as a public company. Other significant increases include (1) a $0.2 million due to increased office rent, (2) a $0.3 million due to increased sales support costs and (3) a $0.4 million of increased outside services costs, all of which were attributable to increased employee headcount and support services. The selling, general and administrative employee headcount was 59 at September 30, 2012, a 25.5% increase from September 30, 2011. The selling, general and administrative employee headcount increased to support the continued growth of the business.

        Depreciation and amortization expense.    Depreciation and amortization expense was $30.6 million for the nine months ended September 30, 2012 compared to $24.0 million for the nine months ended September 30, 2011, an increase of 27.2%. The increase was related to an increase in property, plant and equipment of 49.3% over these periods.

        Interest expense.    Interest expense was $11.6 million for the nine months ended September 30, 2012 compared to $9.4 million for the nine months ended September 30, 2011, an increase of 23.5%. Included in interest expense is amortization of deferred loan costs of $1.4 million and $0.8 million for the nine months ended September 30, 2012 and 2011, respectively. Average borrowings outstanding under our revolving credit facility were $425.0 million for the nine months ended September 30, 2012 compared to $262.2 million for the nine months ended September 30, 2011. Interest expense for both periods was related to borrowings under our revolving credit facility. Our revolving credit facility had an interest rate of 2.98% and 3.97% at September 30, 2012 and 2011, respectively. The composite fixed interest rate for $75 million and $140.0 million of notional coverage under interest rate swap instruments was 3.00% and 2.52% at September 30, 2012 and 2011, respectively.

        Income tax expense.    We accrued approximately $144,000 and $111,000 in franchise tax for the nine months ended September 30, 2012 and 2011, respectively, as a result of the Texas franchise tax (applicable to income apportioned to Texas beginning January 1, 2007). This tax is reflected in our financials as income tax in accordance with FASB ASC 740, which requires this classification for reporting purposes.

Year ended December 31, 2011 compared to the year ended December 31, 2010

        The following table summarizes our results of operations for the periods presented:

	Predecessor	Successor
	Year ended December 31,
			Percent Change
	2010	2011
	(in thousands)
Revenues:
Contract operations	$89,785	$93,896	4.6%
Parts and service	2,243	4,824	115.1%

Total revenues	92,028	98,720	7.3%
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	33,292	39,605	19.0%
Selling, general and administrative	11,370	12,726	11.9%
Restructuring charges	—	300
Depreciation and amortization	24,569	32,738	33.2%
(Gain) loss on sale of assets	(90)	178

Total costs and expenses	69,141	85,547	23.7%

Operating income	22,887	13,173	(42.4)%
Other income (expense):
Interest expense	(12,279)	(12,970)	5.6%
Other	26	21	(19.2)%

Total other expense	(12,253)	(12,949)	5.7%

Income before income tax expense	10,634	224	(97.9)%
Income tax expense	155	155	0.0%

Net income	$10,479	$69	(99.3)%

        Contract operations revenue.    Contract operations revenue was $93.9 million for the year ended December 31, 2011 compared to $89.8 million in 2010, an increase of 4.6%. Average revenue generating horsepower increased from 516,703 for the year ended December 31, 2010 to 570,900 for the year ended December 31, 2011, an increase of 10.5%. Average revenue per revenue generating horsepower per month declined from $14.70 for the year ended December 31, 2010 to $14.07 for the year ended December 31, 2011, a decrease of 4.3%. The decline in average revenue per revenue generating horsepower per month related primarily to the 3.7% increase in the estimated average horsepower per revenue generating compression unit, which was 667 and 692 at December 31, 2010 and 2011, respectively. While pricing for these services stabilized in mid-2010, compression units that were placed under service contracts during 2009 and 2010 were contracted at lower market rates. There were 888 revenue generating compression units at December 31, 2011 compared to 795 at December 31, 2010, an 11.7% increase. Revenue generating horsepower was 649,285 at December 31, 2011 compared to 533,692 at December 31, 2010, a 21.7% increase.

        Parts and service revenue.    Parts and service revenue was $4.8 million for the year ended December 31, 2011 compared to $2.2 million in 2010, or a 115.1% increase. Retail parts revenue increased $1.5 million during 2011 after our customers curtailed this work with us in 2010. A portion of retail service revenue, including billings for trucking and crane services increased $1.1 million during 2011, including $1.0 million recognized during the fourth quarter of 2011, due to the deployment and redeployment of compression units. These ancillary trucking and crane services, all of which are billed to customers, result in no gross operating margin.

        Cost of operations, exclusive of depreciation and amortization.    Cost of operations was $39.6 million for the year ended December 31, 2011 compared to $33.3 million for the year ended December 31, 2010, an increase of 19.0%. Approximately $1.8 million of this increase was related to higher expense levels under our operating lease facility with Caterpillar due to the addition of new compression units over the applicable periods. The amount drawn under this operating lease facility immediately prior to the termination of these lease schedules on December 15, 2011 was $39.9 million as compared to $28.9 million as of December 31, 2010. Approximately $0.8 million of the increase in cost of operations was related to higher lubrication oil expenses. Lubrication oil expenses increased due to a 21.4% increase in the average supplier price per gallon, offset by a 1.3% decrease in gallons consumed. Freight costs, all of which was billed to customers, increased $1.1 million due to the redeployment of compression units during the year ended December 31, 2011, as discussed above. Retail parts expense increased $1.1 million due to the sale of six spare engines. Other significant increases include (1) maintenance expenses increased by $0.3 million, (2) truck fleet fuel expenses increased by $0.4 million, (3) supplies and equipment expenses increased by $0.2 million and (4) operating personnel salaries and benefits expense increased $0.4 million, all of which were attributable to the increase in the size of our fleet. The cost of operations was 40.2% of revenue for the year ended December 31, 2011 as compared to 36.2% for the year ended December 31, 2010.

        Selling, general and administrative expense.    Selling, general and administrative expense was $12.7 million for the year ended December 31, 2011 compared to $11.4 million for the year ended December 31, 2010, an increase of 11.9%. Selling, general and administrative expense represented 12.9% and 12.4% of revenue for the year ended December 31, 2011 and 2010, respectively. Approximately $1.0 million of the increase in selling, general and administrative expense relates to a fee for management services provided by an affiliate of our general partner, which we expect will not be paid by us after this offering. The selling, general and administrative employee headcount was 51 at December 31, 2011, a 30.8% employee increase from December 31, 2010, resulting in $0.7 million increase in salary and benefit expenses. The selling, general and administrative employee headcount increased to support continued growth of the business.

        Restructuring charges.    During the year ended December 31, 2011, we incurred $0.3 million of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations for the year ended December 31, 2011. We expect to pay these restructuring charges in 2012.

        Depreciation and amortization expense.    Depreciation and amortization expense was $32.7 million for the year ended December 31, 2011 compared to $24.6 million for the year ended December 31, 2010, an increase of 33.2%. The push-down accounting treatment for the Holdings Acquisition resulted in the recognition of identified intangibles for customer relationships and the USA Compression trade name as of December 31, 2010 and the amortization of these identified intangibles over their useful lives began on January 1, 2011, of which $3.0 million was recognized for the year ended December 31, 2011. The remaining increase was related to an increase in property, plant and equipment over these periods.

        Interest expense.    Interest expense was $13.0 million for the year ended December 31, 2011 compared to $12.3 million for the year ended December 31, 2010, an increase of 5.6%. Included in interest expense is amortization of deferred loan costs of $1.5 million and $3.4 million for the years ended December 31, 2011 and 2010, respectively. Interest expense for both periods was related to borrowings under our revolving credit facility. Average borrowings outstanding under our revolving credit facility were $275.1 million for the year ended December 31, 2011 compared to $249.1 million for the year ended December 31, 2010. Our revolving credit facility had an interest rate of 3.02% and 3.76% at December 31, 2011 and 2010, respectively, and an average interest rate of 3.71% and 2.06%, excluding the effects from the interest rate swap instruments discussed below, for the year then ended, respectively, with the higher interest rate at December 31, 2011 due to the amendment of our revolving credit facility in December 2010. The November 2011 amendment to our credit facility increased the overall commitments under the facility from $400 million to $500 million and reduced our applicable margin for LIBOR loans from a range of 300 to 375 basis points above LIBOR to a range of 200 to 275 basis points above LIBOR, depending on our leverage ratio. The composite fixed interest rate for $140 million of notional coverage under three interest rate swap instruments was 2.52% at December 31, 2011 and 2010 plus the applicable margin of 2.75% and 3.50% at December 31, 2011 and December 31, 2010, respectively. As of December 31, 2010, we no longer designate our swap agreements as cash flow hedges. As a result, amounts paid or received from the interest rate swaps are charged or credited to interest expense. For the year ended December 31, 2011, we recorded a fair value gain of $2.6 million with respect to these swaps as a reduction in interest expense.

        Income tax expense.    We accrued approximately $155,000 in franchise tax for the years ended December 31, 2011 and 2010, as a result of the Texas franchise tax.

Year ended December 31, 2010 compared to the year ended December 31, 2009

        The following table summarizes our results of operations for the periods presented:

	Predecessor
	Year Ended December 31,
			Percent Change
	2009	2010
	(in thousands)
Revenues:
Contract operations	$93,178	$89,785	(3.6)%
Parts and service	2,050	2,243	9.4%

Total revenues	95,228	92,028	(3.4)%
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	30,096	33,292	10.6%
Selling, general and administrative	9,136	11,370	24.5%
Depreciation and amortization	22,957	24,569	7.0%
(Gain) loss on sale of assets	(74)	(90)	21.6%
Impairment of compression equipment	1,677	—

Total costs and expenses	63,792	69,141	8.4%

Operating income	31,436	22,887	(27.2)%
Other income (expense):
Interest expense	(10,043)	(12,279)	22.3%
Other	25	26	4.0%

Total other expense	(10,018)	(12,253)	22.3%

Income before income tax expense	21,418	10,634	(50.4)%
Income tax expense	190	155	(18.4)%

Net income	$21,228	$10,479	(50.6)%

        Contract operations revenue.    Contract operations revenue was $89.8 million for the year ended December 31, 2010 compared to $93.2 million for the year ended December 31, 2009, a decrease of 3.6%. Average revenue generating horsepower increased from 489,243 for the year ended December 31, 2009, to 516,703 for the year ended December 31, 2010, an increase of 5.6%. Average revenue per revenue generating horsepower per month declined from $16.05 for the year ended December 31, 2009, to $14.70 for the year ended December 31, 2010, a decrease of 8.4%. The decline in revenue per revenue generating horsepower per month related to general pricing pressure for compression revenue that began in 2009. While pricing for these services stabilized in mid-2010, compression units that were placed under service contracts during 2009 and 2010 were placed at lower market rates. There were 795 revenue generating compression units at December 31, 2010 compared to 749 at December 31, 2009, a 6.1% increase. Revenue generating horsepower was 533,692 at December 31, 2010 compared to 502,177 at December 31, 2009, a 6.3% increase.

        Parts and service revenue.    Parts and service revenue was $2.2 million for the year ended December 31, 2010 compared to $2.1 million for the year ended December 31, 2009, a 9.4% increase.

        Cost of operations, exclusive of depreciation and amortization.    Cost of operations was $33.3 million for the year ended December 31, 2010 compared to $30.1 million for the year ended December 31, 2009, an increase of 10.6%. Approximately $1.7 million of this increase was related to higher expense levels under our operating lease facility with Caterpillar. The amount drawn under this operating lease facility was $28.9 million as of December 31, 2010 as compared to $14.9 million as of December 31, 2009. Indirect operating expenses increased approximately $1.1 million for 2010 as compared to 2009 including field warehouse supplies, property taxes and our service technician vehicle fleet due to the increase in our compression unit fleet horsepower. The cost of operations was 36.2% of revenue for the year ended December 31, 2010 as compared to 31.6% for the year ended December 31, 2009.

        Selling, general and administrative expense.    Selling, general and administrative expense was $11.4 million for the year ended December 31, 2010 compared to $9.1 million for the year ended December 31, 2009, an increase of 24.5%. Selling, general and administrative expense represented 12.4% and 9.6% of revenue for the years ended December 31, 2010 and 2009, respectively. The selling, general and administrative employee headcount was 39 employees at December 31, 2010, level with the headcount at December 31, 2009. Selling, general and administrative expenses in 2010 included $1.8 million related to legal fees incurred by us in connection with the Holdings Acquisition.

        Depreciation and amortization expense.    Depreciation and amortization expense was $24.6 million for the year ended December 31, 2010 compared to $23.0 million for the year ended December 31, 2009, an increase of 7.0%, which resulted from an increase in property, plant and equipment in 2009 and 2010 and a change in the estimated useful lives of our vehicles in July 2009.

        Interest expense.    Interest expense was $12.3 million for the year ended December 31, 2010, compared to $10.0 million for the year ended December 31, 2009, an increase of 22.3%. Included in interest expense is amortization of deferred loan costs of $3.5 million and $0.4 million for the years ended December 31, 2010 and 2009, respectively. Interest expense for both periods was related to borrowings under our revolving credit facility. Average borrowings outstanding under our revolving credit facility were $249.1 million for the year ended December 31, 2010 compared to $270.3 million for the year ended December 31, 2009. Our revolving credit facility had an interest rate of 3.76% and 1.99% at December 31, 2010 and 2009, respectively, and an average interest rate of 2.06% in 2010 and 2.10% in 2009, excluding the effects from the interest rate swap instruments. The composite fixed interest rate for $140 million of notional coverage under three interest rate swap instruments was 2.52% at December 31, 2010 and 2009 plus the applicable margin of 1.75%.

        Income tax expense.    We accrued approximately $155,000 in franchise tax for the year ended December 31, 2010, and $190,000 for the year ended December 31, 2009, as a result of the Texas franchise tax.

Effects of Inflation

        In 2011, 2010 and 2009, even though the price for lubrication oil, gasoline, insurance and the capital cost of engines steadily increased, these increases did not adversely impact our overall results of operations. We have the ability to manage the effects of these price increases through rate adjustments in new service contracts, as well as through Consumer Price Index adjustments in most existing customer contracts. The primary price increases experienced for the period from January 1, 2009 to December 31, 2011 were the following: the hourly labor rate for certain classes of our service technicians had a composite increase of 6.0%; the price of lubrication oil per gallon decreased approximately 6.1%, but gallons consumed has increased 2.0%; for similarly configured 3516 type compression units, our price increased 8.0% for new compression units purchased during the quarter ended December 31, 2011 as compared to new compression units purchased during the quarter ended March 31, 2009.

Liquidity and Capital Resources

        Historically, our sources of liquidity have been cash generated from operations and third-party financing. As of September 30, 2012, total cash and cash equivalents was $6,500 compared to $3,000 at December 31, 2011, 2010 and 2009. Total liquidity, comprised of cash and availability of long-term borrowings, was $91.3 million at September 30, 2012 compared to $39.0 million, $66.0 million and $44.6 million as of December 31, 2011, 2010 and 2009, respectively.

        We have a $600 million revolving credit facility that matures on October 5, 2015. Commitments under our revolving credit facility increased from $305 million to $400 million in December 2010, from $400 million to $500 million on November 16, 2011 and from $500 million to $600 million on June 1, 2012. Availability under the revolving credit facility is determined by reference to the calculated borrowing base, up to the commitment amount, less the outstanding balance under the revolving credit facility. See "—Description of Revolving Credit Facility."

        On                        , 2012, we completed the sale of                    common units in our initial public offering. Net proceeds from the offering were approximately $         million, after deducting the underwriting discounts and commissions and estimated offering expenses. We used the net proceeds from the offering to repay $         million of indebtedness outstanding under our revolving credit facility. As of                        , 2012, after giving effect to the repayment of borrowings with net proceeds from the initial public offering, there was approximately $         million outstanding under the revolving credit facility.

        The amount of available cash we need to pay the minimum quarterly distributions for four quarters on our common units, subordinated units and the 2.0% general partner interest outstanding immediately after our initial public offering is approximately $             million. The issuance of additional common units pursuant to our distribution reinvestment plan will increase the amount of available cash we will need to pay the minimum quarterly distribution on our common units, subordinated units and the 2.0% general partner interest.

        In addition to distributions on our equity interests, our primary short-term liquidity needs will be to fund general working capital requirements, while our long-term liquidity needs will primarily relate to expansion capital expenditures. We believe that cash from operations will be sufficient to meet our existing short-term liquidity needs for at least the next 12 months.

        Our long-term liquidity needs will generally be funded from cash from operations, borrowings under our revolving credit facility and other debt or equity financings. We cannot assure you that we will be able to raise additional funds on favorable terms. For more information, please read "—Capital Expenditures" below.

        The following table summarizes our sources and uses of cash for the periods presented:

	Predecessor		Successor
	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
			(in thousands)
Net cash provided by operating activities	$42,945	$38,572	$33,782	$28,673	$30,375
Net cash used in investing activities	(26,763)	(18,768)	(140,444)	(64,379)	(147,121)
Net cash provided by (used in) financing activities	(16,545)	(19,804)	106,662	35,706	116,749

        Net cash provided by operating activities.    Net cash provided by operating activities increased to $30.4 million for the nine months ended September 30, 2012, from $28.7 million for the nine months ended September 30, 2011. The increase related primarily to a higher income level in 2012, offset by a $8.8 million higher use of working capital in 2012.

        Net cash provided by operating activities decreased to $33.8 million for the year ended December 31, 2011, from $38.6 million in 2010. The decrease related primarily to a lower income level, offset by $1.9 million of working capital generated for the year ended December 31, 2011.

        Net cash provided by operating activities decreased to $38.6 million for the year ended December 31, 2010, from $42.9 million for the year ended December 31, 2009. The decrease related primarily to a lower income level in 2010, offset by the purchase of engines in 2009 totaling $3.3 million.

        Net cash used in investing activities.    Net cash used in investing activities increased to $147.1 million for the nine months ended September 30, 2012, from $64.4 million for the nine months ended September 30, 2011. The increase related primarily to higher capital expenditures of $148.5 million during the nine months ended September 30, 2012, offset by $0.6 million of higher proceeds from the sale of equipment during the nine months ended September 30, 2012.

        Net cash used in investing activities increased to $140.4 million for the year ended December 31, 2011, from $18.8 million in 2010. The increase related to capital expenditures of $133.3 million and a compression unit purchase deposit of $8.0 million, for the year ended December 31, 2011, offset by the collection of funds in this period of $0.8 million related to the sale of compression units, 6 engines, and trucks.

        Net cash used in investing activities decreased to $18.8 million for the year ended December 31, 2010, from $26.8 million for the year ended December 31, 2009. The decrease primarily related to lower capital expenditures for compression equipment in 2010. Approximately $13.9 million and $14.9 million of compression equipment was funded under our operating lease facility with Caterpillar in 2010 and 2009, respectively.

        Net cash provided by (used in) financing activities.    Net cash provided by financing activities increased to $116.7 million for the nine months ended September 30, 2012, from $35.7 million for the nine months ended September 30, 2011. The change was due to lower borrowings under our revolving credit facility for the nine months ended September 30, 2011 versus higher borrowings during 2012, due to higher levels of growth capital expenditures.

        Net cash provided by financing activities was $106.7 million for the year ended December 31, 2011, compared to net cash used in financing activities of $19.8 million in 2010. The change was due to net repayments of borrowings under our revolving credit facility for the year ended December 31, 2010 versus net borrowings during 2011, due to higher levels of growth capital expenditures.

        Net cash used in financing activities increased to $19.8 million for the year ended December 31, 2010, from $16.5 million for the year ended December 31, 2009. The increase was a result of a lower level of net repayments of borrowings under our revolving credit facility of $4.4 million offset by financing costs of $8.1 million related to the upsizing and extending of our revolving credit facility on December 23, 2010 in connection with the Holdings Acquisition.

  Capital Expenditures

        The compression business is capital intensive, requiring significant investment to maintain, expand and upgrade existing operations. Our capital requirements have consisted primarily of, and we anticipate that our capital requirements will continue to consist primarily of, the following:

  •
  maintenance capital expenditures, which are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of our assets and extend their useful lives, or other capital expenditures that are incurred in maintaining our existing business and related cash flow; and

  •
  expansion capital expenditures, which are capital expenditures made to expand the operating capacity or revenue generating capacity of existing or new assets, including by acquisition of compression units or through modification of existing compression units to increase their capacity.

        We expect that our maintenance capital expenditure requirements will continue to increase as the overall size and age of our fleet increases. Our aggregate maintenance capital expenditures for the year ended December 31, 2011 were $9.0 million and we estimate that our aggregate maintenance capital expenditures for the year ending December 31, 2013 will be approximately $15.3 million.

        Given our growth objective, we anticipate that we will continue to make significant expansion capital expenditures. Our expansion capital expenditures were $124.3 million for the year ended December 31, 2011 and we estimate that our expansion capital expenditures will be approximately $97.3 million for the year ending December 31, 2013, consisting of the acquisition of new compression units and related equipment. On December 16, 2011, we entered into an agreement with one of our compression equipment suppliers to reduce certain previously made progress payments by $8 million and received a credit. We applied this $8 million credit to new compression units purchased from this supplier in the nine months ended September 30, 2012. Before the application of this credit, expansion capital expenditures were $146.7 million and maintenance capital expenditures were $9.8 million for the nine months ended September 30, 2012.

        In addition to organic growth, we may also consider a variety of assets or businesses for potential acquisition. We expect to fund any future acquisitions primarily with capital from external financing sources and issuance of debt and equity securities, including our issuance of additional partnership units and future debt offerings given market conditions.

  Description of Revolving Credit Facility

        We amended our revolving credit agreement in December 2010 to increase the overall commitments under the facility to $400 million and extend the term until October 5, 2015. On November 16, 2011, we amended the revolving credit agreement to increase the overall commitments under the facility from $400 million to $500 million and reduce our applicable margin for LIBOR loans from the previous range of 300 to 375 basis points above LIBOR to the new range of 200 to 275 basis points above LIBOR, depending on our leverage ratio. We further amended our revolving credit agreement on June 1, 2012 to increase the overall commitments under the facility from $500 million to

$600 million. We have the option to increase the overall commitments under our revolving credit agreement by an additional $50 million, subject to receipt of lender commitments and satisfaction of other conditions.

        The revolving credit facility is available for our general partnership purposes, including working capital, capital expenditures, and distributions. As of                        , 2012, after giving effect to the repayment of borrowings with net proceeds from our initial public offering, there was approximately $         million outstanding under the revolving credit facility.

        On June 1, 2012, we entered into the amended and restated credit agreement in order to provide a covenant structure that is more appropriate for a public company than was our previous credit agreement. Borrowing availability under our amended and restated credit agreement will continue to be linked to our asset base, with the increased maximum capacity of $600,000,000 (subject to a further potential increase of $50,000,000). The revolving credit facility will continue to be secured by a first priority lien against our assets and mature on October 5, 2015, at which point all amounts outstanding will become due.

        Interest will continue to be due and payable in arrears and calculated, at our option, on either a floating rate basis, payable monthly or on a LIBOR basis, payable at the end of the applicable LIBOR period (1, 2, 3 or 6 months), but no less frequently than quarterly. LIBOR borrowings will bear interest at LIBOR for the applicable period plus a margin of 2.50% to 1.75% based on our leverage ratio of funded debt to consolidated EBITDA, each as defined in the amended and restated credit agreement. Floating rate borrowings will bear interest at a rate per annum that is the higher of bank prime rate, the federal funds rate plus 0.50% or the LIBOR rate for a 1 month period plus 1%, without additional margin. The revolving credit facility will include a $20,000,000 sub-line for issuing letters of credit for a fee at a per annum rate equal to the margin for LIBOR borrowings on the average daily undrawn stated amount of each letter of credit issued under the facility.

        Our amended and restated credit agreement will permit us to make distributions of available cash to unitholders so long as (a) no default or event of default under the facility occurs or would result from the distribution, (b) immediately prior to and after giving effect to such distribution, we are in compliance with the facility's financial covenants and (c) immediately after giving effect to such distribution, we have availability under the credit facility of at least $20,000,000. In addition, the amended and restated credit agreement will contain various covenants that may limit, among other things, our ability to:

  •
  grant liens;

  •
  make certain loans or investments;

  •
  incur additional indebtedness or guarantee other indebtedness;

  •
  subject to exceptions, enter into transactions with affiliates;

  •
  sell our assets; or

  •
  acquire additional assets.

        Our amended and restated credit agreement also will contain financial covenants requiring us to maintain:

  •
  a minimum EBITDA to interest coverage ratio of 2.5 to 1.0; and

  •
  a maximum funded debt to EBITDA ratio, determined as of the last day of each fiscal quarter, for the twelve month period then ending of (a) 5.50 to 1.0, with respect to any fiscal quarter ending on or after the closing of the offering through March 31, 2013 or (b) 5.00 to 1.0, with respect to the fiscal quarter ending June 30, 2013 and each fiscal quarter thereafter, in each case subject to a provision for increases to such thresholds by 0.5 in connection with certain future acquisitions for the six-consecutive month period following the period in which any such acquisition occurs.

        If an event of default exists under our amended and restated credit agreement, the lenders will be able to accelerate the maturity of the amended and restated credit agreement and exercise other rights and remedies.

        The effectiveness of our amended and restated credit agreement is subject to the closing of our initial public offering.

        We are in compliance with all of the covenants under our current credit agreement.

        Total Contractual Cash Obligations.    The following table summarizes our total contractual cash obligations as of September 30, 2012:

	Payments Due by Period
Contractual Obligations	Total	1 year	2 - 3 years	4 - 5 years	More than 5 years
	(in thousands)
Long-term debt(1)	$482,137	$—	$—	$482,137	$—
Interest on long-term debt obligations(2)	43,300	14,368	28,735	197	—
Equipment/capital purchases(3)	52,614	52,614	—	—	—

Total contractual cash obligations	$578,051	$66,982	$28,735	$482,334	$—

(1)
Represents future principal repayments under our revolving credit facility.

(2)
Represents future interest payments under our revolving credit facility based on the interest rate at September 30, 2012 of 2.98%.

(3)
Represents commitments for new compression units that are being fabricated.

        We had approximately $             million outstanding under the revolving credit facility after the closing of our initial public offering. We anticipate subsequent borrowings under this revolving credit facility to fund interest payments, capital expenditures, including the acquisition of additional new compression units, and distributions.

Off Balance Sheet Arrangements

        We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations is based upon our financial statements. These financial statements were prepared in conformity with U.S. GAAP. As such, we are required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We base our estimates on historical experience, available information and various other assumptions we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate our estimates; however, actual results may differ from these estimates under different assumptions or conditions. The accounting policies that we believe require management's most difficult, subjective or complex judgments and are the most critical to its reporting of results of operations and financial position are as follows:

  Depreciation

        Property and equipment are stated at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives. If the actual useful life of our property and equipment is less than the estimate used for purposes of computing depreciation expense, we could experience an acceleration in depreciation expense. Major overhauls and improvements that extend the life of an asset are capitalized. As of September 30, 2012, we had 1,136 compression units that were subject to depreciation. Given the large number of compression units being depreciated, the impact of a particular unit incurring an actual useful life that is less than the estimated useful life would not have a material impact on our results of operations.

  Business Combinations and Goodwill

        Goodwill acquired in connection with business combinations represents the excess of consideration over the fair value of net assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired and liabilities assumed, as well as in determining the allocation of goodwill to the appropriate reporting unit.

        We perform an impairment test for goodwill annually or earlier if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of its reporting unit with its carrying value. The fair value is determined using discounted cash flows and other market-related valuation models. Certain estimates and judgments are required in the application of the fair value models. As of December 31, 2010, we performed an impairment analysis and determined that no impairment had occurred. If for any reason the fair value of our goodwill declines below the carrying value in the future, we may incur charges for the impairment. There was no impairment recorded for goodwill for the years ended December 31, 2010 and 2011 or the nine months ended September 30, 2012.

  Long-Lived Assets

        Long-lived assets, which include property and equipment, and intangible assets comprise a significant amount of our total assets. Long-lived assets to be held and used by us are reviewed to determine whether any events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, we base our evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through the use of an undiscounted cash flows analysis. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the estimated fair value of the asset. The fair value of the asset is measured using quoted market prices or, in the absence of quoted market prices, is based on an estimate of discounted cash flows. There was no impairment recorded for the years ended December 31, 2011 and 2010 or the nine months ended September 30, 2012, and an impairment of $1.7 million was recorded for the year ended December 31, 2009.

  Allowances and Reserves

        We maintain an allowance for bad debts based on specific customer collection issues and historical experience. On an ongoing basis, we conduct an evaluation of the financial strength of our customers based on payment history and specific identification and makes adjustments to the allowance as necessary. The allowance for doubtful accounts was $177,192, $260,598 and $173,808 at September 30, 2012, December 31, 2011 and 2010, respectively.

  Revenue Recognition

        Revenue is recognized by us using the following criteria: (i) persuasive evidence of an arrangement, (ii) delivery has occurred or services have been rendered, (iii) the customer's price is fixed or determinable and (iv) collectability is reasonably assured.

        Revenues from compression services are recognized as earned under our fixed fee contracts. Compression services are billed monthly in advance of the service period and are recognized as deferred revenue on the balance sheet until earned.

Recent Accounting Pronouncements

        In June 2009, the Financial Accounting Standards Board, or FASB, issued new guidance requiring an entity to perform an analysis to determine whether the entity's variable interest gives it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the entity that has both the power to direct the activities that most significantly impact the variable interest entity's economic performance and the obligation to absorb losses or the right to receive benefits from the variable interest entity. The new guidance also requires additional disclosures about a company's involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The new guidance is effective for fiscal years beginning after November 15, 2009. Our adoption of this new guidance on January 1, 2010 did not have a material impact on our consolidated financial statements.

        In October 2009, FASB issued an update to existing guidance on revenue recognition for arrangements with multiple deliverables. This update addresses accounting for multiple-deliverable arrangements to enable vendors to account for deliverables separately. The guidance establishes a selling price hierarchy for determining the selling price of a deliverable. This update requires expanded disclosures for multiple deliverable revenue arrangements. The update is effective for us for revenue arrangements entered into or materially modified on or after January 1, 2011. Our adoption of this new guidance on January 1, 2011 did not have a material impact on our consolidated financial statements.

        In January 2010, FASB issued Accounting Standards Update 2010-06, Improving Disclosures about Fair Value Measurements, or ASU 2010-06, which amends FASB ASC Topic 820, Fair Value Measurements and Disclosures. ASU 2010-06 requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. ASU 2010-06 also clarifies existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. We have evaluated ASU 2010-06 and determined that we are not currently impacted by the update.

BUSINESS

Overview

        We are a growth-oriented Delaware limited partnership and, based on management's significant experience in the industry, we believe that we are one of the largest independent providers of compression services in the U.S. in terms of total compression unit horsepower. As of September 30, 2012, we had 889,099 horsepower in our fleet and 31,630 horsepower on order for delivery, which is expected to be delivered between October 2012 and December 2012. We employ a customer-focused business philosophy in partnering with our diverse customer base, which is comprised of producers, processors, gatherers and transporters of natural gas. Natural gas compression, a mechanical process whereby natural gas is compressed to a smaller volume, resulting in higher pressure, is an essential part of the production and transportation of natural gas. As part of our services, we engineer, design, operate, service and repair our compression units and maintain related support inventory and equipment. The compression units in our modern fleet are designed to be easily adaptable to fit our customers' dynamic compression requirements. By focusing on the needs of our customers and by providing them with reliable and flexible compression services, we are able to develop long-term relationships, which lead to more stable cash flows for our unitholders. From 2003 through the third quarter of 2012, our average horsepower utilization was over 90%. We have been providing compression services since 1998.

        We focus primarily on large-horsepower infrastructure applications. As of September 30, 2012, we estimate that over 90% of our revenue generating horsepower was deployed in large-volume gathering systems, processing facilities and transportation applications. We operate a modern fleet, with an average age of our compression units of approximately five years. Our standard new-build compression unit is generally configured for multiple compression stages allowing us to operate our units across a broad range of operating conditions. This flexibility allows us to enter into longer-term contracts and reduces the redeployment risk of our horsepower in the field. Our modern and standardized fleet, decentralized field-level operating structure and technical proficiency in predictive and preventive maintenance and overhaul operations have enabled us to achieve average service run times consistently above the levels required by our customers.

        We generally provide our compression services to our customers under long-term, fixed-fee contracts, with initial contract terms of up to five years. We typically continue to provide compression services to our customers beyond their initial contract terms, either through contract renewals or on a month-to-month basis. Our customers are typically required to pay our monthly fee even during periods of limited or disrupted natural gas flows, which enhances the stability and predictability of our cash flows. We are not directly exposed to natural gas price risk because we do not take title to the natural gas we compress and because the natural gas used as fuel by our compression units is supplied by our customers without cost to us.

        We provide compression services in a number of shale plays, including the Fayetteville, Marcellus, Woodford, Barnett, Eagle Ford and Haynesville shales. We believe compression services for shale production will increase in the future. According to the Annual Energy Outlook 2012 prepared by the EIA, natural gas production from shale formations will increase from 23% of total U.S. natural gas production in 2010 to 49% of total U.S. natural gas production in 2035. Not only are the production and transportation volumes in these and other shale plays increasing, but the geological and reservoir characteristics of these shales are also particularly attractive for compression services. The changes in production volume and pressure of shale plays over time result in a wider range of compression requirements than in conventional basins. We believe we are well-positioned to meet these changing operating conditions as a result of the flexibility our compression units. While our business focus is largely compression serving shale plays, we also provide compression services in more mature conventional basins. These conventional basins require increasing amounts of compression as they age and pressures decline, which we believe will provide an additional source of stable and growing cash flows for our unitholders.

        For the year ended December 31, 2011, our business generated revenues, net income and Adjusted EBITDA of $98.7 million, $0.1 million and $51.3 million, respectively. For the nine months ended September 30, 2012, our business generated revenues, net income and Adjusted EBITDA of $87.0 million, $3.6 million and $46.7 million, respectively. Please read "—Non-GAAP Financial Measures" for an explanation of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP.

Business Strategies

        Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while ensuring the ongoing stability and growth of our business. We expect to achieve this objective by executing on the following strategies:

  •
  Capitalize on the increased need for natural gas compression in conventional and unconventional plays.  We expect additional demand for compression services to result from the continuing shift of natural gas production to domestic shale plays as well as the declining production pressures of aging conventional basins. Our fleet of modern, flexible compression units, which are capable of being rapidly deployed and redeployed and many of which are designed to operate in multiple compression stages, will enable us to capitalize on opportunities both in these emerging shale plays as well as conventional fields.

  •
  Continue to execute on attractive organic growth opportunities.  Between 2003 and 2011, we grew the horsepower in our fleet of compression units at a compound annual growth rate of 23% and grew our compression revenues at a compound annual growth rate of 24%, primarily through organic growth. We believe organic growth opportunities will continue to be our most attractive source of near-term growth. We seek to achieve continued organic growth by (i) increasing our business with existing customers, (ii) obtaining new customers in our existing areas of operations and (iii) expanding our operations into new geographic areas.

  •
  Partner with customers who have significant compression needs.  We actively seek to identify customers with major acreage positions in active and growing areas. We work with these customers to jointly develop long-term and adaptable solutions designed to optimize their lifecycle compression costs. We believe this is important in determining the overall economics of producing, gathering and transporting natural gas. Our proactive and collaborative approach positions us to serve as our customers' compression provider of choice.

  •
  Pursue accretive acquisition opportunities.  While our principal growth strategy will be to continue to grow organically, we may pursue accretive acquisition opportunities, including the acquisition of complementary businesses, participation in joint ventures or purchase of compression units from existing or new customers in conjunction with providing compression services to them. We will consider opportunities that (i) are in our existing geographic areas of operations or new, high-growth regions, (ii) meet internally established economic thresholds and (iii) may be financed on reasonable terms.

  •
  Maintain financial flexibility.  We intend to maintain financial flexibility to be able to take advantage of growth opportunities. Historically, we have utilized our cash flow from operations, borrowings under available debt facilities and operating leases to fund capital expenditures to expand our compression services business. This approach has allowed us to significantly grow our fleet and the amount of cash we generate, while maintaining our debt at levels we believe are manageable for our business. We had $             million in borrowing capacity available under our revolving credit facility after giving effect to the repayment of borrowings with net proceeds from our initial public offering. We believe our financial flexibility positions us to take advantage of future growth opportunities without incurring debt beyond appropriate levels.

Competitive Strengths

        We believe that we are well positioned to successfully execute our business strategies and achieve our principal business objective because of the following competitive strengths:

  •
  Stable and growing fee-based cash flows.  We charge our customers a fixed monthly fee for our compression services, regardless of the volume of natural gas we compress in that month. Our contracts have initial terms of up to five years and typically extend beyond their initial contract terms, either through contract renewals or on a month-to-month basis. We believe the long-term nature of our fixed-fee contracts enhances our ability to generate stable cash flows and mitigates our exposure to short-term volatility in natural gas and crude oil commodity prices. Our focus on large-horsepower compression associated with large-volume gathering and transportation-related applications also mitigates our exposure to the higher volatility associated with smaller wellhead applications.

  •
  Modern and efficient large-horsepower compression fleet with multi-stage compression capabilities that can be rapidly and efficiently deployed or relocated.  We maintain and utilize a modern, flexible and reliable fleet of compression units to provide compression services. As of September 30, 2012, approximately 84% of our fleet by horsepower (including compression units on order) was comprised of units with greater than 500 horsepower. Our compression units are built on a standardized equipment package and have an average age of approximately five years. Approximately 69% of our fleet horsepower as of September 30, 2012 was comprised of convertible multi-stage compression units. The flexible configuration of our units enables us to quickly and effectively adapt to changing field conditions, allowing us to render our compression services across a broad range of operating conditions without the need to replace equipment. This adaptability results in lower downtime and operating costs for our customers, generally allowing us to obtain longer-term contracts and provide our compression services more efficiently within fields and across geographies.

  •
  Long-standing and strategic customer relationships.  We have developed long-standing and strategic customer relationships by consistently delivering outstanding service run time and superior service, and by effectively adapting to our customers' specific and continually changing compression needs. Our top ten customers for the year ended December 31, 2011 accounted for 53% of our revenues and have contracted compression services from us for an average of nine years. Of these all have been customers for at least six years and six have been customers for over ten years. These relationships provide a strong platform for continued organic growth as we respond to our customers' increasing and dynamic natural gas compression needs.

  •
  Broad geographic presence in key domestic markets.  Our primary business focus is providing compression services in high-growth shale plays where typically steep declines in production volumes and changes in production pressures require significant compression. We also provide compression services in more mature conventional basins that will require increasing amounts of compression as these fields age and pressures decline.

  •
  Experienced management team with a proven ability to deliver strong organic growth.  Our Chief Executive Officer, Eric D. Long, co-founded our company and has over 20 years of experience in the compression industry. The members of our management team have an average of over 25 years of experience in energy and service industries, and several key executive members of our sales and operating team have worked together for over 14 years. Our organic growth has resulted from our management's commitment to optimize compression lifecycle cost for our customers by delivering outstanding customer service.

  •
  Supportive sponsor with significant industry expertise.  Riverstone is the principal owner of our general partner. Riverstone has substantial experience as a private equity investor in master limited partnerships, with current or prior investments in the general partners or managing members of Buckeye Partners, L.P., Kinder Morgan Energy Partners, L.P., Magellan Midstream Partners, L.P. and Niska Gas Storage Partners LLC. Riverstone's management has substantial experience in identifying, evaluating, negotiating and financing acquisitions and investments. By providing us with strategic guidance and financial expertise, we believe our relationship with Riverstone will greatly enhance our ability to grow our asset base and cash flow.

Our Operations

  Compression Services

        We provide compression services for a monthly service fee. As part of our services, we engineer, design, operate, service and repair our fleet of compression units and maintain related support inventory and equipment. We have consistently provided average service run times above the levels required by our customers. In general, our team of field service technicians service our compression fleet and do not service third-party owned equipment. We do not rent or lease our compressors to our customers and do not own any compression fabrication facilities.

  Our Compression Fleet

        The fleet of compression units that we own and use to provide compression services consists of specially engineered compression units that utilize standardized components, principally engines manufactured by Caterpillar, Inc. and compressor frames and cylinders manufactured by Ariel Corporation. Our units can be rapidly and cost effectively modified for specific customer applications. Approximately 95% of our fleet horsepower at September 30, 2012 was purchased new and the average age of our compression units is approximately five years. Our modern, standardized compressor fleet mainly consists of the Caterpillar 3508, 3512 and 3516 engine classes, which range from 630 to 1,340 horsepower per unit, and we are expanding our fleet to include the Caterpillar 3606 and 3608 engine class, which range from 1,775 to 2,352 horsepower per unit. These larger units, defined as 500 horsepower per unit or greater, represented approximately 84% of our fleet (including compression units on order) as of September 30, 2012. We believe the young age and overall composition of our compressor fleet results in fewer mechanical failures, lower fuel usage (a direct cost savings for our customers), and reduced environmental emissions.

        The following table provides a summary of our compression units by horsepower as of September 30, 2012 (including additional new compression unit horsepower on order for delivery between October 2012 and December 2012):

Unit Horsepower	Fleet Horsepower	Horsepower on Order(1)	Total Horsepower(2)	Percentage of Total Horsepower
<500	141,354	2,250	143,604	15.6%
>500 <1,000	114,540	1,380	115,920	12.6%
>1,000	633,205	28,000	661,205	71.8%

Total	889,099	31,630	920,729	100.0%

(1)
This horsepower is expected to be delivered between October 2012 and December 2012.

(2)
Comprised of 1,175 compression units, including 26 new compression units on order.

        The following table sets forth certain information regarding our compression fleet as of the dates and for the periods indicated:

	Predecessor
					Successor
	Year Ended December 31,
						Nine Months Ended September 30, 2012
					Year Ended December 31, 2011
	2007	2008	2009	2010
Operating Data (at period end, except averages)—unaudited
Fleet horsepower(1)	453,508	542,899	582,530	609,730	722,201	889,099
Total available horsepower(2)	476,698	568,359	582,530	612,410	809,418	902,164
Revenue generating horsepower(3)	405,807	496,606	502,177	533,692	649,285	786,750
Average revenue generating horsepower(4)	370,826	455,673	489,243	516,703	570,900	788,668
Revenue generating compression units	613	763	749	795	888	964
Average horsepower per revenue generating compression unit(5)	665	651	655	667	692	817
Horsepower utilization(6)
At period end	93.7%	95.2%	92.0%	91.8%	95.7%	93.4%
Average for the period(7)	93.9%	95.9%	92.7%	92.6%	92.3%	93.9%

(1)
Fleet horsepower is horsepower for compression units that have been delivered to us (and excludes units on order). As of September 30, 2012, we had 31,630 of additional new compression unit horsepower on order, which is expected to be delivered between October 2012 and December 2012.

(2)
Total available horsepower includes revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue that is subject to a purchase order and idle horsepower. Total available horsepower excludes new horsepower on order for which we do not have a compression services contract.

(3)
Revenue generating horsepower is horsepower under contract for which we are billing a customer.

(4)
Calculated as the average of the month-end revenue generating horsepower for each of the months in the period.

(5)
Calculated as the average of the month-end horsepower per revenue generating compression unit for each of the months in the period.

(6)
Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and will be fulfilled by horsepower subject to a purchase order divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 89.5%, 91.5%, 86.2%, 87.5% and 89.9% for the years ended December 31, 2007, 2008, 2009, 2010 and 2011, respectively, and 85.5% and 88.5% for the nine months ended September 30, 2011 and 2012, respectively.

(7)
Calculated as the average utilization for the months in the period based on utilization at the end of each month in the period.

        A substantial majority of our compression units have electronic control systems that enable us, if specified by our customers, to monitor our units remotely by satellite or other means to supplement our technicians' on-site monitoring visits. Our compression units are designed to automatically shut down if operating conditions deviate from a pre-determined range. While we retain the care, custody, ongoing maintenance and control of our compression units, we allow our customers, subject to a defined protocol, to start, stop, accelerate and slow down compression units in response to field conditions.

        We adhere to routine, preventive and scheduled maintenance cycles. Each of our compression units is subjected to rigorous sizing and diagnostic analyses, including lubricating oil analysis and engine exhaust emission analysis. We have proprietary field service automation capabilities that allow our service technicians to electronically record and track operating, technical, environmental and commercial information at the discrete unit level. These capabilities allow our field technicians to identify potential problems and act on them before such problems result in downtime.

        Generally, we expect each of our compression units to undergo a major overhaul between service deployment cycles once every eight to ten years for our larger horsepower units (500 horsepower or more) and on average every five years for smaller horsepower units. A major overhaul involves the periodic rebuilding of the unit to materially extend its economic useful life or to enhance the unit's ability to fulfill broader or more diversified compression applications. Because our compression fleet is comprised of units of varying horsepower that have been placed into service with staggered initial on-line dates, we expect that we will be able to schedule overhauls in a way to avoid excessive maintenance capital expenditures and minimize the revenue impact of downtime.

        We believe that our customers, by outsourcing their compression requirements, can increase their revenue by transporting or producing a higher volume of natural gas through decreased compression downtime and reduce their operating, maintenance and equipment costs by allowing us to manage efficiently their changing compression needs. We generally guarantee our customers availability ranging from 95% to 98%, depending on field level requirements.

  General Compression Service Contract Terms

        The following discussion describes the material terms generally common to our compression service contracts. We generally enter into a new contract with respect to each distinct application for which we will provide compression services.

        Term and termination.    Our contracts typically have an initial term between one and five years, after which the contract continues on a month-to-month basis until terminated by us or our customers upon notice as provided for in the applicable contract.

        Availability.    Our contracts often provide a guarantee of specified availability. We define availability as the percentage of time in a given period that our compression services are being provided or are capable of being provided. Availability is reduced by instances of "down-time" that are attributable to anything other than events of force majeure or acts or failures to act by the customer. "Down-time" under our contracts usually begins when our services stop being provided and when we receive notice of the problem. Down-time due to scheduled maintenance is also excluded from our availability commitment. As a consequence of our availability guarantee, we are incentivized to practice predictive and preventive maintenance on our fleet as well as promptly respond to a problem to meet our contractual commitments and ensure our customers the compression availability on which their business and our service relationship is based.

        Fees and expenses.    Our customers pay a fixed monthly fee for our services. We bill our customers 30 days in advance, and they are required to pay upon receipt of the invoice. We are not responsible for acts of force majeure, and our customers generally are required to pay our monthly fee even during periods of limited or disrupted throughput. We are generally responsible for the costs and expenses associated with operation and maintenance of our compression equipment, such as providing necessary lubricants, although certain fees and expenses are the responsibility of our customers under the terms of their contracts. For example, all fuel gas is provided by our customers without cost to us, and in many cases customers are required to provide all water and electricity, while lubricants in certain cases may be provided by the customer. We are also reimbursed by our customers for certain ancillary expenses such as trucking and crane, depending on the terms agreed to in the applicable contract, resulting in no gross operating margin.

        Service standards and specifications.    We commit to provide compression services under service contracts that typically provide that we will supply all compression equipment, tools, parts, field service support and engineering. Our contracts do not govern the compression equipment we will use; instead, we determine what equipment is necessary to perform our contractual commitments.

        Title; Risk of loss.    We own or lease all compression equipment we use to provide compression services, and we normally bear the risk of loss or damage to our equipment and tools and injury or death to our personnel.

        Insurance.    Our contracts typically provide that both we and our customers are required to carry general liability, worker's compensation, employers' liability, automobile and excess liability insurance.

  Marketing and Sales

        Our marketing and client service functions are performed on a coordinated basis by our sales and field technicians. Salespeople and field technicians qualify, analyze and scope new compression applications as well as regularly visit our customers to ensure customer satisfaction, to determine a customer's current needs related to services currently being provided and to determine the customer's future compression services requirements. This ongoing communication allows us to quickly identify and respond to our customers' compression requirements. We currently focus on geographic areas where we can achieve economies of scale through high density operations.

  Customers

        Our customers consist of more than 110 companies in the energy industry, including major integrated oil companies, public and private independent exploration and production companies and midstream companies. Our largest customer for the year ended December 31, 2011 and nine months ended September 30, 2012 was Southwestern Energy. Southwestern Energy accounted for 15.9% of our revenue for the year ended December 31, 2011 and 14.3% of our revenues for the nine months ended September 30, 2012. Our ten largest customers accounted for 53% and 54% of our revenues for the year ended December 31, 2011 and for the nine months ended September 30, 2012, respectively.

  Suppliers and Service Providers

        The principal manufacturers of components for our natural gas compression equipment include Caterpillar (for engines), Air-X-Changers and Air Cooled Exchangers (for coolers), and Ariel Corporation (for compressor frames and cylinders). We also rely primarily on two vendors, A G Equipment Company and Standard Equipment Corp., to package and assemble our compression units. Although we rely primarily on these suppliers, we believe alternative sources for natural gas compression equipment are generally available if needed. However, relying on alternative sources may change the standardized nature of our fleet. We have not experienced any material supply problems to date, although lead-times for Caterpillar engines have in the past been in excess of one year due to increased demand and supply allocations imposed on equipment packagers and end-users by Caterpillar.

  Competition

        The compression services business is highly competitive. Some of our competitors have a broader geographic scope, as well as greater financial and other resources than we do. On a regional basis, we experience competition from numerous smaller companies that may be able to more quickly adapt to changes within our industry and changes in economic conditions as a whole, more readily take advantage of available opportunities and adopt more aggressive pricing policies. Additionally, the current availability of attractive financing terms from financial institutions and equipment manufacturers makes the purchase of individual compression units increasingly affordable to our customers. We believe that we compete effectively on the basis of price, equipment availability, customer service, flexibility in meeting customer needs, quality and reliability of our compressors and related services.

  Seasonality

        Our results of operations have not historically reflected any material seasonality, and we do not currently have reason to believe seasonal fluctuations will have a material impact in the foreseeable future.

  Insurance

        We believe that our insurance coverage is customary for the industry and adequate for our business. As is customary in the natural gas services industry, we review our safety equipment and procedures and carry insurance against most, but not all, risks of our business. Losses and liabilities not covered by insurance would increase our costs. The compression business can be hazardous, involving unforeseen circumstances such as uncontrollable flows of gas or well fluids, fires and explosions or environmental damage. To address the hazards inherent in our business, we maintain insurance coverage that includes physical damage coverage, third-party general liability insurance, employer's liability, environmental and pollution and other coverage, although coverage for environmental and pollution-related losses is subject to significant limitations. Under the terms of our standard compression services contract, we are responsible for the maintenance of insurance coverage on our compression equipment.

  Environmental and Safety Regulations

        We are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of human health, safety and the environment. These regulations include compliance obligations for air emissions, water quality, wastewater discharges and solid and hazardous waste disposal, as well as regulations designed for the protection of human health and safety and threatened or endangered species. Compliance with these environmental laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. We are often obligated to obtain permits or approvals in our operations from various federal, state and local authorities, which permits and approvals can be denied or delayed, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue. Moreover, failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. Private parties may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. While we believe that our operations are in substantial compliance with applicable environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on us, there is no assurance that this trend of compliance will continue in the future. In addition, the clear trend in environmental regulation is to place more restrictions on activities that may affect the environment, and thus, any changes in, or more stringent enforcement of, these laws and regulations that result in more stringent and costly pollution control equipment, waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations or cash flows. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions will not cause us to incur significant costs. The following is a discussion of material environmental and safety laws that relate to our operations. We believe that we are in substantial compliance with all of these environmental laws and regulations.

        Air emissions.    The CAA and comparable state laws regulate emissions of air pollutants from various industrial sources, including natural gas compressors, and also impose certain monitoring and reporting requirements. Such emissions are regulated by air emissions permits, which are applied for and obtained through the various state or federal regulatory agencies. Our standard natural gas compression contract typically provides that the customer is responsible for obtaining air emissions permits and assuming the environmental risks related to site operations. Increased obligations of operators to reduce air emissions of nitrogen oxides and other pollutants from internal combustion engines in transmission service have been enacted by governmental authorities. For example, on August 20, 2010, the EPA published new regulations under the CAA to control emissions of hazardous air pollutants from existing stationary reciprocal internal combustion engines, also known as Quad Z regulations. On May 22, 2012, the EPA proposed amendments to the final rule in response to several petitions for reconsideration. The EPA must finalize the proposed amendments by December 14, 2012. The rule will require us to undertake certain expenditures and activities, likely including purchasing and installing emissions control equipment on certain compressor engines and generators. Compliance with the final rule is required by October 2013. We are currently evaluating the impact that the proposed amendments will have on our operations but we do not believe that the costs associated with achieving compliance with the final rule and proposed amendments by the October 2013 compliance date will be material.

        On June 28, 2011, the EPA issued a final rule, effective August 29, 2011 modifying existing regulations under the CAA that established new source performance standards for manufacturers, owners and operators of new, modified and reconstructed stationary internal combustion engines, also known as Quad J regulations. The final rule may require us to undertake significant expenditures, including expenditures for purchasing, installing, monitoring and maintaining emissions control equipment. Compliance with the final rule is not required until at least 2013. On May 22, 2012, the EPA proposed minor amendments in order to conform the final rule with the proposed amendments to the Quad Z regulations. The amendments must be finalized by December 14, 2012. We are currently evaluating the impact that this final rule and proposed amendments will have on our operations.

        In March 2008, the EPA also promulgated a new, lower National Ambient Air Quality Standard, or NAAQS, for ground-level ozone, or NOx. While the EPA announced in September 2009 that it would reconsider the 2008 NAAQS for NOx, it withdrew the reconsideration on September 2, 2011. Under the CAA, the EPA will be required to review and potentially issue a new NAAQS for ground level NOx in 2013. Designation of new non-attainment areas for the revised ozone and NOx NAAQS may result in additional federal and state regulatory actions that could impact our customers' operations and increase the cost of additions to property, plant and equipment.

        On April 17, 2012, the EPA finalized rules that establish new air emission controls for oil and natural gas production and natural gas processing operations. Specifically, the EPA's rule package includes New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds, or VOCs, and a separate set of emission standards to address hazardous air pollutants frequently associated with oil and natural gas production and processing activities. The rules establish specific new requirements regarding emissions from compressors and controllers at natural gas processing plants, dehydrators, storage tanks and other production equipment. In addition, the rules establish new leak detection requirements for natural gas processing plants at 500 ppm. These rules may require a number of modifications to our operations including the installation of new equipment to control emissions from our compressors at initial startup, or October 15, 2012, whichever is later. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business.

        In addition, the Texas Commission on Environmental Quality, or TCEQ, has finalized revisions to certain air permit programs that significantly increase the air permitting requirements for new and certain existing oil and gas production and gathering sites for 23 counties in the Barnett Shale production area. The final rule establishes new emissions standards for engines, which could impact the operation of specific categories of engines by requiring the use of alternative engines, compressor packages or the installation of aftermarket emissions control equipment. The rule became effective for the Barnett Shale production area in April 2011, with the lower emissions standards becoming applicable between 2015 and 2030 depending on the type of engine and the permitting requirements. The cost to comply with the revised air permit programs is not expected to be material at this time.

However, the TCEQ has stated it will consider expanding application of the new air permit program statewide. At this point, we cannot predict the cost to comply with such requirements if the geographic scope is expanded.

        There can be no assurance that future requirements compelling the installation of more sophisticated emission control equipment would not have a material adverse impact.

        Climate change.    Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of natural gas, are examples of greenhouse gases, or GHGs. In recent years, the U.S. Congress has considered legislation to reduce emissions of GHGs. It presently appears unlikely that comprehensive climate legislation will be passed by either house of Congress in the near future, although energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. In addition, almost half of the states have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Depending on the particular program, we could be required to control GHG emissions or to purchase and surrender allowances for GHG emissions resulting from our operations.

        Independent of Congress, the U.S. Environmental Protection Agency, or the EPA, is beginning to adopt regulations controlling GHG emissions under its existing Clean Air Act authority. For example, on December 15, 2009, the EPA officially published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. In 2009, the EPA adopted rules regarding regulation of GHG emissions from motor vehicles. In addition, on September 22, 2009, the EPA issued a final rule requiring the reporting of GHG emissions in the United States beginning in 2011 for emissions occurring in 2010 from specified large GHG emission sources. On November 30, 2010, the EPA published a final rule expanding its existing GHG emissions reporting rule for petroleum and natural gas facilities, including natural gas transmission compression facilities that emit 25,000 metric tons or more of carbon dioxide equivalent per year. The rule, which went into effect on December 30, 2010, requires reporting of GHG emissions by such regulated facilities to the EPA by September 2012 for emissions during 2011 and annually thereafter. In 2010, the EPA also issued a final rule, known as the "Tailoring Rule," that makes certain large stationary sources and modification projects subject to permitting requirements for GHG emissions under the Clean Air Act. Several of the EPA's GHG rules are being challenged in court and, depending on the outcome of these proceedings, such rules may be modified or rescinded or the EPA could develop new rules.

        Although it is not currently possible to predict how any such proposed or future greenhouse gas legislation or regulation by Congress, the states or multi-state regions will impact our business, any legislation or regulation of greenhouse gas emissions that may be imposed in areas in which we conduct business could result in increased compliance costs or additional operating restrictions or reduced demand for our services, and could have a material adverse effect on our business, financial condition, and results of operations.

        Water discharge.    The Clean Water Act, or CWA, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. The CWA also requires the development and implementation of spill prevention, control, and countermeasures, including the construction and maintenance of containment berms and similar structures, if required, to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak at such facilities. In addition, the CWA and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. Federal and state regulatory agencies can impose administrative, civil and criminal penalties as well as other enforcement mechanisms for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations. Our compression operations do not generate process wastewaters that are discharged to waters of the U.S. In any event, our customers assume responsibility under our standard natural gas compression contract for obtaining any discharge permits that may be required under the CWA.

        Safe drinking water act.    A portion of our customers' natural gas production is developed from unconventional sources that require hydraulic fracturing as part of the completion process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into the formation to stimulate gas production. Legislation to amend the Safe Drinking Water Act to repeal the exemption for hydraulic fracturing from the definition of "underground injection" and require federal permitting and regulatory control of hydraulic fracturing, as well as legislative proposals to require disclosure of the chemical constituents of the fluids used in the fracturing process, were proposed in recent sessions of Congress. The U.S. Congress continues to consider legislation to amend the Safe Drinking Water Act. Scrutiny of hydraulic fracturing activities continues in other ways, with the EPA having commenced a multi-year study of the potential environmental impacts of hydraulic fracturing, the results of which are anticipated to be available by the end of 2012. EPA also has recently announced that it believes hydraulic fracturing using fluids containing diesel fuel can be regulated under the SDWA notwithstanding the SDWA's general exemption for hydraulic fracturing. Several states have also proposed or adopted legislative or regulatory restrictions on hydraulic fracturing. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions that could reduce demand for our compression services, which would materially adversely affect our revenue and results of operations.

        Solid waste.    The Resource Conservation and Recovery Act, or the RCRA, and comparable state laws control the management and disposal of hazardous and non-hazardous waste. These laws and regulations govern the generation, storage, treatment, transfer and disposal of wastes that we generate including, but not limited to, used oil, antifreeze, filters, sludges, paint, solvents, and sandblast materials. The EPA and various state agencies have limited the approved methods of disposal for these types of wastes.

        Site remediation.    The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state laws impose strict, joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a disposal site where a hazardous substance release occurred and any company that transported, disposed of, or arranged for the transport or disposal of hazardous substances released at the site. Under CERCLA, such persons may be liable for the costs of remediating the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. In addition, where contamination may be present, it is not uncommon for the neighboring landowners and other third parties to file claims for personal injury, property damage and recovery of response costs. While we generate materials in the course of our operations that may be regulated as hazardous substances, we have not received notification that we may be potentially responsible for cleanup costs under CERCLA at any site.

        While we do not currently own or lease any material facilities or properties for storage or maintenance of our inactive compression units, we may use third-party properties for such storage and possible maintenance and repair activities. In addition, our active compression units typically are placed on properties owned or leased by third-party customers and operated by us pursuant to terms set forth in the natural gas compression services contracts executed by those customers. Under most of our natural gas compression services contracts, our customers must contractually indemnify us for certain damages we may suffer as a result of the release into the environment of hazardous and toxic substances. We are not currently responsible for any remedial activities at any properties used by us; however, there is always the possibility that our future use of those properties may result in spills or releases of petroleum hydrocarbons, wastes, or other regulated substances into the environment that may cause us to become subject to remediation costs and liabilities under CERCLA, RCRA or other environmental laws. We cannot provide any assurance that the costs and liabilities associated with the future imposition of such remedial obligations upon us would not have a material adverse effect on our operations or financial position.

        Safety and health.    The Occupational Safety and Health Act, or OSHA, and comparable state laws strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes require that we organize and, as necessary, disclose information about hazardous materials used or produced in our operations to various federal, state and local agencies, as well as employees.

  Properties

        We do not currently own or lease any material facilities or properties for storage or maintenance of our compression units. Our headquarters consists of 3,065 square feet of leased space located at 100 Congress Avenue, Suite 450, Austin, Texas 78701.

  Employees

        We are managed and operated by the officers and directors of USA Compression GP, our general partner. As of September 30, 2012, we employed 227 people either directly or through USAC Operating. None of our employees are subject to collective bargaining agreements. We consider our employee relations to be good.

  Legal Proceedings

        From time to time we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to any legal proceedings that we believe would have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT OF USA COMPRESSION PARTNERS, LP

        Our general partner, USA Compression GP, LLC, manages our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. As described in the Second Amended and Restated Limited Liability Company Agreement of USA Compression GP, LLC, or the GP Agreement, USA Compression GP, LLC is member-managed. The sole member has delegated to the board of directors all power and authority related to management of the partnership to the fullest extent permitted by law and the GP Agreement. The GP Agreement provides that there shall be at least two and no more than nine directors, who will oversee our operations. The board of directors will elect one or more officers who will serve at the pleasure of the board. Unitholders will not be entitled to elect the directors of USA Compression GP, LLC or directly or indirectly participate in our management or operation.

        Upon the closing of our initial public offering, the board of directors of our general partner was comprised of five members, all of whom were designated by USA Compression Holdings and one of whom is independent as defined under the independence standards established by the NYSE. In compliance with the rules of the NYSE, a second independent director will be appointed to the board of directors of USA Compression GP, LLC within 90 days of listing and a third independent director will be appointed within twelve months of listing. The NYSE does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee.

        As set forth in the GP Agreement, USA Compression GP, LLC may, from time to time, have a conflicts committee to which the board of directors will appoint independent directors and which may be asked to review specific matters that the board believes may involve conflicts of interest between us, our limited partners and USA Compression Holdings. The conflicts committee will determine the resolution of the conflict of interest in any manner referred to it in good faith. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers, or employees of its affiliates, including USA Compression Holdings, and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, and certain other requirements. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. For a detailed discussion of the potential conflicts of interest we face and how they will be resolved, see "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

        In addition, upon the closing of our initial public offering, USA Compression GP, LLC had an audit committee comprised of at least one director who meets the independence and experience standards established by the NYSE and the Exchange Act. The audit committee assists the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has been given unrestricted access to the audit committee.

        Any person who is or was a member, partner, director, officer, affiliate, fiduciary or trustee of USA Compression GP, LLC, any person who is or was serving at the request of USA Compression GP, LLC or any affiliate of USA Compression GP, LLC as an officer, director, member, manager, partner, fiduciary or trustee of another person is entitled to indemnification under the GP Agreement for actions associated with such roles to the fullest extent permitted by law and the GP Agreement. The GP Agreement may be amended or restated at any time by the sole member.

 Directors and Executive Officers

        The following table shows information regarding the current directors, director nominee and executive officers of USA Compression GP, LLC.

Name	Age	Position with USA Compression GP, LLC
Eric D. Long	54	President and Chief Executive Officer and Director
Joseph C. Tusa, Jr.	54	Vice President, Chief Financial Officer and Treasurer
J. Gregory Holloway	55	Vice President, General Counsel and Secretary
David A. Smith	50	Vice President and President, Northeast Region
Dennis J. Moody	55	Vice President—Operations Services
Kevin M. Bourbonnais	46	Vice President and Chief Operating Officer
Robert F. End	57	Director Nominee
William H. Shea, Jr.	57	Director
Andrew W. Ward	45	Director
Olivia C. Wassenaar	33	Director

        The directors of our general partner hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of the directors or executive officers of our general partner.

        Eric D. Long has served as our President and Chief Executive Officer since September 2002 and has served as a director of USA Compression GP, LLC since June 2011. Mr. Long co-founded USA Compression in 1998 and has over 30 years of experience in the oil and gas industry. From 1980 to 1987, Mr. Long served in a variety of technical and managerial roles for several major pipeline and oil and natural gas producing companies, including Bass Enterprises Production Co. and Texas Oil & Gas. Mr. Long then served in a variety of senior officer level operating positions with affiliates of Hanover Energy, Inc., a company primarily engaged in the business of gathering, compressing and transporting natural gas. In 1993, Mr. Long co-founded Global Compression Services, Inc., a compression services company. Mr. Long was formerly on the board of directors of the Wiser Oil Company, an NYSE listed company from May 2001 until it was sold to Forest Oil Corporation in May 2004. Mr. Long received his bachelor's degree, with honors, in Petroleum Engineering from Texas A&M University. He is a registered Professional Engineer in the state of Texas.

        As a result of his professional background, Mr. Long brings to us executive-level strategic, operational and financial skills. These skills, combined with his over 30 years of experience in the oil and natural gas industry, including in particular his experience in the compression services sector, make Mr. Long a valuable member of our board.

        Joseph C. Tusa, Jr. has served as our Vice President and Chief Financial Officer since joining us in January 2008. Mr. Tusa began his career with Arthur Andersen in Houston, Texas in its oil and gas exploration and production division. He then served as Chief Financial Officer of DSM Copolymer, Inc., a producer and global supplier of synthetic rubber. From 1997 to 2001, Mr. Tusa served as Senior Vice President of Business Operations for Metamor Worldwide, Inc., an IT services company that was listed on the NASDAQ exchange. From 2001 to December 2007, Mr. Tusa served as the Chief Financial Officer of Comsys IT Partners, Inc., an information technology staffing company and an affiliate of Metamor. Mr. Tusa received his BBA from Texas State University and his MBA from Louisiana State University. He is licensed as a Certified Public Accountant in the state of Texas.

        J. Gregory Holloway has served as our Vice President, General Counsel and Secretary since joining us in June 2011. From September 2005 through June 2011, Mr. Holloway was a partner at Thompson & Knight LLP in its Austin office. His areas of practice at the firm included corporate, securities and merger and acquisition law. Mr. Holloway received his B.A. from Rice University and his J.D., with honors, from the University of Texas School of Law.

        David A. Smith has served as our President, Northeast Region since joining us in November 1998 and was appointed corporate Vice President in June 2011. Mr. Smith has approximately 20 years of experience in the natural gas compression industry, primarily in operations and sales. From 1985 to 1989, Mr. Smith was a sales manager for McKenzie Corporation, a marketing company. From 1989 to 1996, Mr. Smith held positions of General Manager and Regional Manager of Northeast Division with Compressor Systems Inc., a fabricator and supplier of compression services. Mr. Smith was the Regional Manager in the northeast for Global Compression Services, Inc., a compression services company, and served in that capacity from 1996 to 1998. Mr. Smith received an associates degree in Automotive and Diesel Technology from Rosedale Technical Institute.

        Dennis J. Moody has served as our Vice President—Operations Services since December 2011, as our General Manager, Central Region since December 2007 and previously served as sales manager since February 2002. Prior to this time, Mr. Moody served in positions of increasing responsibility since joining us in July 1999. Mr. Moody has over 30 years of experience with the operation, repair, sizing and sales of motor and electric driven compression equipment. From 1976 to 1979, Mr. Moody worked as an operator and repair mechanic and served on the overhaul crew at Mustang Fuel Corporation, an oil and gas company engaged in production, gathering, processing and marketing of natural gas. From 1979 to 1984, Mr. Moody managed the service, repair and parts distribution facilities for the drilling and industrial air compression distributors of Ingersoll-Rand and Sullair brand compressors in Oklahoma. From 1984 to July 1999, Mr. Moody served in an industrial and gas compression sales and sales support role at Bush Compression Industries, a fabricator of compression equipment.

        Kevin M. Bourbonnais has served as our Vice President and Chief Operating Officer since June 2011. Mr. Bourbonnais has approximately 13 years of experience in the natural gas compression industry, in operations, marketing, manufacturing, engineering and sales. Mr. Bourbonnais served in various roles for the Royal Bank of Canada from 1990 to 1999. In 1999, he moved to Weatherford Global Compression, which was acquired by a predecessor to Exterran Holdings, Inc. in 2001. Mr. Bourbonnais was named Senior Vice President, Manufacturing in 2003, Senior Vice President, Operations in March 2007, Regional Vice President, Western Division in August 2007 and Vice President, Marketing & Product Strategy in January 2010, in which role he served until June 2011. Mr. Bourbonnais received a BA and an MBA from the University of Calgary in 1989 and 2000, respectively.

        Robert F. End has agreed to serve as a director of USA Compression GP, LLC. Mr. End served as a director of Hertz Global Holdings, Inc. from December 2005 until August 2011. Mr. End was a Managing Director of Transportation Resource Partners, or TRP, a private equity firm from 2009 through 2011. Prior to joining TRP in 2009, Mr. End had been a Managing Director of Merrill Lynch Global Private Equity Division, or MLGPE, the private equity arm of Merrill Lynch & Co., Inc., where he served as Co-Head of the North American Region, and a Managing Director of Merrill Lynch Global Private Equity, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund which he joined in 2004. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, Merrill Lynch's private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989. Mr. End received his AB from Dartmouth College and his MBA from the Tuck School of Business Administration at Dartmouth College.

        Mr. End will bring significant knowledge and expertise to our board from his service on other boards and his years of experience with private equity groups, including his useful insight into investments and business development and proven leadership skills as Managing Director of MLGPE.

As a result of this experience and resulting skills set, we believe Mr. End will be a valuable member of our board.

        William H. Shea, Jr. has served as a director of USA Compression GP, LLC since June 2011. Mr. Shea served as the President and Chief Operating Officer of Buckeye GP LLC and its predecessor entities, or Buckeye, from July 1998 to September 2000, as President and Chief Executive Officer of Buckeye from September 2000 to July 2007, and Chairman from May 2004 to July 2007. From August 2006 to July 2007, Mr. Shea served as Chairman of MainLine Management LLC, the general partner of Buckeye GP Holdings, L.P., and as President and Chief Executive Officer of MainLine Management LLC from May 2004 to July 2007. Mr. Shea served as a director of Penn Virginia Corp. from July 2007 to May 2010, and as President, Chief Executive Officer and director of the general partner of Penn Virginia GP Holdings, L.P. from March 2010 to March 2011. Mr. Shea has served as a director and the Chief Executive Officer of the general partner of Penn Virginia Resource Partners, L.P., or Penn Virginia, since March 2010. Mr. Shea has also served as a director of Kayne Anderson Energy Total Return Fund, Inc., and Kayne Anderson MLP Investment Company since March 2008 and Niska Gas Storage Partners LLC since May 2010. Mr. Shea has an agreement with Riverstone, pursuant to which he has agreed to serve on the boards of certain Riverstone portfolio companies. Mr. Shea received his B.A. from Boston College and his M.B.A. from the University of Virginia.

        Mr. Shea's experiences as an executive with both Penn Virginia and Buckeye, energy companies that operate across a broad spectrum of sectors, including coal, natural gas gathering and processing and refined petroleum products transportation, have given him substantial knowledge about our industry. In addition, Mr. Shea has substantial experience overseeing the strategy and operations of publicly-traded partnerships. As a result of this experience and resulting skills set, we believe Mr. Shea is a valuable member of our board.

        Andrew W. Ward has served as a director of USA Compression GP, LLC since June 2011. Mr. Ward has served as a Principal of Riverstone from 2002 until 2004, as a Managing Director since January 2005 and as a Partner and Managing Director since July 2009, where he focuses on the firm's investment in the midstream sector of the energy industry. Mr. Ward served on the boards of directors of Buckeye and MainLine Management LLC from May 2004 to June 2006. Mr. Ward has also served on the board of directors of Gibson Energy Inc. since 2008 and Niska Gas Storage Partners LLC since May 2006. Mr. Ward received his AB from Dartmouth College and received his M.B.A from the UCLA Anderson School of Management.

        Mr. Ward's experience in evaluating the financial performance and operations of companies in our industry make him a valuable member of our board. In addition, Mr. Ward's work with Gibson Energy, Inc., Buckeye and Niska Gas Storage Partners LLC has given him both an understanding of the midstream sector of the energy business and of the unique issues related to operating publicly-traded limited partnerships.

        Olivia C. Wassenaar has served as a director of USA Compression GP, LLC since June 2011. Ms. Wassenaar was an Associate with Goldman, Sachs & Co. in the Global Natural Resources investment banking group from July 2007 to August 2008, where she focused on mergers, equity and debt financings and leveraged buyouts for energy, power and renewable energy companies. Ms. Wassenaar joined Riverstone in September 2008 as Vice President, and has served as a Principal since May 2010. In this capacity, she invests in and monitors investments in the midstream, exploration & production, and solar sectors of the energy industry. Ms. Wassenaar has also served on the board of directors of Northern Blizzard Resources Inc. since June 2011 and on the board of directors of Talos Energy LLC. Ms. Wassenaar received her A.B., magna cum laude, from Harvard College and earned an M.B.A. from the Wharton School of the University of Pennsylvania.

        Ms. Wassenaar's experience in evaluating financial and strategic options and the operations of companies in our industry and as an investment banker make her a valuable member of our board.

 Reimbursement of Expenses of Our General Partner

        Our general partner does not receive any management fee or other compensation for its management of us. Our general partner and its affiliates are reimbursed for all expenses incurred on our behalf, including the compensation of employees of USA Compression GP, LLC or its affiliates that perform services on our behalf. These expenses include all expenses necessary or appropriate to the conduct of our business and that are allocable to us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us. There is no cap on the amount that may be paid or reimbursed to our general partner or its affiliates for compensation or expenses incurred on our behalf.

Executive Compensation

Executive Summary

        This Executive Compensation disclosure provides an overview of the executive compensation program for our named executive officers identified below. Our general partner intends to provide our named executive officers with compensation that is significantly performance based. For the year ended December 31, 2011, our named executive officers, or our NEOs, were:

  •
  Eric D. Long, President and Chief Executive Officer;

  •
  Joseph C. Tusa, Jr., Vice President, Chief Financial Officer and Treasurer; and

  •
  David A. Smith, Vice President and President, Northeast Region.

Summary Compensation Table

        The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Unit Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Eric D. Long	2011	400,961	—		300,000	26,461	(4)	727,422
President and Chief Executive Officer	2010	350,000	244,200	(2)	350,000	163,309	(5)	1,107,509
Joseph C. Tusa, Jr.	2011	275,000	—		150,000	6,346	(6)	431,346
Vice President, Chief Financial Officer and Treasurer	2010	277,885	—		110,000	5,798	(7)	393,683
David A. Smith	2011	250,000	—		350,000	17,060	(8)	617,060
Vice President and President, Northeast Region	2010	250,000	—		320,000	17,060	(9)	587,060

(1)
On December 23, 2010, each of our NEOs received awards of Class B Units in USA Compression Holdings. The Class B Units are intended to allow recipients to receive a percentage of profits generated by USA Compression Holdings over and above certain return hurdles, as described in more detail in the discussion under the heading "—Discretionary Long Term Equity Incentive Awards" below. In accordance with FASB ASC Topic 718, we recognized a grant date fair value of $0 with respect to these awards and will recognize no dollar amount with respect to the Class B Units for financial reporting purposes unless and until the fair value of the Class B Units exceeds the grant date fair value.

(2)
Amount shown reflects an estimate of the grant date fair value of the Class C Units in a predecessor entity granted to Mr. Long pursuant to the provisions of his prior employment agreement, as determined in accordance with FASB ASC Topic 718.

(3)
Represents the awards earned under annual incentive bonus programs and commission programs, as applicable, for the years ended December 31, 2010 and 2011. For a discussion of the determination of the 2011 bonus amounts, see "—Annual Performance-Based Compensation for 2011" below.

(4)
Includes $18,000 of automobile allowance and $8,461 of employer contributions under the 401(k) plan.

(5)
Includes $18,000 of automobile allowance, $8,038 of employer contributions under the 401(k) plan and a tax reimbursement payment of $137,271 provided to Mr. Long in connection with the income and employment taxes incurred by him as a result of the equity award granted to him by the predecessor board in 2010, as described in more detail below under the heading "—Discretionary Long Term Equity Incentive Awards."

(6)
Includes $6,346 of employer contributions under the 401(k) plan.

(7)
Includes $5,798 of employer contributions under the 401(k) plan.

(8)
Includes $9,960 of automobile allowance and $7,100 of employer contributions under the 401(k) plan.

(9)
Includes $9,960 of automobile allowance and $7,100 of employer contributions under the 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Elements of the Compensation Program

        Compensation for our NEOs consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.
Annual performance-based compensation	To promote near-term performance objectives and reward individual contributions to the achievement of those objectives.
Discretionary long-term equity incentive awards	To emphasize long-term performance objectives, encourage the maximization of unitholder value and retain key executives by providing an opportunity to participate in the ownership of our partnership.
Severance benefits	To encourage the continued attention and dedication of key individuals and to focus the attention of key individuals when considering strategic alternatives.
Retirement savings (401(k)) plan	To provide an opportunity for tax-efficient savings.
Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost.

        For 2011, the non-employee members of the USA Compression Holdings Board of Managers had primary authority to determine and approve compensation decisions with respect to our NEOs. Going forward, our NEOs will be employed and their compensation will be paid by our general partner, subject to reimbursement by us. The compensation of our NEOs will be determined by the board of directors of our general partner.

Base Compensation For 2011

        Base salaries for our NEOs have generally been set at a level deemed necessary to attract and retain individuals with superior talent. Base salary increases are determined based upon the job responsibilities, demonstrated proficiency and performance of the executive officers and market conditions, each as assessed by the Board of Managers of USA Compression Holdings. No formulaic base salary increases are provided to the NEOs. Additionally, no changes to base salaries for our NEOs were made for the fiscal year ended December 31, 2011.

        As of              , 2012, the base salaries for our NEOs, including for our Chief Executive Officer, are set forth in the following table:

Name and Principal Position	Base Salary ($)
Eric D. Long	400,000
President and Chief Executive Officer
Joseph C. Tusa, Jr.	275,000
Vice President, Chief Financial Officer and Treasurer
David A. Smith	250,000
Vice President and President, Northeast Region

Annual Performance-Based Compensation For 2011

        Each of our NEOs participates in a discretionary annual incentive bonus compensation program, under which incentive awards are determined annually, with reference to target bonus amounts that are set forth in their employment agreements. For 2011, the target bonus amounts for each of our NEOs were as follows: Mr. Long: $300,000; Mr. Tusa: $110,000; and Mr. Smith: $120,000. In making individual annual bonus decisions, the Board of Managers of USA Compression Holdings, following the recommendations of our Chief Executive Officer, does not rely on pre-determined performance goals or targets. Instead, determinations regarding annual bonus compensation awards are based on a subjective assessment of all reasonably available information, including the applicable executive's performance, business impact, contributions and leadership.

        For 2011, our general partner's Board of Managers determined to provide each NEO with a 2011 annual bonus award at or above the NEO's target bonus, generally based on what it viewed as strong leadership and overall financial performance during a transitional year for our company as we operated under new ownership and prepared for our initial public offering. In addition, the Board of Managers sought to reward our NEOs for our operational results and increased sales activity during the second half of 2011, which we believe left us well positioned for growth in 2012. As a result of these considerations, Mr. Long received an annual incentive award equal to 100% of his target amount and Mr. Smith received 125% of his target amount in recognition of his strong sales performance during the second half of 2011. Mr. Tusa received an award equal 136% of his target bonus in recognition of his extraordinary service and dedication in preparing us to become a publicly-traded company, which substantially expanded the scope of his duties in 2011.

        Awards in 2011 were:

Eric D. Long	$300,000
Joseph C. Tusa, Jr.	$150,000
David A. Smith	$150,000

        Mr. Smith also receives commissions in an amount up to $200,000 annually based on a percentage of qualifying sales. Based on sales performance in 2011, as in prior recent years, Mr. Smith earned the maximum potential amount of commissions available under this arrangement.

Benefit Plans and Perquisites

        We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees with respect to our medical, dental, vision, disability and life insurance plans and a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code and that we refer to as the 401(k) Plan. We also provide certain executive officers with an annual automobile allowance. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us in attracting and retaining talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth above in our "—Summary Compensation Table."

Discretionary Long-Term Equity Incentive Awards

        Prior to the Holdings Acquisition, our NEOs historically received various forms of equity compensation, in the form of both capital and profits interests in us and our predecessor entities, and in connection with the Holdings Acquisition, each of our NEOs re-invested a substantial portion of the cash proceeds received in respect of his prior equity interests in certain classes of capital or profit interest units in USA Compression Holdings.

        Our NEOs were also granted Class B Units of USA Compression Holdings at the time of the Holdings Acquisition. In connection with the Holdings Acquisition in December 2010, the Board of Managers also reserved additional Class B Units for future grants to NEOs and other key employees.

        The Class B Units are profits interests that allow our NEOs to participate in the increase in value of USA Compression Holdings over and above an 8% annual and cumulative preferred return hurdle. The grants have time-based vesting requirements and are designed to not only compensate but also to motivate and retain the recipients by providing an opportunity for equity ownership by our NEOs. The grants to our NEOs also provide our NEOs with meaningful incentives to increase unitholder value over time.

        Generally, the Class B Units have vesting schedules that are designed to encourage NEOs' continued employment or service with USA Compression Holdings or one of its affiliates, including us and our general partner. The Class B Units generally (i) vest twenty-five percent on the first anniversary of the date of grant (December 31, 2011 for grants made at the time of the Holdings Acquisition) and (ii) with respect to the remaining Class B Units, will vest in thirty-six monthly installments thereafter, subject to the NEO's continued employment on each applicable vesting date. See "Severance and Change in Control Arrangements" below for a description of the circumstances under which vesting of the Class B Units may be accelerated, including in connection with our initial public offering.

Outstanding Equity Awards at December 31, 2011

        The following table provides information regarding the Class B Units in USA Compression Holdings held by the NEOs as of December 31, 2011. None of our NEOs held any option awards that were outstanding as of December 31, 2011.

	Unit Awards
Name	Number of Units That Have not Vested (#)		Market Value of Class B Units That Have Not Vested ($)(2)
Eric D. Long	346,875	(1)	—
Joseph C. Tusa, Jr.	93,750	(1)	—
David A. Smith	93,750	(1)	—

(1)
Represents the number of Class B Units in USA Compression Holdings that have not vested as of December 31, 2011. These Class B Units will vest in thirty-six equal monthly installments on each monthly anniversary of December 31, 2011.

(2)
As described in footnote 1 to the "—Summary Compensation Table" and in the discussion above under the heading "—Discretionary Long Term Equity Incentive Awards," the Class B Units are intended to allow recipients to receive a percentage of profits generated by USA Compression Holdings over and above certain return hurdles. The Class B Units had no recognizable value as of December 31, 2011.

Severance and Change in Control Arrangements

        Our NEOs are entitled to severance payments and benefits upon certain terminations of employment and, in certain cases, in connection with a change in control of Holdings.

        Each NEO currently has an employment agreement with USAC Operating which provides for severance benefits upon a termination of employment. In connection with the consummation of this offering, our general partner expects to enter into new employment agreements with each of our NEOs on terms that are substantially similar to these employment agreements. As described below, these agreements are substantially similar for each of the NEOs. In addition, pursuant to the Holdings Operating Agreement, our NEOs are entitled to accelerated vesting of certain Class B Units as described below.

  Severance Arrangements

        Each NEO's employment agreement, dated as of December 23, 2010, has an initial four-year term and is extended automatically for successive twelve-month periods thereafter unless either party delivers written notice to the other within ninety days prior to the expiration of the then-current employment term. Upon termination of an NEO's employment either by us for convenience or due to the NEO's resignation for good reason, subject to the timely execution of a general release of claims, the NEO is entitled to receive (i) an amount equal to one times his annual base salary, payable in equal semi-monthly installments over one year following termination (or, if such termination occurs within two years following a change in control, in a lump sum within thirty days following the termination of employment) and (ii) continued coverage for twenty-four months (or, with respect to Mr. Long, thirty months) under our group medical plan in which the executive and any of his dependents were participating immediately prior to his termination. Continued coverage under our group medical plan is subsidized for the first twelve months following termination, and Mr. Long is entitled to reimbursement by us to the extent the cost of such coverage exceeds $1,200 per month for the remainder of the applicable period. Additionally, upon a termination of an NEO's employment by us for convenience, by the NEO for good reason, or due to the NEO's death or disability, the NEO is entitled to receive a pro-rata portion of any earned annual bonus for the year in which termination occurs (calculated with reference to the performance targets established by the Board of Managers of USA Compression Holdings for that year). During employment and for two years following termination, each NEO's employment agreement prohibits him from competing with certain of our businesses.

        As used in the NEOs' employment agreements, a termination for "convenience" means an involuntary termination for any reason, including a failure to renew the employment agreement at the end of an initial term or any renewal term, other than a termination for "cause." "Cause" is defined in the NEOs' employment agreements to mean (i) any material breach of the employment agreement or the Amended and Restated Limited Liability Company Agreement of USA Compression Holdings, or the Holdings Operating Agreement, by the executive, (ii) the executive's breach of any applicable duties of loyalty to us or any of our affiliates, gross negligence or misconduct, or a significant act or acts of personal dishonesty or deceit, taken by the executive, in the performance of the duties and services required of the executive that has a material adverse effect on us or any of our affiliates, (iii) conviction or indictment of the executive of, or a plea of nolo contendere by the executive to, a felony, (iv) the executive's willful and continued failure or refusal to perform substantially the executive's material obligations pursuant to the employment agreement or the Holdings Operating Agreement or follow any lawful and reasonable directive from the Board of Managers of USA Compression Holdings or, as applicable, the Chief Executive Officer, other than as a result of the executive's incapacity, or (v) a pattern of illegal conduct by the executive that is materially injurious to us or any of our affiliates or our or their reputation.

        "Good reason" is defined in the NEOs' employment agreements to mean (i) a material breach by us of the employment agreement, the Holdings Operating Agreement, or any other material agreement with the executive, (ii) any failure by us to pay to the executive the amounts or benefits to which he is entitled, other than an isolated and inadvertent failure not committed in bad faith, (iii) a material reduction in the executive's duties, reporting relationships or responsibilities, (iv) a material reduction by us in the facilities or perquisites available to the executive or in the executive's base salary, other than a reduction that is generally applicable to all similarly situated employees, or (v) the relocation of the geographic location of the executive's principal place of employment by more than fifty miles from the location of the executive's principal place of employment as of December 23, 2010. With respect to Mr. Long's employment agreement, "good reason" also means the failure to appoint and maintain Mr. Long in the office of President and Chief Executive Officer.

  Change in Control Benefits

        Pursuant to the Holdings Operating Agreement, in the event of certain transactions, which could include a change in control, the vesting of certain Class B Units would be accelerated. The vesting of all unvested Class B Units would be accelerated either (i) upon a private liquidity event (generally defined as Riverstone's sale of 50.1% of its equity interests in USA Compression Holdings for cash, other than in connection with an initial public offering of securities) or (ii) upon a termination of an NEO's employment without cause or due to resignation by the executive for good reason, in each case, following a qualified public offering. In addition, upon a qualified public offering, 50% of each NEO's unvested Class B Units would vest.

        The Class B Units generally allow our NEOs to participate in the increase in value, following the December 23, 2010 grant date of such units, of the equity of USA Compression Holdings in excess of a specified hurdle, as described in more detail above under "—Discretionary Long-Term Equity Incentive Awards."

        Upon the consummation of our initial public offering, which constituted a qualified public offering for purposes of certain vesting provisions of the NEO's Class B Units, 50% of each NEO's unvested Class B Units vested and, if an NEO's employment is terminated by our general partner without cause or the NEO resigns for good reason following the consummation of our initial public offering, the remaining unvested Class B Units will vest in full. As used in the Holdings Operating Agreement, "good reason" and "cause" have the meanings set forth in each NEO's employment agreement and described above in the section entitled "—Severance Arrangements."

Director Compensation

        For the year ended December 31, 2011, our NEOs who also served as directors did not receive additional compensation for their service as directors. Additionally, directors who were not officers, employees or paid consultants or advisors of us or our general partner did not receive compensation for their services as directors.

        Officers, employees or paid consultants or advisors of us or our general partner or its affiliates who also serve as directors do not receive additional compensation for their service as directors. Our directors who are not officers, employees or paid consultants or advisors of us or our general partner or its affiliates receive cash and equity-based compensation for their services as directors. We expect that our director compensation program will initially consist of the following and will be subject to revision by the board of directors of our general partner from time to time:

  •
  an annual cash retainer of $75,000,

  •
  an additional annual retainer of $15,000 for service as the chair of any standing committee,

  •
  meeting attendance fees of $2,000 per meeting attended, and

  •
  an annual equity-based award in the form of phantom units that will be granted under our LTIP, having a value as of the grant date of $75,000. Phantom Unit awards are expected to be subject to vesting conditions and will be paid either on a current or deferred basis, in each case as will be determined at the time of grant of the awards.

Directors will also receive reimbursement for out-of-pocket expenses associated with attending such board or committee meetings and director and officer liability insurance coverage. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

2012 Long-Term Incentive Plan

        Prior to the consummation of our initial public offering, our general partner adopted a 2012 Long-Term Incentive Plan, or LTIP, primarily for the benefit of our, our subsidiaries' and our general partner's eligible officers, employees and directors. The description of the LTIP set forth below is a summary of the material features of the LTIP. This summary, however, does not purport to be a complete description of all of the provisions of the LTIP.

        The LTIP provides for the grant, from time to time at the discretion of the board of directors of our general partner, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, an aggregate of             common units may be delivered pursuant to awards under the LTIP. Units that are cancelled or forfeited are available for delivery pursuant to other awards. Units that are withheld to satisfy our general partner's tax withholding obligations or payment of an award's exercise price are not available for future awards. The LTIP is administered by our general partner's board of directors, though such administration function may be delegated to a committee that may be appointed by the board to administer the LTIP.

The LTIP is designed to promote our interests, as well as the interests of our unitholders, by rewarding the officers, employees and directors of us, our subsidiaries and our general partner for delivering desired performance results, as well as by strengthening our and our general partner's ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

  Unit Awards

        The administrator of the LTIP may grant unit awards to eligible individuals under the LTIP. A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture. Unit awards may be paid in addition to, or in lieu of, cash that would otherwise be payable to a participant with respect to a bonus or an incentive compensation award. The unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or an incentive compensation award the amount of which is determined based on the achievement of performance criteria or other factors.

  Restricted Units and Phantom Units

        A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. The administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The administrator of the LTIP may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change of control (as defined in the LTIP) or as otherwise described in an award agreement.

        Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The administrator of the LTIP, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units. Distribution equivalent rights are rights to receive an amount equal to all or a portion of the cash distributions made on units during the period a phantom unit remains outstanding.

  Unit Options and Unit Appreciation Rights

        The LTIP may also permit the grant of options and unit appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the administrator of the LTIP may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

  Other Unit-Based Awards

        The LTIP may also permit the grant of "other unit-based awards," which are awards that, in whole or in part, are valued or based on or related to the value of a unit. The vesting of an other unit-based award may be based on a participant's continued service, the achievement of performance criteria or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), as the administrator of the LTIP may determine.

  Source of Common Units; Cost

        Common units to be delivered with respect to awards may be newly-issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. With respect to awards made to employees of our general partner, our general partner is entitled to reimbursement by us for the cost incurred in acquiring such common units or, with respect to unit options, for the difference between the cost it incurs in acquiring these common units and the proceeds it receives from an optionee at the time of exercise of an option. Thus, we bear the cost of all awards under the LTIP. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash by our general partner, our general partner is entitled to reimbursement by us for the amount of the cash settlement.

  Amendment or Termination of Long-Term Incentive Plan

        The administrator of the LTIP, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP automatically terminates on the tenth anniversary of the date it was initially adopted by our general partner. The administrator of the LTIP also has the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our units issued upon the consummation of our initial public offering of                    units and the related transactions and held by:

  •
  each person who then beneficially owned 5% or more of the then outstanding units;

  •
  all of the directors of USA Compression GP, LLC;

  •
  each executive officer of USA Compression GP, LLC; and

  •
  all directors and officers of USA Compression GP, LLC as a group.

        Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them and their address is 100 Congress Avenue, Suite 450, Austin, Texas 78701.

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned		Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Common and Subordinated Units to be Beneficially Owned
USA Compression Holdings(1)			%		100%		%
Eric D. Long	—	—		—	—	—
Joseph C. Tusa, Jr.	—	—		—	—	—
J. Gregory Holloway	—	—		—	—	—
David A. Smith	—	—		—	—	—
Dennis J. Moody	—	—		—	—	—
Kevin M. Bourbonnais	—	—		—	—	—
William H. Shea, Jr.	—	—		—	—	—
Olivia C. Wassenaar	—	—		—	—	—
Andrew W. Ward	—	—		—	—	—
All directors and officers as a group (9 persons)	—	—		—	—	—

(1)
Eric D. Long, Joseph C. Tusa, Jr., Kevin M. Bourbonnais, J. Gregory Holloway, David A. Smith and Dennis J. Moody, each of whom are executive officers of our general partner, Aladdin Partners, L.P., a limited partnership affiliated with Mr. Long, and R/C IV USACP Holdings, L.P., or R/C Holdings, own equity interests in USA Compression Holdings. USA Compression Holdings is managed by a three-person board of managers consisting of Mr. Long, Mr. Ward and Ms. Wassenaar. The board of managers exercises investment discretion and control over the units held by USA Compression Holdings.

  R/C Holdings is the record holder of approximately 97.6% of the limited liability company interests of USA Compression Holdings and is entitled to elect a majority of the members of the board of managers of USA Compression Holdings. R/C Holdings is an investment partnership affiliated with Riverstone/Carlyle Global Energy and Power Fund IV, L.P., or R/C IV. Management and control of R/C Holdings is with its general partner, which is in turn managed and controlled by its general partner, R/C Energy GP IV, LLC, an affiliate of R/C IV. R/C Energy GP IV, LLC is managed by an eight-person management committee that includes Andrew W. Ward. The principal business address of R/C Energy GP IV, LLC is 712 Fifth Avenue, 51st Floor, New York, New York 10019.

  Mr. Long, Mr. Ward and Ms. Wassenaar, each of whom are members or the board of directors of our general partner, each disclaim beneficial ownership of the units owned by USA Compression Holdings.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        As of                        , 2012, our general partner and its affiliates owned            common units and subordinated units representing an aggregate        % limited partner interest in us. In addition, our general partner owns a 2.0% general partner interest in us and all of our incentive distribution rights.

Distributions and Payments to Our General Partner and its Affiliates

        The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the ongoing operation and any liquidation of USA Compression Partners, LP. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Pre-IPO Stage

The consideration received by our general partner and its affiliates prior to or in connection with our initial public offering	common units;
subordinated units;
all of our incentive distribution rights; and
2.0% general partner interest.

Operational Stage

Distributions of available cash to our general partner and its affiliates	We will generally make cash distributions 98.0% to our unitholders pro rata, including our general partner and its affiliates, as the holders of an aggregate of common units and subordinated units, and 2.0% to our general partner assuming it makes any capital contributions necessary to maintain its 2% interest in us. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of our distributions, up to 50.0% of all distributions we make above the highest target distribution level.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, our general partner would receive annual distributions of approximately $            million on its 2.0% general partner interest and USA Compression Holdings would receive annual distributions of approximately $            million on its common and subordinated units.

If our general partner elects to reset the target distribution levels, it will be entitled to receive common units and to maintain its percentage general partner interest. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—General Partner's Right to Reset Incentive Distribution Levels."

Reimbursements to our general partner and its affiliates

We will reimburse USA Compression Holdings and its affiliates for all expenses they incur or payments they make on our behalf. These expenses relate to salary, bonus, incentive compensation and other amounts to be paid by our general partner and its affiliates to persons who perform services for us.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read "The Partnership Agreement—Withdrawal or Removal of our General Partner."

Liquidation Stage
Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements Governing the Transactions

        We and other parties have entered into the various documents and agreements that effected the transactions relating to our formation and our initial public offering. These agreements were not the result of arm's-length negotiations, and they, or any of the transactions that they provide for, may not have been effected on terms as favorable to the parties to these agreements as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions were paid from the proceeds of our initial public offering.

  Services Agreement

        We intend to enter into a services agreement with USA Compression Management Services, LLC, or USAC Management, a wholly owned subsidiary of our general partner, to be effective on or after January 1, 2013, pursuant to which USAC Management will provide to us and our general partner management, administrative and operating services and personnel to manage and operate our business. We expect that we or one of our subsidiaries will reimburse USAC Management for the allocable expenses it incurs in its performance under the services agreement. These expenses will include, among other things, salary, bonus, cash incentive compensation and other amounts paid to persons who perform services for us or on our behalf and other expenses allocated by USAC Management to us.

USAC Management will have substantial discretion to determine in good faith which expenses to incur on our behalf and what portion to allocate to us.

        We expect the services agreement to have an initial term of five years, at which point it automatically renews for additional one-year terms. The services agreement may be terminated at any time by (i) the board of directors of our general partner upon 120 days' written notice for any reason in its sole discretion or (ii) USAC Management upon 120 days' written notice if (a) we or our general partner experience a change of control, (b) we or our general partner materially breach the terms of the services agreement, (c) a receiver is appointed for all or substantially all of our or our general partner's property or an order is made to wind up our or our general partner's business; (d) a final judgment, order or decree which materially and adversely affects the ability of us or our general partner to perform under the services agreement is obtained or entered against us or our general partner, and such judgment, order or decree is not vacated, discharged or stayed; or (e) certain events of bankruptcy, insolvency or reorganization of us or our general partner occur. USAC Management will not be liable to us for their performance of, or failure to perform, services under the services agreement unless its acts or omissions constitute gross negligence or willful misconduct.

Relationship with Penn Virginia Resource Partners

        Mr. Shea, a director of USA Compression GP, LLC, is currently a director and the chief executive officer of the general partner of Penn Virginia Resource Partners, L.P., or PVR. In 2008, PVR acquired the business of one of our compression services customers and, after such acquisition, has continued to purchase compression services from us. For the year ended December 31, 2011 and the nine months ended September 30, 2012, subsidiaries of PVR made compression services payments to us of approximately $1.3 million and $1.5 million, respectively.

Procedures for Review, Approval and Ratification of Related-Person Transactions

        The board of directors of our general partner adopted a code of business conduct and ethics in connection with the closing of our initial public offering that will provide that the board of directors of our general partner or its authorized committee will periodically review all related person transactions that are required to be disclosed under SEC rules and, when appropriate, initially authorize or ratify all such transactions. In the event that the board of directors of our general partner or its authorized committee considers ratification of a related person transaction and determines not to so ratify, the code of business conduct and ethics provides that our management will make all reasonable efforts to cancel or annul the transaction.

        The code of business conduct and ethics provides that, in determining whether or not to recommend the initial approval or ratification of a related person transaction, the board of directors of our general partner or its authorized committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to us as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director or an immediately family member of a director is a partner, shareholder, member or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the code of business conduct and ethics.

        The code of business conduct and ethics described above was adopted in connection with the closing of our initial public offering, and as a result the transactions described above were not reviewed under such policy. The transactions described above were not approved by an independent committee of our board of directors and the terms were determined by negotiation among the parties.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including USA Compression Holdings, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us and our limited partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken by our general partner that, without those limitations, might constitute breaches of its fiduciary duty.

        Our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;

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  approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

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  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. In connection with a situation involving a conflict of interest, any determination by our general partner involving the resolution of the conflict of interest must be made in good faith, provided that, if our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will conclusively be deemed that, in making its decision, the board of directors acted in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors that it determines in good faith to be appropriate when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to reasonably believe he is acting in the best interests of the partnership.

        Conflicts of interest could arise in the situations described below, among others.

Neither our partnership agreement nor any other agreement requires USA Compression Holdings to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Directors of USA Compression Holdings have a fiduciary duty to make these decisions in the best interests of the owners of USA Compression Holdings, which may be contrary to our interests.

        Because certain of the directors of our general partner are also directors and/or officers of USA Compression Holdings and its affiliates, such directors may have fiduciary duties to USA Compression Holdings that may cause them to pursue business strategies that disproportionately benefit USA Compression Holdings, or which otherwise are not in our best interests.

Our general partner and its affiliates are allowed to take into account the interests of parties other than us in resolving conflicts of interest.

        Our partnership agreement contains provisions that reduce the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples include our general partner's limited call right, its voting rights with respect to the units it owns and its determination whether or not to consent to any merger or consolidation of the partnership.

Our partnership agreement limits the liability of and reduces the fiduciary duties owed by our general partner, and also restricts the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of its fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duty. For example, our partnership agreement:

  •
  provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith, meaning it believed that the decision was in the best interest of our partnership;

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  provides generally that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of the common unitholders must either be (i) on terms no less favorable to us than those generally provided to or available from unrelated third parties or (ii) "fair and reasonable" to us, as determined by our general partner in good faith, provided that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

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  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

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  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

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  the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

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  the negotiation, execution and performance of any contracts, conveyances or other instruments;

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  the distribution of our cash;

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  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

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  the maintenance of insurance for our benefit and the benefit of our partners;

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  the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity;

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  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense, the settlement of claims and litigation;

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  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

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  the making of tax, regulatory and other filings, or the rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

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  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        Our partnership agreement provides that our general partner must act in "good faith" when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in "good faith," our general partner must believe that the determination is in our best interests. Please read "The Partnership Agreement—Voting Rights" for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

        The amount of cash that is available for distribution to our unitholders is affected by the decisions of our general partner regarding such matters as:

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  the manner in which our business is operated;

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  the amount and timing of asset purchases and sales;

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  cash expenditures;

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  borrowings;

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  the issuance of additional units; and

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  the creation, reduction or increase of reserves in any quarter.

        Our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. This determination can affect the amount of cash that is distributed to our unitholders and to our general partner and the ability of the subordinated units to convert into common units.

        In addition, our general partner may use an amount, initially equal to $         million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its subordinated units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions."

        In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

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  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

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  accelerating the expiration of the subordination period.

        For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common and subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all of our outstanding units. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—Subordination Period."

        Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may borrow funds from us, or our operating company and its operating subsidiaries.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

        We will reimburse our general partner and its affiliates for the costs incurred in managing and operating us. Our partnership agreement provides that our general partner will determine in good faith the expenses that are allocable to us.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or from entering into additional contractual arrangements with any of these entities on our behalf.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, in effect as of the closing of our initial public offering, were the result of arm's-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the closing of our initial public offering may not be negotiated on an arm's-length basis, although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to such arrangements.

        Our general partner will determine, in good faith, the terms of any such transactions entered into after the closing of our initial public offering.

        Our general partner and its affiliates have no obligation to permit us to use any of its or its affiliates' facilities or assets, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that counterparties to such agreements have recourse only against our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if they own more than 80% of our common units.

        Our general partner may exercise its right to call and purchase common units, as provided in our partnership agreement, or may assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may be required to sell his common units at an undesirable time or price. Please read "The Partnership Agreement—Limited Call Right."

Our general partner controls the enforcement of its and its affiliates' obligations to us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

        The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other hand, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to our general partner's incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

        Our general partner has the right, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the "reset minimum quarterly distribution"), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

        We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that our general partner could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when our general partner expects that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, our general partner may be experiencing, or may expect to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for the general partner to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then current business environment. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels related to our general partner's incentive distribution rights. Please read "Provisions of our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights."

Fiduciary Duties

        Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors has fiduciary duties to manage our general partner in a manner that is beneficial to its owners, as well as to our unitholders. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in where a conflict of interest is present be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.
Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that are not approved by a vote of common unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to, or available from, unrelated third parties; or

•       "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and the board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will conclusively be deemed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith. These standards reduce the obligations to which our general partner would otherwise be held.
In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. Our partnership agreement and the Delaware Act also provide that our general partner may consult with legal counsel, accountants, investment bankers and other consultants and advisers selected by it, and in any action shall be fully protected from liability to us or our partners in relying in good faith upon the advice or opinion of such persons as to matters that the general partner reasonably believes to be within such person's professional or expert competence.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner's or other person's good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity, an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its good faith reliance on the provisions of our partnership agreement, and such reliance shall be a defense in any action relating to such duties or liabilities.

        By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "The Partnership Agreement—Indemnification."

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

Transfer Agent and Registrar

        Duties.    Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a common unitholder; and

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  other similar fees or charges.

        There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically becomes bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and our initial public offering.

        Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Provisions of our Partnership Agreement Relating to Cash Distributions;"

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  with regard to the fiduciary duties of our general partner, please read "Conflicts of Interest and Fiduciary Duties;"

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  with regard to the transfer of common units, please read "Description of the Common Units—Transfer of Common Units;" and

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  with regard to allocations of taxable income and taxable loss, please read "Material Federal Income Tax Consequences."

Organization and Duration

        We were formed in 2008 as a Texas limited partnership and converted to a Delaware limited partnership in 2011. Our partnership will have perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of gathering, compressing and treating natural gas, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

        Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read "Provisions of our Partnership Agreement Relating to Cash Distributions."

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

        For a discussion of our general partner's right to contribute capital to maintain its 2% general partner interest if we issue additional units, please read "—Issuance of Additional Partnership Interests."

 Voting Rights

        The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

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  after the subordination period, the approval of a majority of the common units.

        In voting their common and subordinated units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of the Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read "—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. Please read "—Dissolution."
Continuation of our business upon dissolution	Unit majority. Please read "—Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2022 in a manner that would cause a dissolution of our partnership. Please read "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of Our General Partner."

Transfer of our general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read "—Transfer of General Partner Interest."

Transfer of ownership interests in our general partner	No approval required at any time. Please read "—Transfer of Ownership Interests in the General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner, its affiliates, their direct transferees and their indirect transferees approved by our general partner in its sole discretion or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

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  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement), any partnership interest or the duties, obligations or liabilities among limited partners or of limited partners, or the rights or powers of, or restrictions on, the limited partners or us;

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  asserting a claim arising pursuant to any provision of the Delaware Act or other similar applicable statutes;

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  asserting a claim arising out of any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Act relating to the Partnership or the partnership agreement; and

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  the federal securities laws of the U.S. or securities or antifraud laws of any governmental authority.

shall be exclusively brought in the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction in connection with any such claims, suits, actions or proceedings.

 Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act is limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. The Delaware Act generally provides that a limited partner does not participate in the control of the business within the meaning of the Delaware Act by virtue of possessing or exercising the right or power to admit, remove or retain the general partner, amend the partnership agreement or certificate of limited partnership, or cause the taking or refraining from taking of any action with respect to such other matters as are stated in the partnership agreement. However, a court were to determine that the right, or exercise of the right, by the limited partners as a group to take any action under the partnership agreement constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiaries conduct business in five states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of the operating company may require compliance with legal requirements in the jurisdictions in which the operating company conducts business, including qualifying our subsidiaries to do business there.

        Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

        Upon issuance of additional partnership interests (other than the issuance of common units upon exercise by the underwriters in our initial public offering of their option to purchase additional common units, the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner's 2.0% interest in us will be reduced if we issue additional units in the future (other than in those circumstances described above) and our general partner does not contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates and beneficial owners, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

        General.    Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited amendments.    No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of our initial public offering, affiliates of our general partner owned approximately          % of our outstanding common and subordinated units.

        No unitholder approval.    Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

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  do not adversely affect the limited partners considered as a whole (or any particular class of limited partners) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

        Opinion of counsel and unitholder approval.    Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners requires the approval of at least a majority of the class or classes so affected, but no vote is required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units requires the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action, other than to remove the general partner or call a meeting, is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that increases the voting percentage required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be increased. For amendments of the type not requiring unitholder approval, our general partner is not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

        A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than the incentive distribution rights) immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

        We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

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  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

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  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

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  the entry of a decree of judicial dissolution of our partnership; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither our partnership, our operating company nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in "Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022 our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read "—Transfer of General Partner Interest" and "—Transfer of Incentive Distribution Rights."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read "—Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner's removal. At the closing of our initial public offering, affiliates of our general partner owned      % of our outstanding common and subordinated units.

        Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

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  the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner; and

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  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

        In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner has the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner or its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest and all of its or its affiliates' incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of USA Compression GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Transfer of General Partner Interest

        Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

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  an affiliate of our general partner (other than an individual); or

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  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may, at any time, transfer common units or subordinated units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

        At any time, the owners of our general partner may sell or transfer all or part their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove USA Compression GP, LLC as our general partner or from otherwise changing our management. Please read "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read "—Meetings; Voting."

Limited Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or beneficial owners thereof or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

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  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

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  the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date three days before the date the notice is mailed.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Federal Income Tax Consequences—Disposition of Common Units."

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Meetings; Voting

        Except as described below regarding certain persons or groups owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

        Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting, if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved (at the time of transfer) transferee of our general partner or its affiliates and purchasers specifically approved by our general partner in its sole discretion, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions.

 Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  any person who is or was an affiliate of our general partner or any departing general partner;

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  any person who is or was a manager, managing member, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

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  any person who is or was serving as a manager, managing member, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

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  any person who controls our general partner or any departing general partner; and

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  any person designated by our general partner.

        We must provide this indemnification unless there has been a final, non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful.

        Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner and its affiliates for all expenses they incur or payments they make on our behalf. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. These books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 90 days (or such shorter time as required by SEC rules) after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 45 days (or such shorter time as required by SEC rules) after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder;

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  copies of our partnership agreement, our certificate of limited partnership and related amendments and any powers of attorney under which they have been executed;

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  information regarding the status of our business and our financial condition (provided that this obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

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  any other information regarding our affairs as the general partner determines in it's sole discretion is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the "Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us", "we" or "USA Compression" are references to USA Compression Partners, LP and our operating subsidiaries.

        The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, IRAs, real estate investment trusts (REITs) or mutual funds. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

        For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units" beginning).

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the production, transportation, processing and storage of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

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  we will be classified as a partnership for federal income tax purposes; and

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  each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

        In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

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  neither we nor any of our operating subsidiaries has elected or will elect to be treated as a corporation;

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  for each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

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  we believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Latham & Watkins LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders of USA Compression will be treated as partners of USA Compression for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of USA Compression for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in USA Compression. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in USA Compression for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections", we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Plan participants will be allocated taxable income and loss in the same manner as all other common unitholders even if they elect to reinvest their entire cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units."

        If, and to the extent that, a unitholder participates in the Plan, such unitholder will receive common units in lieu of all or a portion of any cash distributions he would otherwise receive from us.

The tax consequences of such participation are generally expected to be the same to the Plan participants as if they had received their cash distributions paid to the common unitholders and then used these cash distributions to purchase additional common units either from us or on the open market, depending on how we instruct the Plan administrator to reinvest the distributions subject to the Plan. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder's "at-risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and/or substantially appreciated "inventory items," each as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

  Basis of Common Units

        A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by any amount he pays for additional common units (including any portion of a distribution from us that is reinvested pursuant to the Plan), his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us including cash distributions that are reinvested, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner's "net value" as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) Allocations," similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Latham & Watkins LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. However, absent new legislation extending the current rates, these rates are scheduled to sunset after December 31, 2012, at which time the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

        The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read "—Disposition of Common Units—Constructive Termination". The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets ("common basis") and (ii) his Section 743(b) adjustment to that basis.

        We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." Latham & Watkins LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (i) our initial public offering will be borne by our general partner and its affiliates and (ii) this or any other offering will be borne by our general partner and all of our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incur in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2012 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under

Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under "—Tax Consequences of Unit Ownership—Section 754 Election," Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Therefore, foreign unitholders may be subject to U.S. federal income tax gain from the sale or disposition of their units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreement names USA Compression GP, LLC as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is:

  (i)
  a person that is not a U.S. person;

  (ii)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (iii)
  a tax-exempt entity;

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  the amount and description of units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

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  for which there is, or was, "substantial authority"; or

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  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

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  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties";

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

Recent Legislative Developments

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read "—Partnership Status." We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in 17 states. Many of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN USA COMPRESSION PARTNERS, LP
BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, "Similar Laws"). For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities ("IRAs") established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements. Among other things, consideration should be given to:

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  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

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  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

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  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors;" and

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  whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that, with respect to the plan, are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner would also be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (i)
  the equity interests acquired by the employee benefit plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the federal securities laws;

  (ii)
  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

  (iii)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above that are subject to ERISA and IRAs and other similar vehicles that are subject to Section 4975 of the Internal Revenue Code.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (i) and (ii) above.

        In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

PLAN OF DISTRIBUTION

        Subject to the discussion below, we will distribute newly issued common units sold under the Plan. A registered broker/dealer that is an affiliate of the Administrator will assist in the identification of common unitholders and other related services, but will not be acting as an underwriter with respect to common units sold under the Plan. You will pay no service fees or brokerage trading fees whether common units are newly issued or purchased in the open market. We will pay all brokerage trading fees or other charges on common units purchased through the Plan. However, if you are participating in the Plan through your broker, you may be charged a fee by your broker for participating in the Plan on your behalf. Additionally, if you request that your common units held by the Administrator be sold, you will receive the proceeds less a service fee of $15.00 per transaction and any brokerage trading fees. The common units are approved for listing (subject to official notice of issuance) on the New York Stock Exchange.

        Persons who acquire common units through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the common units.

        We have no arrangements or understandings, formal or informal, with any person relating to the sale of our common units to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The financial statements of USA Compression Partners, LP as of December 31, 2010 and 2011, and for each of the years in the three-year period ended December 31, 2011, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, upon the authority of said firm as experts in accounting and auditing. The audit report refers to the Partnership's change in controlling ownership on December 23, 2010, which resulted in a new cost basis for the Partnership.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at

1-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "intend," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

  •
  changes in general economic conditions;

  •
  competitive conditions in our industry;

  •
  changes in the long-term supply of and demand for natural gas;

  •
  actions taken by our customers, competitors and third party operators;

  •
  changes in the availability and cost of capital;

  •
  operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

  •
  the effects of existing and future laws and governmental regulations;

  •
  the effects of future litigation; and

  •
  other factors discussed in this prospectus.

        All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

Report of Independent Registered Public Accounting Firm

The Partners
USA Compression Partners, LP:

        We have audited the accompanying consolidated balance sheets of USA Compression Partners, LP (a Delaware limited partnership) and subsidiaries (formerly USA Compression Holdings, LP, a Texas limited partnership) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in partners' capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of USA Compression Partners, LP and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 1 to the consolidated financial statements, effective December 23, 2010, USA Compression Partners, LP had a change in controlling ownership. As a result of this change in control, the consolidated financial information after December 23, 2010 is presented on a different cost basis than that for the period before the acquisition and, therefore, is not comparable.

                      /s/ KPMG LLP

Dallas, Texas
February 13, 2012

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Balance Sheets

December 31, 2011 and 2010

	Successor
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$3,000	$3,000
Accounts receivable:
Trade	8,872,159	7,759,265
Other	51,606	6,780
Inventory	3,211,463	5,185,326
Prepaid expenses	1,646,490	1,427,983
Advances to employees	—	181,936

Total current assets	13,784,718	14,564,290
Property and equipment, net	456,648,605	350,069,378
Identifiable intangible asset-customer relationships	69,600,000	72,000,000
Identifiable intangible asset-trade names	14,976,000	15,600,000
Goodwill	157,075,195	157,075,195
Other assets	15,791,458	5,408,865

Total assets	$727,875,976	$614,717,728

Liabilities and Partners' Capital
Current liabilities:
Accounts payable	$10,050,835	$4,061,524
Accrued liabilities	4,231,821	3,469,990
Deferred revenue	8,577,789	7,609,333
Short-term debt	—	286,826
Current portion of long-term debt	39,067	36,467
Liability from interest rate swaps	2,180,049	3,084,399

Total current liabilities	25,079,561	18,548,539
Long-term debt	363,773,468	255,491,310
Liability from interest rate swaps	—	1,724,173
Partners' capital:
Limited partners' capital	336,671,919	336,603,370
General partner's capital	2,351,028	2,350,336

Total partners' capital	339,022,947	338,953,706

Total liabilities and partners' capital	$727,875,976	$614,717,728

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Statements of Operations

Years ended December 31, 2011, 2010 and 2009

	Successor	Predecessor
	2011	2010	2009
Revenues:
Contract operations	$93,896,230	$89,785,052	$93,178,391
Parts and service	4,824,489	2,243,119	2,049,281

Total revenues	98,720,719	92,028,171	95,227,672

Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	39,605,337	33,291,543	30,095,377
Selling, general, and administrative	12,725,930	11,369,996	9,136,298
Restructuring charges	300,000	—	—
Depreciation and amortization	32,737,779	24,569,323	22,957,029
Loss (Gain) on sale of assets	178,369	(89,799)	(74,450)
Impairment of compression equipment	—	—	1,677,379

Total costs and expenses	85,547,415	69,141,063	63,791,633

Operating income	13,173,304	22,887,108	31,436,039

Other income (expense):
Interest expense	(12,970,019)	(12,279,162)	(10,042,680)
Other	20,828	26,691	24,543

Total other expense	(12,949,191)	(12,252,471)	(10,018,137)

Net income before income tax expense	224,113	10,634,637	21,417,902
Income tax expense	154,872	155,179	190,164

Net income	$69,241	$10,479,458	$21,227,738

Earnings allocated to general partner	$692	$104,795	$212,277

Earnings available for limited partners	$68,549	$10,374,663	$21,015,461

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Statements of Changes in Partners' Capital

Years ended December 31, 2011, 2010 and 2009

	General partner	Limited partners	Accumulated other comprehensive income (loss)	Total partners' capital
Partners' capital (deficit), December 31, 2008, predecessor	$(533,793)	$54,778,074	$(4,559,100)	$49,685,181
Other comprehensive income	—	—	1,444,689	1,444,689
Share based compensation expense	—	268,868	—	268,868
Net income	212,277	21,015,461	—	21,227,738

Partners' capital (deficit), December 31, 2009, predecessor	(321,516)	76,062,403	(3,114,411)	72,626,476
Other comprehensive income	—	—	(1,694,161)	(1,694,161)
Share based compensation expense	—	382,435	—	382,435
Net income	104,795	10,374,663	—	10,479,458

Partners' capital (deficit), December 31, 2010, predecessor	(216,721)	86,819,501	(4,808,572)	81,794,208
Impact of change in control	2,567,057	249,783,869	4,808,572	257,159,498

Partners' capital opening balance, December 31, 2010, successor	2,350,336	336,603,370	—	338,953,706
Net income	692	68,549	—	69,241

Partners' capital December 31, 2011, successor	$2,351,028	$336,671,919	$—	$339,022,947

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Statements of Comprehensive Income

Years ended December 31, 2011, 2010 and 2009

	Successor	Predecessor
	2011	2010	2009
Net income	$69,241	$10,479,458	$21,227,738
Other comprehensive income (loss)	—	(1,694,161)	1,444,689

Comprehensive income	$69,241	$8,785,297	$22,672,427

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Consolidated Statements of Cash Flows

Years ended December 31, 2011, 2010 and 2009

	Successor	Predecessor
	2011	2010	2009
Cash flows from operating activities:
Net income	$69,241	$10,479,458	$21,227,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,737,779	24,569,323	22,957,029
Amortization of debt issue costs, discount, other comprehensive loss	1,528,928	3,449,633	363,182
Share-based compensation expense	—	382,435	268,868
Net (gain) loss on sale of assets	178,369	(89,799)	(74,450)
Net gain on change in fair value of interest rate swap	(2,628,523)	—	—
Impairment of compression equipment	—	—	1,677,379
Changes in assets and liabilities:
Accounts receivable and advances to employees	(975,784)	(335,997)	1,865,372
Inventory	1,973,863	503,111	(3,680,280)
Prepaids	(218,507)	(18,128)	608,188
Other noncurrent assets	(2,600,602)	1,700	(4,513)
Accounts payable	1,986,800	(824,779)	(857,320)
Accrued liabilities and deferred revenue	1,730,287	455,335	(1,406,271)

Net cash provided by operating activities	33,781,851	38,572,292	42,944,922

Cash flows from investing activities:
Capital expenditures	(133,263,929)	(18,885,762)	(29,579,623)
Compression unit purchase deposit	(7,974,720)	—	—
Proceeds from sale of property and equipment	795,065	117,955	2,816,810

Net cash used in investing activities	(140,443,584)	(18,767,807)	(26,762,813)

Cash flows from financing activities:
Proceeds from short-term and long-term debt	209,164,480	82,176,687	80,746,849
Payments on short-term and long-term debt	(101,166,549)	(93,883,701)	(96,867,661)
Financing costs	(1,336,198)	(8,097,473)	(424,485)

Net cash provided (used in) financing activities	106,661,733	(19,804,487)	(16,545,297)

Decrease in cash and cash equivalents	—	(2)	(363,188)
Cash and cash equivalents, beginning of year	3,000	3,002	366,190

Cash and cash equivalents, end of year	$3,000	$3,000	$3,002

Supplemental cash flow information:
Interest paid	$13,727,393	$8,720,584	$9,918,525
Cash paid for taxes	$155,183	$190,226	$190,552

See accompanying notes to consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements

December 31, 2011, 2010 and 2009

(1) The Partnership, Nature of Business, and Recent Transactions

        USA Compression Partners, L.P., a Texas limited partnership (the Former Partnership), was formed on July 10, 1998. In October 2008, the Former Partnership entered into several transactions through which the Former Partnership was reorganized into a holding company, USA Compression Holdings, LP (the Partnership). The owners of the Former Partnership caused the Partnership to be formed as a Texas limited partnership to conduct its affairs as the holding company of an operating and leasing structure of entities. The Former Partnership's owners then transferred their equity interests in the Former Partnership to the Partnership in exchange for identical interests in the Partnership. The Former Partnership became a wholly owned subsidiary of the Partnership, and was converted into USA Compression Partners, LLC, a Delaware, single-member, limited liability company (Operating Subsidiary) to continue providing compression services to customers of the Former Partnership. Concurrently, the Operating Subsidiary formed a wholly owned subsidiary, USAC Leasing, LLC, as a Delaware limited liability company (Leasing Subsidiary), and agreed to sell its then existing compressor fleet to the Leasing Subsidiary for assumption of debt relating to the then existing fleet. The Leasing Subsidiary agreed to lease the compressor fleet to the Operating Subsidiary for use in providing compression services to its customers. The consolidated financial statements as of December 31, 2011, 2010 and 2009 include the accounts of the Partnership, the Operating Subsidiary and the Leasing Subsidiary and all intercompany balances and transactions have been eliminated in consolidation. The Partnership joined the Operating Subsidiary's revolving credit facility as a guarantor and the Leasing Subsidiary joined the revolving credit facility as a co-borrower (see note 4). On June 7, 2011, the Partnership converted from a Texas limited partnership into a Delaware limited partnership and changed its name from USA Compression Holdings, LP to USA Compression Partners, LP.

        The Partnership, together with the Operating Subsidiary and the Leasing Subsidiary, primarily provides natural gas compression services under term contracts with customers in the oil and gas industry, using natural gas compressor packages that it designs, engineers, operates and maintains.

        In June 2009, the Partnership made an equity award of 100,000 Class C units representing profits interest in the Partnership.

        In September 2010 and 2009, the Partnership issued 200,000 and 200,000, respectively, Class C units representing capital interests in the Partnership to its chief executive officer pursuant to his employment agreement.

        Partnership net income (loss) is allocated to the partners in proportion to their respective interest in the Partnership.

        On November 29, 2010, the Partnership and each of its partners entered into a unit purchase agreement with USA Compression Holdings, LLC in which USA Compression Holdings, LLC would acquire, subject to certain conditions, all of the limited partner interest of the Partnership and an affiliate of USA Compression Holdings, LLC would acquire the general partner interests of the Partnership. USA Compression Holdings, LLC was formed in November 2010 and its only operation is its investment in the Partnership. This transaction was closed on December 23, 2010 and USA Compression Holdings, LLC completed the transaction for cash consideration of approximately $330 million and an exchange of partnership interest in the Partnership with a value of approximately $9 million for Class A units in USA Compression Holdings, LLC. In connection with this change in control, the Partnership's assets and liabilities were adjusted to fair value on the closing date by

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(1) The Partnership, Nature of Business, and Recent Transactions (Continued)

application of "push-down" accounting. The Partnership incurred $1,838,121 of acquisition related costs in conjunction with the transactions which are included in selling, general and administrative expenses in the consolidated statement of operations.

        As a result of the application of "push down" accounting in connection with the acquisition, the financial statements prior to December 31, 2010 represent the operations of the Predecessor and are not comparable with the financial statements on or after December 31, 2010. References to the "Successor" refer to the Partnership on or after December 31, 2010, after giving effect to "push down" accounting. References to the "Predecessor" refer to the Partnership prior to but excluding December 31, 2010.

        The Partnership applied the guidance in Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (ASC 820), in determining the fair value of partners' capital, which was based on the purchase of the limited partner and general partner interests in the amount of $338,953,706.

        The Partnership then developed the fair value of its assets and liabilities, with the assistance of third-party valuation experts, using the guidance in ASC 820.

        The consolidated financial statements of the Partnership have been prepared in accordance with GAAP and include the accounts of all controlled subsidiaries after the elimination of all intercompany accounts and transactions. The change of control transaction that occurred on December 23, 2010 has been reflected in the consolidated financial statements of the Partnership using, for accounting purposes, a date of convenience of December 31, 2010. The impact of recording the change in control as of December 23, 2010 would not have a material impact on the consolidated financial statements.

Current assets	$14,564,290
Plant, property and equipment	350,069,378
Identifiable intangible asset—customer relationships	72,000,000
Identifiable intangible asset—trade names	15,600,000
Goodwill	157,075,195

Assets acquired	609,308,863
Current liabilities	18,548,539
Long-term portion of interest rate swaps	1,724,173
Note payable—other	42,527
Note payable—senior debt	250,039,918

Net assets acquired	$338,953,706

        The sale of the Partnership on December 23, 2010, triggered the payment of $4,906,870 of success fees to a broker and $3,906,716 of stock based compensation expense. The Partnership has determined that its accounting policy for any cost that will be triggered by the consummation of a business combination will be to recognize the cost when the business combination is consummated. Accordingly, the broker fees and stock based compensation have not been recorded in the Statement of Operations for the predecessor period since that statement depicts the results of operations just prior to consummation of the transaction. In addition, since the successor period reflects the effects of

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(1) The Partnership, Nature of Business, and Recent Transactions (Continued)

push-down accounting, these costs have also not been recorded as an expense in the successor period. However, the costs were reflected in the purchase accounting adjustments which were applied in arriving at the opening balances of the successor.

(2) Summary of Significant Accounting Policies

  (a)    Cash and Cash Equivalents

        Cash and cash equivalents consist of all cash balances. As of December 31, 2011 and 2010, $3,000 in cash was subject to certain provisions under credit agreements with a financial institution, as more fully described in note 4.

  (b)    Trade Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts of $260,598 and $173,808 at December 31, 2011 and 2010, respectively, is the Partnership's best estimate of the amount of probable credit losses in the Partnership's existing accounts receivable. The Partnership determines the allowance based upon historical write-off experience and specific identification. The Partnership does not have any off-balance-sheet credit exposure related to its customers.

  (c)    Inventories

        Inventories are valued at the lower of cost or market using the first-in, first-out method. Inventory consists of parts used in the assembly of compression units. Purchases of these assets are considered operating activities in the consolidated statement of cash flows.

  (d)    Property and Equipment

        Property and equipment are carried at cost. Overhauls and major improvements that increase the value or extend the life of compressor units are capitalized and depreciated over 3 to 5 years.

        Ordinary maintenance and repairs are charged to income. Depreciation is calculated using the straight-line method of accounting over the estimated useful lives of the assets as follows:

Compression equipment	25 years
Furniture and fixtures	7 years
Vehicles and computer equipment	3 - 7 years
Leasehold improvements	5 years

        Successor depreciation expense for the year ended December 31, 2011 was $29,713,779 and Predecessor depreciation expense for the years ended December 31, 2010 and 2009 was $24,569,322 and $22,957,029, respectively.

  (e)    Impairments of Long-Lived Assets

        Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written-down to estimated fair value. An asset shall be tested for impairment when events or

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount of the carrying value exceeding the fair value of the asset is recognized. Fair value is generally determined from estimated discounted future net cash flows. In 2009, the Partnership recorded $1,677,379 related to the impairment of a certain group of its compression equipment. There were no events or circumstances in 2011 or 2010 indicating that the carrying value of any of the Partnership's assets may not be recoverable.

  (f)    Revenue Recognition

        Revenue from compression service and equipment rental operations is recorded when earned over the period of service, rental and maintenance contracts, which generally range from one month to five years. Parts and service revenue is recorded as parts are delivered or services are performed for the customer.

  (g)    Income Taxes

        The Partnership elected to be treated under SubChapter K of the Internal Revenue Code. Under SubChapter K, a partnership return is filed annually reflecting each partner's share of the partnership's income or loss. Therefore, no provision has been made for federal income tax. Partnership net income (loss) is allocated to the partners in proportion to their respective interest in the Partnership.

        As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by the Partnership generally flow through to its unitholders. However, Texas imposes an entity-level income tax on partnerships.

        The State of Texas' margin tax became effective for tax reports originally due on or after January 1, 2008. This margin tax requires partnerships and other forms of legal entities to pay a tax of 1.0% on its "margin," as defined in the law, based on 2011, 2010 and 2009 results. The margin tax base to which the tax rate will be applied is either the lesser of 70% of total revenues for federal income tax purposes or total revenue less cost of goods sold or compensation for federal income tax purposes. For the years ended December 31, 2011, 2010 and 2009 the Partnership recorded an expense related to the Texas margin tax of $154,872, $155,179 and $190,164, respectively.

        The Partnership adopted a new accounting and reporting standard for uncertain tax positions as of January 1, 2009. The new standard prescribes a threshold for recognizing the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. Interest and penalties related to unrecognized tax benefits are included in income tax expense. Adoption of the new standard had no impact on the Partnership's financial statements and the Partnership has no uncertain tax positions as of December 31, 2011 and December 31, 2010.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

  (h)    Fair Value Hierarchy

        Accounting standards on fair-value measurement establish a framework for measuring fair value and stipulate disclosures about fair-value measurements. The standards apply to recurring and nonrecurring financial and non financial assets and liabilities that require or permit fair-value measurements. A new accounting standard became effective for the Partnership on January 1, 2008, for all financial assets and liabilities and recurring non financial assets and liabilities. On January 1, 2009, the standard became effective for non recurring non financial assets and liabilities. Among the required disclosures is the fair-value hierarchy of inputs the Partnership uses to value an asset or a liability. The three levels of the fair-value hierarchy are described as follows:

          Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Partnership has the ability to access at the measurement date.

          Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

          Level 3 inputs are unobservable inputs for the asset or liability.

        At December 31, 2011 and 2010, the only financial assets and liabilities measured at fair value in the Partnership's consolidated balance sheet on a recurring basis are its interest rate swaps. The following table presents assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value and items for which the fair value option has been elected) at December 31, 2011 and 2010:

	December 31,	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Interest rate derivatives—2011	$2,180,049	—	2,180,049	—
Interest rate derivatives—2010	4,808,572	—	4,808,572	—

  (i)    Fair Value of Financial Instruments

        The Partnership's financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, trade accounts payable, notes payable and interest rate swap arrangements. The book values of cash and cash equivalents, trade accounts receivable, and trade accounts payable are representative of fair value due to their short-term maturity. The carrying amounts of notes payable approximates fair value based on the interest rates charged on instruments with similar terms and risks. The carrying amounts of interest rate swap arrangements are based on valuation models prepared by the derivatives issuer which are intended to approximate current market values. For derivatives accounted for as cash flow hedges, the Partnership also assesses, both at inception and on an ongoing basis, whether the hedging transactions are highly effective in offsetting cash flows of the hedged item. Changes in the fair value of the highly effective portion of the derivative are recognized in other comprehensive income on the balance sheet. The ineffective portion of the change in fair value of the derivative is reported in earnings.

  (j)    Pass Through Taxes

        Taxes incurred on behalf of, and passed through to customers are accounted for on a net basis.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

  (k)    Use of Estimates

        The preparation of the consolidated financial statements of the Partnership in conformity with accounting principles generally accepted in the United States of America requires the management of the Partnership to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and the accompanying results. Actual results could differ from these estimates.

  (l)    Changes in Accounting Estimate

        In July 2009, the Partnership decreased the assumed service lives of its vehicles to better reflect the projected useful lives of the vehicles. The change in estimate, effective as of July 1, 2009, was accounted for prospectively and resulted in an increase in depreciation expense and decrease in net income of approximately $1,000,000 for the year ended December 31, 2009.

  (m)    Intangible Assets

        As of December 31, 2011, intangible assets consisted of trade names and customer relationships, and are amortized on a straight line basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to the Partnership's future cash flows. The estimated useful lives range from 25 to 30 years. The expected amortization of the intangible assets for each of the five succeeding years is as follows:

Year ending December 31,	Total
2012	$3,024,000
2013	3,024,000
2014	3,024,000
2015	3,024,000
2016	3,024,000

        The Partnership assesses long-lived assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is assessed by comparing the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the fair value of the assets. The Partnership did not record any impairment of intangible assets in 2011.

  (n)    Goodwill

        Goodwill represents the excess of the purchase price over the fair value of identifiable net assets upon the change in control on December 23, 2010. Goodwill is not amortized, but is tested for impairment annually based on the carrying values as of December 31, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2011-08,

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(2) Summary of Significant Accounting Policies (Continued)

Testing Goodwill for Impairment, or ASU 2011-08, which amends FASB ASC Topic 350, Intangibles—Goodwill and Other. ASU 2011-08 allows an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is allowed and the Partnership has early adopted for the year ended December 31, 2011.

        Because quoted market prices for the Partnership's reporting unit are not available, management must apply judgment in determining if it is more likely than not that the fair value of the reporting unit is less than its carrying amount for purposes of performing the optional qualitative assessment for the annual goodwill impairment test. Management uses all available information to make these determinations, including evaluating the macroeconomic environment and industry specific conditions at the assessment date of October 1, 2011.

        As a result of the qualitative assessment, the Partnership has determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount. The Partnership did not record any impairment of goodwill in 2011.

(3) Property and Equipment

        Property and equipment consisted of the following at December 31:

	2011	2010
Compression equipment	$478,596,628	$345,517,756
Furniture and fixtures	439,514	227,287
Automobiles and vehicles	5,640,430	3,375,362
Computer equipment	1,523,150	901,590
Leasehold improvements	53,076	47,383

Total	486,252,798	350,069,378
Less accumulated depreciation and amortization	(29,604,193)	—

Total	$456,648,605	$350,069,378

        The Partnership had leased, in 2011 and 2010, compressor units with certain purchase options as more fully described in note 8. The Partnership has no compressor units with material customer lease/purchase options as of December 31, 2011. On December 16, 2011, the Partnership entered into an agreement with a compression equipment supplier to reduce certain previously made progress payments from $10 million to $2 million. The Partnership will apply this $8 million credit to new compression unit purchases from this supplier in the first quarter of 2012. The $8 million prepayment is included in Other Assets on the balance sheet at December 31, 2011.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(4) Long-Term Debt

        The long-term debt of the Partnership consisted of the following at December 31:

	2011	2010
Senior debt	$363,773,468	$255,448,783
Various other notes	39,067	78,994

Total debt	363,812,535	255,527,777
Less current portion	39,067	36,467

Long-term debt	$363,773,468	$255,491,310

  (a)    Senior Debt

        On October 10, 2008, in connection with the reorganization of the Partnership (see note 1), the Partnership made a tenth amendment to the credit agreement whereby the requisite senior lenders approved these transactions. Holdings and Leasing Subsidiary were joined as loan parties under the credit agreement and certain provisions were amended including definitions in the credit agreement.

        On December 23, 2010, the Partnership made an eleventh amendment to the credit agreement whereby certain of the senior lenders agreed to backstop the approval of the change of control provisions under the credit agreement related to the acquisition of the Partnership by USA Compression Holdings, LLC. The fees related to this amendment of $2,998,879 were recorded as capitalized loan costs and fully realized as interest expense upon the closing of the purchase of the Partnership by USA Compression Holdings, LLC on December 23, 2010. The eleventh amendment expired upon the execution of the Third Amended and Restated Credit Agreement as described below.

        On December 23, 2010, the Partnership entered into a Third Amended and Restated Credit Agreement. Borrowing availability under this senior debt facility is limited to the lesser of the $400,000,000 committed facility amount and a borrowing base defined in the credit agreement. The senior debt facility is evidenced by notes issued to each of several lenders named in the credit agreement, is secured by a first priority lien against the assets of the Partnership and matures on October 5, 2015. Interest on debt issued under the facility is due and payable in arrears and calculated, at the option of the Partnership, on either a floating rate basis, payable monthly or a LIBOR basis, payable at the end of the applicable LIBOR period (1, 2, 3, or 6 months), but no less frequently than quarterly. LIBOR borrowings bear interest at LIBOR for the applicable period plus a margin of 3.00% to 3.75% based on the leverage ratio of the Partnership's amount outstanding under this facility to consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) as defined in the credit agreement. Floating rate borrowings bear interest at a rate per annum that is the higher of bank prime rate or the federal funds rate plus 0.50%, without additional margin. Generally, the Partnership maintains several tranches of LIBOR and floating rate borrowings at any time. In addition, the Partnership pays an annual administration fee and an unused commitment fee of 0.50%. The $400,000,000 facility includes a $20,000,000 sub-line for issuing letters of credit for a fee at a per annum rate equal to the margin for LIBOR borrowings on the average daily undrawn stated amount of each letter of credit issued under the facility. The Partnership paid various loan fees and incurred costs in respect of the Third Amended and Restated Credit Agreement in the amount of $5,059,781 in 2010.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(4) Long-Term Debt (Continued)

        On June 6, 2011, the Partnership made a first amendment to the credit agreement converting each reference to "USA Compression Holdings, LP" to "USA Compression Partners, LP." Additionally, each reference to USA Compression Holdings, LP as a "Texas limited partnership" in the credit agreement or any other loan document shall now mean a reference to USA Compression Partners, LP as a "Delaware limited partnership."

        On November 16, 2011, the Partnership made a second amendment to the credit agreement whereby the aggregate commitment under the facility increased from $400 million to $500 million and reduced the applicable margin for LIBOR loans to a range of 200 to 275 basis points above LIBOR, depending on our leverage ratio. In addition, the unused commitment fee was reduced to 0.375%.

        At December 31, 2011, borrowing availability was $39,002,215. The borrowing base consists of eligible accounts receivable, inventory and compression units. The largest component, representing 96% of the borrowing base at December 31, 2011 and 2010, is eligible compression units—compressor packages that are leased, rented or under service contracts to customers and carried in the financial statements as fixed assets. The Partnership's effective interest rate in effect for all borrowings under its senior debt facility at December 31, 2011 and 2010, respectively, (as adjusted by the interest rate swap referred to in note 4(b) below), was 5.55% and 4.95%, respectively. There were no letters of credit issued at December 31, 2011 and 2010. The Partnership paid various loan fees and incurred costs in respect of the second amendment in the amount of $650,000 in 2011 which were capitalized to loan costs and will be amortized through October 2015.

        The senior debt facility expires in 2015 and the Partnership expects to maintain its facility for the term. The facility is a "revolving credit facility" that includes a "springing" lock box arrangement, whereby remittances from customers are forwarded to a bank account controlled by the Partnership, and the Partnership is not required to use such remittances to reduce borrowings under the facility, unless there is a default or excess availability under the facility is reduced below $20,000,000. As the remittances do not automatically reduce the debt outstanding absent the occurrence of a default or a reduction in excess availability below $20,000,000, the debt has been classified as long-term at December 31, 2011 and 2010.

        The senior debt credit agreement contains various financial, negative and affirmative covenants, including covenants requiring the Partnership to maintain minimum ratios of consolidated cash flow to consolidated fixed charges and a minimum utilization of its compression fleet. In addition, this agreement limits or restricts the Partnership's ability to incur other debt, create liens and make investments and distributions to partners, enter transactions with affiliates and undertake certain fundamental changes, including merger and consolidation, sale of all or substantially all assets, dissolution and liquidation. The Partnership was in compliance with these covenants at December 31, 2011 and 2010.

  (b)    Hedging and Use of Derivative Instruments

        The Partnership has only limited involvement with derivative financial instruments and uses them principally to manage well-defined interest rate risk. Interest rate swap agreements are used to reduce the potential impact of fluctuations in interest rates on variable rate long-term debt. The swaps are not used for trading or speculative purposes.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(4) Long-Term Debt (Continued)

        In November 2008, the Partnership entered into an interest rate swap agreement expiring October 5, 2012 for a notional amount of $75,000,000. The fair value of the interest rate swap was recorded on the balance sheet as a liability of $1,559,198 and $3,265,252 at December 31, 2011 and 2010, respectively.

        In May 2009, the Partnership entered into an interest rate swap agreement expiring June 1, 2012 for a notional amount of $35,000,000. The fair value of this interest rate swap was recorded on the balance sheet as a liability of $277,923 and $765,065 at December 31, 2011 and 2010, respectively. In August 2009, the Partnership entered into an interest rate swap agreement expiring August 1, 2012 for a notional amount of $30,000,000. The fair value of this interest rate swap was recorded on the balance sheet as a liability of $342,928 and $778,255 at December 31, 2011 and 2010, respectively.

        These swap agreements qualified for hedge accounting and were assumed to be perfectly effective prior to the change in control on December 23, 2010, and thus, there was no ineffectiveness to be recorded in earnings. During 2010 and 2009, $1,694,161 and $1,444,689, representing the changes in the fair value of the highly effective portion of the derivative, were recognized in accumulated other comprehensive income. As of December 31, 2010 and 2011, the Partnership does not designate these interest rate swaps as cash flow hedges.

        The swap agreements entitle the Partnership to pay or receive from the counter-party, monthly, the amount by which the counter-party's variable rate (reset monthly) is less than or exceeds the Partnership's fixed rate under the agreements. Under the swaps, the Partnership exchanged fixed rates of 3%, 1.9% and 2.055% on the notional amounts of $75,000,000, $35,000,000 and $30,000,000, respectively, for a floating rate tied to the BBA London Interbank Offering Rate (LIBOR). The swaps minimize interest rate exposure on the revolving senior debt facility, and in effect, convert variable interest payments on the aggregate notional amount to fixed interest payments. Amounts paid or received from the interest rate swap are charged or credited to interest expense and matched with the cash flow and interest expense of the senior debt being hedged, resulting in an adjustment to the effective interest rate. The swap payments (receipts) for the years ended December 31, 2011, 2010 and 2009 were $3,254,047, $3,196,806 and $3,566,246, respectively. As of December 23, 2010 and December 31, 2011 the interest rate swaps were recorded at fair value, and unrealized losses previously recorded in accumulated other comprehensive income related to the instruments, were eliminated. During 2011, interest expense was reduced by $2,628,523 due to changes in fair value of the interest rate swaps.

        Maturities of long term debt:

Year ending December 31:
2012	$39,067
2013	—
2014	—
2015	363,773,468

$363,812,535

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(5) Restructuring Charges

        During the year ended December 31, 2011, the Partnership incurred $300,000 of restructuring charges for severance and retention benefits related to the termination of certain administrative employees. These charges are reflected as restructuring charges in our consolidated statement of operations. We expect to pay these restructuring charges in 2012.

(6) Share-Based Compensation

        Prior to the sale of the Partnership on December 23, 2010 (see note 1), the Partnership had reserved certain partnership interest units as an incentive pool for issuance to its employees or other parties. The awards issued in 2011, 2010 and 2009 under this incentive pool are as follows:

	Total units reserved under incentive pool	Class C interest units
		Grant date fair value per unit	Vested	Unvested	Share based compensation expense
Balance of awards as of December 31, 2009	5,413,505		4,245,136	4,171,704

Expense recorded in 2009					$165,839

Issuance of capital interest units	200,000	$1.22	—	200,000	$81,400
Vesting	—		4,371,704	(4,371,704)	198,006
Settlement of profits interests	5,213,505		(8,616,840)	—	—
Forfeitures	—		—	—	—

Balance of awards as of December 31, 2010	—		—	—

Expense recorded in 2010					$279,406

        Generally, partnership interest unit awards that have vesting contingent on future service conditions are amortized over their applicable vesting period using the straight-line method. For nonvested share awards subject to service and performance conditions, the Partnership is required to assess the probability that such performance conditions will be met. If the likelihood of the performance condition being met is deemed probable, the Partnership will recognize the expense using the straight-line attribution method. The Partnership recognized $110,000 of share based compensation expense for the change in value of vested units granted to one of its officers during 2010. Upon their change in control, all of the profits interests vested and were settled for $3,868,118.

        The Partnership granted certain Class C common interests to two existing Special Limited Partners in 2006. The Partnership did not record any expense related to these awards in 2006 as it was determined that it was not probable that the performance conditions would be met. In June 2007, these Class C common interest awards were modified. The Special Limited Partners exchanged their 0.7% Class C common interest awards for 901,501 Class B units. These units were all unvested at December 31, 2009, and fully vest on March 31, 2016. Due to this modification and as the Partnership had determined that it is probable that the future service condition will be met, share-based compensation expense for the fair value on the date of the modification over the period July 2007 to December 2010 was recorded. The awards to these two Special Limited Partners fully vested upon the change of control that occurred on December 23, 2010. The amount of share-based compensation expense related to the modified awards was $103,029 in 2010 and 2009.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(6) Share-Based Compensation (Continued)

        Fair value of these awards was based on third party valuations of enterprise value of the Partnership. These awards were fully vested and terminated with the sale of Holdings as described in note 1.

        During 2010 and 2011, USA Compression Holdings, LLC has issued to certain employees and members of its management Class B nonvoting units. These Class B units are liability-classified profits interest awards which have a service condition.

        The Class B units are entitled to a cash payment of 10% of net proceeds primarily from a monetization event, as defined under the provisions related to these Class B unit awards, in excess of USA Compression Holdings, LLC's Class A unitholder's capital contributions and an 8% cumulative annual dividend (both of which are due upon a monetization event) to the extent of vested units over total units of the respective class. Each holder of Class B units is then allocated their pro-rata share of the respective class of unit's entitlement based on the number of units held over the total number of units in that class of units. The Class B units vest 25% on the first anniversary date of the grant date and then 25% on each successive anniversary for the next three years (pro-rated by month) subject to certain continued employment. Half of the annual vesting automatically is achieved for certain Class B unitholders when USA Compression Holdings, LLC, or one of its subsidiaries, achieves a defined performance target related to a public offering of securities. The units have no expiry date provided the employee remains employed with USA Compression Holdings, LLC or one of its subsidiaries.

	Class B interest units
	Grant date fair value per unit	Vested	Unvested	Share based compensation expense
Issuance of profit interest units	$—	—	1,000,000
Vesting		—	—
Forfeitures		—	—

Balance of awards as of December 31, 2010		—	1,000,000

Expense recorded in 2010				$—

Issuance of profit interest units	$—	—	187,500
Vesting		250,000	(250,000)
Forfeitures		—	—

Balance of awards as of December 31, 2011		250,000	937,500

Expense recorded in 2011				$—

        Fair value of the Class B units is based on enterprise value calculated by a predetermined formula. As of December 31, 2011, no compensation expense or liability has been recorded related to these Class B units.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(7) Transactions with Related Parties

        For the year ended December 31, 2011, the Partnership incurred $1,000,000 of expenses related to a management fee under an agreement between USA Compression Holdings, LLC and certain of its affiliates. The Partnership does not expect to pay management fees after December 31, 2011.

        On June 8, 2011, the Partnership received repayment for a loan made to an officer of $185,631.

        William Shea, who has served as a director of USA Compression GP, LLC since June 2011, is currently a director and the chief executive officer of the general partner of Penn Virginia Resource Partners, L.P., or PVR. In 2008, PVR acquired the business of one of the Partnership's compression services customers and, after such acquisition, has continued to purchase compression services from the Partnership. For the years ended December 31, 2011 and 2010, subsidiaries of PVR made compression services payments to us of approximately $1.3 million and $1.0 million, respectively.

(8) Commitments and Contingencies

  (a)    Operating Leases

        Rent expense for office space, warehouse facilities and certain corporate equipment for the years ended December 31, 2011, 2010 and 2009 was $783,800, $678,428 and $560,106, respectively. Commitments for future minimum lease payments for non-cancelable leases are as follows:

2012	$471,360
2013	369,140
2014	376,771
2015	359,568
2016	313,374
Thereafter	—

$1,890,213

  (b)    Operating Lease Facility

        On August 4, 2009, the Partnership entered into an operating lease facility with Caterpillar Financial Services Corporation (CFSC), whereby the Partnership had the ability to lease compression equipment with an aggregate value of up to $45,000,000. The Partnership paid commitment and arrangement fees of $200,000. As part of the facility, the Partnership would pay 150bps, amended December 23, 2010 to 220bps, on the value of the equipment for each lease as funded. The facility was available for leases with inception dates up to and including June 30, 2011, subject to renewals at the discretion of CFSC, and mitigates the need to use available capacity under the existing senior debt facility. Each compressor leased under this facility had a lease term of one hundred twenty (120) months with a buyout option of 25% of cost which approximates fair value at the end of the lease term. At the end of the lease term, the Partnership also had an option to extend the lease term for an additional period of sixty (60) months at an adjusted rate equal to the fair market rate at the time. In the event the Partnership elected not to exercise the buyout or renewal option, the equipment was to be returned in a manner fit for use at the end of the lease term. In addition to the fair value buyout

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Notes to Consolidated Financial Statements (Continued)

December 31, 2011, 2010 and 2009

(8) Commitments and Contingencies (Continued)

option at the end of the lease term, early buyout option provisions existed at month sixty (60) and at month eighty four (84) of the one hundred twenty (120) month lease term.

        On December 15, 2011, the Partnership purchased all the compression units previously leased from CFSC for $43 million and terminated all the lease schedules and covenants under the facility. This purchase was funded by additional borrowing under the revolving credit facility. Lease expense under the terms of the facility for the years ended December 31, 2011 and 2010 was $4,053,217 and $2,285,412, respectively. There are no commitments for future minimum lease payments as the lease schedules have been terminated.

  (c)    Major Customers

        The Partnership had revenue from three customers representing 15.9%, 9.2% and 4.4% of total revenue for the year ended December 31, 2011, revenue from two customers representing 18.7% and 6.7% of total revenue for the year ended December 31, 2010, and revenue from two customers representing 19.4% and 8.9% of total revenues for the year ended December 31, 2009.

  (d)    Litigation

        The Partnership may be involved in various claims and litigation arising in the ordinary course of business. In management's opinion, the resolution of such matters is not expected to have a material adverse effect on the Partnership's consolidated financial position, results of operations, or cash flows.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Condensed Consolidated Balance Sheets

September 30, 2012 and December 31, 2011

(unaudited)

	Successor September 30, 2012	Successor December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$6,500	$3,000
Accounts receivable:
Trade	10,567,221	8,872,159
Other	6,150	51,606
Inventory	4,161,695	3,211,463
Prepaid expenses	782,650	1,646,490

Total current assets	15,524,216	13,784,718
Property and equipment, net	586,090,714	456,648,605
Identifiable intangible asset—customer relationships	67,800,000	69,600,000
Identifiable intangible asset—trade names	14,508,000	14,976,000
Goodwill	157,075,195	157,075,195
Other assets	8,825,763	15,791,458

Total assets	$849,823,888	$727,875,976

Liabilities and Partners' Capital
Current liabilities:
Accounts payable	$6,731,724	$10,050,835
Accrued liabilities	8,094,288	4,231,821
Deferred revenue	10,194,724	8,577,789
Current portion of long-term debt	6,768	39,067
Liability from interest rate swaps	81,121	2,180,049

Total current liabilities	25,108,625	25,079,561
Long-term debt	482,136,550	363,773,468
Partners' capital:
Limited partners' capital	340,192,127	336,671,919
General partner's capital	2,386,586	2,351,028

Total partners' capital	342,578,713	339,022,947

Total liabilities and partners' capital	$849,823,888	$727,875,976

See accompanying notes to condensed consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Condensed Consolidated Statements of Operations

Nine Months Ended September 30, 2012 and 2011

(unaudited)

	Successor 2012	Successor 2011
Revenues:
Contract operations	$85,285,373	$68,761,576
Parts and service	1,730,176	1,565,019

Total revenues	87,015,549	70,326,595

Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	27,927,641	28,057,234
Selling, general, and administrative	12,927,236	8,500,658
Depreciation and amortization	30,590,251	24,043,607
Loss on sale of assets	256,836	158,520

Total costs and expenses	71,701,964	60,760,019

Operating income	15,313,585	9,566,576

Other income (expense):
Interest expense	(11,637,172)	(9,423,615)
Other	23,327	17,203

Total other expense	(11,613,845)	(9,406,412)

Net income before income tax expense	3,699,740	160,164
Income tax expense	143,974	111,173

Net income	$3,555,766	$48,991

See accompanying notes to condensed consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Condensed Consolidated Statement of Changes in Partners' Capital

Nine Months Ended September 30, 2012

(unaudited)

	General partners	Limited partners	Total partners' capital
Partners' capital, December 31, 2011	$2,351,028	$336,671,919	$339,022,947
Net income	35,558	3,520,208	3,555,766

Partners' capital, September 30, 2012	$2,386,586	$340,192,127	$342,578,713

See accompanying notes to condensed consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES
(FORMERLY USA COMPRESSION HOLDINGS, LP)

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2012 and 2011

(unaudited)

	Successor 2012	Successor 2011
Cash flows from operating activities:
Net income	$3,555,766	$48,991
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,590,251	24,043,607
Amortization of debt issue costs and other	1,378,590	821,969
Net loss on sale of assets	256,836	158,520
Net gain on change in fair value of interest rate swap	(2,098,928)	(1,850,896)
Changes in assets and liabilities:
Accounts receivable and advances to employees	(1,649,606)	(141,565)
Inventory	(950,232)	1,101,766
Prepaids	863,840	737,694
Other noncurrent assets	(805,942)	(2,143,206)
Accounts payable	(6,145,037)	1,784,620
Accrued liabilities and deferred revenue	5,379,402	4,111,112

Net cash provided by operating activities	30,374,940	28,672,612

Cash flows from investing activities:
Capital expenditures	(148,472,961)	(65,153,184)
Proceeds from sale of property and equipment	1,352,410	774,450

Net cash used in investing activities	(147,120,551)	(64,378,734)

Cash flows from financing activities:
Proceeds from short-term and long-term debt	206,880,158	108,654,968
Payments on short-term and long-term debt	(88,549,375)	(72,859,039)
Financing Costs	(1,581,672)	(89,807)

Net cash provided by financing activities	116,749,111	35,706,122

Increase in cash and cash equivalents	3,500	—
Cash and cash equivalents, beginning of period	3,000	3,000

Cash and cash equivalents, end of period	$6,500	$3,000

Supplemental cash flow information:
Cash paid for interest	$12,241,967	$10,192,910
Cash paid for taxes	$154,785	$155,183

See accompanying notes to condensed consolidated financial statements.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

September 30, 2012 and 2011

(unaudited)

(1) Organization and Summary of Significant Accounting Policies

  (a)    Organization

        USA Compression Partners, L.P., a Texas limited partnership (the Former Partnership), was formed on July 10, 1998. In October 2008, the Partnership entered into several transactions through which the Partnership was reorganized into a holding company, USA Compression Holdings, LP (the Partnership). The owners of the Former Partnership caused the Partnership to be formed as a Texas limited partnership to conduct its affairs as the holding company of an operating and leasing structure of entities. The Former Partnership's owners then transferred their equity interests in the Former Partnership to the Partnership in exchange for identical interests in the Partnership. The Former Partnership became a wholly owned subsidiary of the Partnership, and was converted into USA Compression Partners, LLC, a Delaware, single member, limited liability company (Operating Subsidiary) to continue providing contract compression services to customers of the Former Partnership. Concurrently, the Operating Subsidiary formed a wholly owned subsidiary, USAC Leasing, LLC, as a Delaware limited liability company (Leasing Subsidiary), and agreed to sell its then existing compressor fleet to the Leasing Subsidiary for assumption of debt relating to the then existing fleet. The Leasing Subsidiary agreed to lease the compressor fleet to the Operating Subsidiary for use in providing contract compression services to its customers. The consolidated financial statements as of and for the nine month periods ended September 30, 2012 and 2011 include the accounts of the Partnership, the Operating Subsidiary and the Leasing Subsidiary and all intercompany balances and transactions have been eliminated in consolidation. The Partnership joined the Operating Subsidiary's revolving credit facility as a guarantor and the Leasing Subsidiary joined the revolving credit facility as a co borrower. On June 7, 2011, the Partnership converted from a Texas limited partnership into a Delaware limited partnership and changed its name from USA Compression Holdings, LP to USA Compression Partners, LP.

        The Partnership, together with the Operating Subsidiary and the Leasing Subsidiary, primarily provides natural gas compression services under term contracts with customers in the oil and gas industry, using natural gas compressor packages that it designs, engineers, operates and maintains.

        Partnership net income (loss) is allocated to the partners in proportion to their respective interest in the Partnership.

  (b)    Basis of Presentation

        The unaudited financial information has been prepared on the same basis as the audited consolidated financial statements included in the Partnership's audited financial statements for the year ended December 31, 2011. In the opinion of the Partnership's management, such financial information reflects all adjustments necessary for a fair presentation of the financial position and the results of operations for such interim periods in accordance with GAAP. All inter-company items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the SEC. Therefore, these consolidated financial statements should be read in conjunction with the Partnership's audited consolidated financial statements for the year ended December 31, 2011.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2012 and 2011

(unaudited)

(1) Organization and Summary of Significant Accounting Policies (Continued)

  (c)    Use of Estimates

        The unaudited condensed consolidated financial statements have been prepared in conformity with GAAP, which includes the use of estimates and assumptions by management that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities that exist at the date of the condensed consolidated financial statements. Although these estimates are based on management's available knowledge of current and expected future events, actual results could be different from those estimates.

  (d)    Intangible Assets

        Intangible assets, net consisted of the following.

	Customer Relationships	Trade Names	Total
Balance at December 31, 2011	$69,600,000	$14,976,000	$84,576,000
Amortization	1,800,000	468,000	2,268,000

Balance at September 30, 2012	$67,800,000	$14,508,000	$82,308,000

        As of September 30, 2012, the amortization periods of customer relationships and trade names vary between 25 and 30 years. The expected amortization of the intangible assets for each of the five succeeding years is as follows.

2012 (remaining)	$756,000
2013	3,024,000
2014	3,024,000
2015	3,024,000
2016	3,024,000

  (e)    Fair Value Hierarchy

        Accounting standards on fair-value measurement establish a framework for measuring fair value and stipulate disclosures about fair-value measurements. The standards apply to recurring and nonrecurring financial and non financial assets and liabilities that require or permit fair-value measurements. A new accounting standard became effective for the Partnership on January 1, 2008, for all financial assets and liabilities and recurring non financial assets and liabilities. On January 1, 2009, the standard became effective for non recurring non financial assets and liabilities. Among the required disclosures is the fair-value hierarchy of inputs the Partnership uses to value an asset or a liability. The three levels of the fair-value hierarchy are described as follows:

  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Partnership has the ability to access at the measurement date.

  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2012 and 2011

(unaudited)

(1) Organization and Summary of Significant Accounting Policies (Continued)

  Level 3 inputs are unobservable inputs for the asset or liability.

        At September 30, 2012 and December 31, 2011, the only financial assets and liabilities measured at fair value in the Partnership's consolidated balance sheet on a recurring basis are its interest rate swaps. The following table presents assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value and items for which the fair value option has been elected) at September 30, 2012 and December 31, 2011:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Interest rate derivatives—
September 30, 2012	—	$81,121	—
Interest rate derivatives—
December 31, 2011	—	$2,180,049	—

  (f)    Fair Value of Financial Instruments

        The Partnership's financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, trade accounts payable, notes payable and interest rate swap arrangements. The book values of cash and cash equivalents, trade accounts receivable, and trade accounts payable are representative of fair value due to their short-term maturity. The carrying amounts of notes payable approximates fair value based on the interest rates charged on instruments with similar terms and risks (a level 2 input). The carrying amounts of interest rate swap arrangements are based on valuation models prepared by the derivatives issuer which are intended to approximate current market values.

(2) Trade Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts of $177,192 and $260,598 at September 30, 2012 and December 31, 2011, respectively, is the Partnership's best estimate of the amount of probable credit losses in the Partnership's existing accounts receivable. The Partnership determines the allowance based upon historical write-off experience and specific identification. The Partnership does not have any off-balance-sheet credit exposure related to its customers.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2012 and 2011

(unaudited)

(3) Property and Equipment

        Property and equipment consisted of the following at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Compression equipment	$633,154,192	478,596,628
Furniture and fixtures	389,217	439,514
Automobiles and vehicles	7,404,043	5,640,430
Computer equipment	2,693,422	1,523,150
Leasehold improvements	66,199	53,076

Total	643,707,073	486,252,798
Less accumulated depreciation and amortization	(57,616,359)	(29,604,193)

Total	$586,090,714	456,648,605

        The Partnership has no compressor units with material customer lease/purchase options.

(4) Long-Term Debt

  (a)
  The long-term debt of the Partnership consisted of the following at September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Senior debt	$482,136,550	363,773,468
Various other notes	6,768	39,067

Total debt	482,143,318	363,812,535
Less current portion	6,768	39,067

Long-term debt	$482,136,550	363,773,468

        On June 1, 2012, the Partnership made a third amendment to the credit agreement whereby the aggregate commitment under the facility increased from $500 million to $600 million. At September 30, 2012, this borrowing availability was $91,262,209. The borrowing base consists of eligible accounts receivable, inventory and compression units. The largest component, representing 97% and 96% of the borrowing base at September 30, 2012 and December 31, 2011, respectively, is eligible compression units—compressor packages that are leased, rented or under service contracts to customers and carried in the financial statements as fixed assets. The senior debt facility is evidenced by notes issued to each of several lenders named in the credit agreement, is secured by a first priority lien against the assets of the Partnership and matures on October 5, 2015.

        The senior debt facility expires in 2015 and the Partnership expects to maintain its facility for the term. The facility is a "revolving credit facility" that includes a "springing" lock box arrangement, whereby remittances from customers are forwarded to a bank account controlled by the Partnership, and the Partnership is not required to use such remittances to reduce borrowings under the facility, unless there is a default or excess availability under the facility is reduced below $20,000,000. The

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2012 and 2011

(unaudited)

(4) Long-Term Debt (Continued)

facility qualifies as a refinancing and as such, the debt has been classified as long-term at September 30, 2012 and December 31, 2011.

        The senior debt credit agreement contains various financial, negative and affirmative covenants, including covenants requiring the Partnership to maintain minimum ratios of consolidated cash flow to consolidated fixed charges and a minimum utilization of its compression fleet. In addition, this agreement limits or restricts the Partnership's ability to incur other debt, create liens and make investments and distributions to partners, enter transactions with affiliates and undertake certain fundamental changes, including merger and consolidation, sale of all or substantially all assets, dissolution and liquidation. The Partnership was in compliance with these covenants at September 30, 2012 and December 31, 2011.

        Maturities of long term debt:

Year ending September 30:
2013	6,768
2014	—
2015	—
2016	482,136,550
2017	—

$482,143,318

  (b)    Hedging and Use of Derivative Instruments

        The Partnership has only limited involvement with derivative financial instruments and uses them principally to manage well-defined interest rate risk. Interest rate swap agreements are used to reduce the potential impact of fluctuations in interest rates on variable rate long-term debt. The swaps are not used for trading or speculative purposes.

        In November 2008, the Partnership entered into an interest rate swap agreement expiring October 5, 2012 for a notional amount of $75,000,000. The fair value of the interest rate swap was recorded on the balance sheet as a liability of $81,121 and $1,559,198 at September 30, 2012 and December 31, 2011, respectively.

        In May 2009, the Partnership entered into an interest rate swap agreement that expired June 1, 2012 for a notional amount of $35,000,000. The fair value of this interest rate swap was recorded on the balance sheet as a liability of $277,923 at December 31, 2011. In August 2009, the Partnership entered into an interest rate swap agreement expiring August 1, 2012 for a notional amount of $30,000,000. The fair value of this interest rate swap was recorded on the balance sheet as a liability of $342,928 at December 31, 2011.

        These swap agreements qualified for hedge accounting and were assumed to be perfectly effective prior the change in control on December 23, 2010, and thus, there was no ineffectiveness to be recorded in earnings. As of December 31, 2010, the Partnership does not designate these interest rate swaps as cash flow hedges. The amount of the change in fair value of these swap agreements for the

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2012 and 2011

(unaudited)

(4) Long-Term Debt (Continued)

nine months ended September 30, 2012 and 2011 was $2,098,928 and $1,850,896, respectively, has been reflected as a reduction of interest expense for these periods.

        The swap agreements entitle the Partnership to pay or receive from the counter-party, monthly, the amount by which the counter-party's variable rate (reset monthly) is less than or exceeds the Partnership's fixed rate under the agreements. Under the swaps, the Partnership exchanged fixed rates of 3%, 1.9% and 2.055% on the notional amounts of $75,000,000, $35,000,000 and $30,000,000, respectively for a floating rate tied to the BBA London Interbank Offering Rate (LIBOR). The swaps minimize interest rate exposure on the revolving senior debt facility, and in effect, convert variable interest payments on the aggregate notional amount to fixed interest payments. Amounts paid or received from the interest rate swap are charged or credited to interest expense and matched with the cash flow and interest expense of the senior debt being hedged, resulting in an adjustment to the effective interest rate. As of December 23, 2010 the interest rate swaps were recorded at fair value, and the amounts that were previously recorded in accumulated other comprehensive income related to the instruments, were eliminated.

(5) Share-Based Compensation

        USA Compression Holdings, LLC has issued to certain employees and members of its management Class B nonvoting units. These Class B units are liability-classified profits interest awards which have a service condition.

        The Class B units are entitled to a cash payment of 10% of net proceeds primarily from a monetization event, as defined under the provisions related to these Class B unit awards, in excess of USA Compression Holdings, LLC's Class A unitholder's capital contributions and an 8% cumulative annual dividend (both of which are due upon a monetization event) to the extent of vested units over total units of the respective class. Each holder of Class B units is then allocated their pro-rata share of the respective class of unit's entitlement based on the number of units held over the total number of units in that class of units. The Class B units vest 25% on the first anniversary date of the grant date and then 25% on each successive anniversary for the next three years (pro-rated by month) subject to certain continued employment. Half of the annual vesting automatically is achieved when USA Compression Holdings, LLC, or one of its subsidiaries, achieves a defined performance target related to a public offering of securities. The units have no expiry date provided the employee remains employed with USA Compression Holdings, LLC or one of its subsidiaries.

        As of September 30, 2012, no compensation expense or liability has been recorded related to these Class B units.

(6) Transactions with Related Parties

        For the nine months ended September 30, 2012 and 2011, the Partnership incurred $750,000 and $250,000, respectively, of expenses related to a management fee under an agreement between USA Compression Holdings, LLC and certain of its affiliates.

        On June 8, 2011, the Partnership received repayment for a loan made to an officer of $185,631.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Continued)

September 30, 2012 and 2011

(unaudited)

(6) Transactions with Related Parties (Continued)

        William Shea, who has served as a director of USA Compression GP, LLC since June 2011, is currently a director and the chief executive officer of the general partner of Penn Virginia Resource Partners, L.P., or PVR. In 2008, PVR acquired the business of one of the Partnership's compression services customers and, after such acquisition, has continued to purchase compression services from the Partnership. For the nine months ended September 30, 2012 and 2011, subsidiaries of PVR made compression services payments to us of approximately $1.5 million and $0.9 million, respectively.

(7) Commitments and Contingencies

  (a)    Operating Leases

        Rent expense for office space, warehouse facilities and certain corporate equipment for the nine months ended September 30, 2012 and 2011, was $861,245 and $575,133, respectively. Commitments for future minimum lease payments for noncancelable leases as of September 30 are as follows:

October 1, 2012 to December 31, 2012	$195,472
2013	853,941
2014	823,947
2015	718,783
2016	724,509
2017	641,833
Thereafter	376,766

$4,335,251

  (b)    Major Customers

        The Partnership had revenue from two customers representing 14.3% and 9.9% of total revenue for the nine months ended September 30, 2012 and revenue from two customers representing 16.7% and 9.0% of total revenue for the nine months ended September 30, 2011.

  (c)    Litigation

        The Partnership may be involved in various claims and litigation arising in the ordinary course of business. In management's opinion, the resolution of such matters is not expected to have a material adverse effect on the Partnership's consolidated financial position, results of operations, or cash flows.

APPENDIX A

GLOSSARY OF TERMS

        Adjusted operating surplus:    Adjusted operating surplus for any period consists of:

  •
  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under "—Operating Surplus and Capital Surplus—Operating Surplus"); less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

  •
  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

        Available cash:    For any quarter ending prior to liquidation:

  (a)
  the sum of:

            (1)   all cash and cash equivalents of USA Compression Partners, LP and its subsidiaries on hand at the end of that quarter; and

            (2)   if our general partner so determines all or a portion of any additional cash or cash equivalents of USA Compression Partners, LP and its subsidiaries on hand on the date of determination of available cash for that quarter;

  (b)
  less the amount of cash reserves established by our general partner to:

            (1)   provide for the proper conduct of the business of USA Compression Partners, LP and its subsidiaries (including reserves for future capital expenditures and for future credit needs of USA Compression Partners, LP and its subsidiaries) after that quarter;

            (2)   comply with applicable law or our revolving credit facility or other agreement or obligation to which USA Compression Partners, LP or any of its subsidiaries is a party or its assets are subject; and

            (3)   provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our general partner may not establish cash reserves pursuant to clause (b)(3) immediately above unless our general partner has determined that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for that quarter; and provided, further, that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our general partner so determines.

        Basin:    A geological province on land or offshore where hydrocarbons are generated and trapped.

        Capital account:    The capital account maintained for a partner under the partnership agreement. The capital account of a partner for a common unit, a subordinated unit, an incentive distribution right or any other partnership interest will be the amount which that capital account would be if that common unit, subordinated unit, incentive distribution right or other partnership interest were the only interest in USA Compression Partners, LP, held by a partner.

        Capital surplus:    All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus from the closing of the initial public offering through the end of the quarter immediately preceding that distribution. Any excess available cash distributed by us on that date will be deemed to be capital surplus.

        Closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way, in either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the New York Stock Exchange or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.

        Coal bed formations:    Geological formations in which natural gas is generated and stored within coal seams.

        Conventional basin:    A geological province in which the reservoir and fluid characteristics permit the oil and natural gas to readily flow to the wellbore.

        Cumulative common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        Current market price:    For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        Energy Information Administration (EIA):    The statistical and analytical agency within the U.S. Department of Energy.

        GAAP:    Generally accepted accounting principles.

        Horsepower Utilization.    Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in our fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in our fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided (ii) by total available horsepower less idle horsepower that is under repair.

        Interim capital transactions:    The following transactions if they occur prior to liquidation:

          (a)   borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for items purchased on open account in the ordinary course of business) by USA Compression Partners, LP or any of its subsidiaries;

          (b)   sales of equity interests by USA Compression Partners, LP or any of its subsidiaries;

          (c)   sales or other voluntary or involuntary dispositions of any assets of USA Compression Partners, LP or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements); and

          (d)   capital contributions.

        Multi-stage compression:    A form of natural gas compression which involves sequentially compressing natural gas to achieve incrementally smaller volumes and higher pressures within each stage.

        Natural gas:    A mixture of hydrocarbons (principally methane, ethane, propane, butanes and pentanes), water vapor, hydrogen sulfide, carbon dioxide, helium, nitrogen and other chemicals that occur naturally underground in a gaseous state.

        Natural gas compression:    A mechanical process whereby natural gas is compressed to a smaller volume resulting in a higher pressure.

        Operating expenditures:    All of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner and its affiliates, payments made under interest rate hedge agreements or commodity hedge contracts (provided that (i) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (ii) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, debt service payments and maintenance capital expenditures, provided that operating expenditures will not include:

  •
  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

  •
  payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

  •
  expansion capital expenditures;

  •
  investment capital expenditures;

  •
  payment of transaction expenses relating to interim capital transactions;

  •
  distributions to our partners (including distributions in respect of our incentive distribution rights); or

  •
  repurchases of equity interests except to fund obligations under employee benefit plans.

        Operating surplus.    Operating surplus for any period consists of:

  •
  $             million; plus

  •
  all of our cash receipts after the closing of our initial public offering, excluding cash from interim capital transactions provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

  •
  working capital borrowings made after the end of the period but on or before the date of determination of operating surplus for the period; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction, acquisition or improvement of a capital improvement (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

  •
  cash distributions paid on equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the capital improvements referred to above; less

  •
  all of our operating expenditures after the closing of our initial public offering; less

  •
  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

  •
  all working capital borrowings not repaid within twelve months after having been incurred; less

  •
  any loss realized on disposition of an investment capital expenditure.

        Play:    A geological formation that contains petroleum and/or natural gas.

        Revenue Generating Horsepower.    Revenue generating horsepower is horsepower under contract for which we are billing a customer.

        Riverstone:    Riverstone/Carlyle Global Energy and Power Fund IV, L.P., and affiliated entities, including Riverstone Holdings LLC.

        Shale play:    A geological formation that contains petroleum and/or natural gas in nonporous rock that requires special drilling and completion techniques.

        Subordination period:    Except as described below, the subordination period began on the closing date of our initial public offering and will expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending December 31, 2015, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined above) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the general partner interest; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day after the distribution to unitholders in respect of any quarter, if each of the following has occurred:

  •
  distributions of available cash from operating surplus on each of the outstanding common and subordinated units and the related distribution on the general partner interest equaled or exceeded $            (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

  •
  the "adjusted operating surplus" (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $            (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units on a fully diluted weighted average basis and the related distribution on the general partner interest and incentive distribution rights; and

  •
  there are no arrearages in payment of the minimum quarterly distributions on the common units.

        Tight gas:    Natural gas found in reservoirs with impermeable, hard rock, or in a sandstone or limestone formation that is unusually impermeable and non-porous.

        Throughput:    The volume of natural gas transported or passing through a pipeline, plant, terminal or other facility in an economically meaningful period of time.

        Total available horsepower:    Includes revenue generating horsepower under contract for which we are billing a customer, horsepower in our fleet that is under contract but is not yet generating revenue, horsepower not yet in our fleet that is under contract not yet generating revenue that is subject to a purchase order and idle horsepower, but excludes new horsepower on order that is not yet delivered and for which we do not have a compression services contract.

        Wellhead:    The equipment at the surface of a well used to control the well's pressure; the point at which the hydrocarbons and water exit the ground.

        Working capital borrowings:    Borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, that in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months from sources other than additional working capital borrowings.

USA Compression Partners, LP

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the New York Stock Exchange listing fee, the amounts set forth below are estimates.

SEC registration fee		$8,595
New York Stock Exchange listing fee			*
Printing and engraving expenses			*
Accounting fees and expenses			*
Legal fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous			*

Total	$		*

*
To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. As of the consummation of our initial public offering, the general partner of the registrant will maintain directors and officers liability insurance for the benefit of its directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
3.1†	Certificate of Limited Partnership of USA Compression Partners, LP
3.2†	Form of First Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP
3.3†	Certificate of Formation of USA Compression GP, LLC
3.4†	Second Amended and Restated Limited Liability Company Agreement of USA Compression GP, LLC
5.1**	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1**	Opinion of Latham & Watkins LLP relating to tax matters
10.1†#	Third Amended and Restated Credit Agreement
10.2†	First Amendment to Third Amended and Restated Credit Agreement
10.3†	Second Amendment to Third Amended and Restated Credit Agreement
10.4†	Form of Long Term Incentive Plan of USA Compression Partners, LP
10.5†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and Eric D. Long
10.6†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and Joseph C. Tusa, Jr.
10.7†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and David A. Smith
10.8†	Third Amendment to Third Amended and Restated Credit Agreement
10.9†	Fourth Amended and Restated Credit Agreement
10.10*	Form of Services Agreement
21.1†	List of subsidiaries of USA Compression Partners, LP
23.1	Consent of KPMG LLP
23.2**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.3**	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24.1**	Powers of Attorney (included on the signature page)
99.1**	Consent of Director Nominee, Robert F. End

*
To be filed by amendment.
**
Previously filed.
†
Incorporated by reference to the same numbered exhibit to the Registrant's Registration Statement on Form S-1, File No. 333-174803.
#
Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.

        (b)   Financial Statement Schedules.

        Financial statement schedules are omitted because they are not required or the required information is shown in our financial statements or notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (3)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (5)
  That for purposes of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (6)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7)
  To send to each limited partner at least on an annual basis a detailed statement of any transactions with USA Compression GP or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to USA Compression GP or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

  (8)
  To provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 6, 2012.

USA COMPRESSION PARTNERS, LP
By:	USA Compression GP, LLC, its General Partner
	By:	/s/ ERIC D. LONG Eric D. Long President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on November 6, 2012.

	Signature	Title

/s/ ERIC D. LONG Eric D. Long		President and Chief Executive Officer (Principal Executive Officer) and Director
/s/ JOSEPH C. TUSA, JR. Joseph C. Tusa, Jr.		Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* William H. Shea, Jr.		Director
* Olivia C. Wassenaar		Director
* Andrew W. Ward		Director
*By:	/s/ J. GREGORY HOLLOWAY J. Gregory Holloway Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description
3.1†	Certificate of Limited Partnership of USA Compression Partners, LP
3.2†	Form of First Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP
3.3†	Certificate of Formation of USA Compression GP, LLC
3.4†	Second Amended and Restated Limited Liability Company Agreement of USA Compression GP, LLC
5.1**	Form of Opinion of Latham & Watkins LLP as to the legality of the securities being registered
8.1**	Opinion of Latham & Watkins LLP relating to tax matters
10.1†#	Third Amended and Restated Credit Agreement
10.2†	First Amendment to Third Amended and Restated Credit Agreement
10.3†	Second Amendment to Third Amended and Restated Credit Agreement
10.4†	Form of Long Term Incentive Plan of USA Compression Partners, LP
10.5†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and Eric D. Long
10.6†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and Joseph C. Tusa, Jr.
10.7†	Employment Agreement, dated December 23, 2010, between USA Compression Partners, LLC and David A. Smith
10.8†	Third Amendment to Third Amended and Restated Credit Agreement
10.9†	Fourth Amended and Restated Credit Agreement
10.10*	Form of Services Agreement
21.1†	List of subsidiaries of USA Compression Partners, LP
23.1	Consent of KPMG LLP
23.2**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)
23.3**	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)
24.1**	Powers of Attorney (included on the signature page)
99.1**	Consent of Director Nominee, Robert F. End

*
To be filed by amendment.
**
Previously filed.
†
Incorporated by reference to the same numbered exhibit to the Registrant's Registration Statement on Form S-1, File No. 333-174803.
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Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been separately filed with the Securities and Exchange Commission.